Exhibit 10.50

DEBTOR-IN-POSSESSION CREDIT AGREEMENT

Dated as of April [_____], 2024

Among

ACORDA THERAPEUTICS, INC.,
as Borrower and as Debtor and Debtor-in-Possession,

THE LENDERS PARTY HERETO

and

GLAS USA LLC,
as Administrative Agent

and

GLAS Americas LLC,

as Collateral Agent

TABLE OF CONTENTS

i

v

SCHEDULES

Schedule 1	-	Closing Checklist
Schedule 2	‑	Subsidiary Guarantors & Subsidiary Loan Parties
Schedule 2.01	‑	Commitments
Schedule 2.02(d)	-	Roll-Up Lenders
Schedule 5.01	-	Existence, Qualification and Power; Compliance with Laws
Schedule 5.02	-	Authorizations; No Contravention
Schedule 5.06	-	Litigation
Schedule 5.07(b)	‑	Real Property
Schedule 5.09	-	Environmental Compliance
Schedule 5.10	-	Taxes
Schedule 5.14	‑	Subsidiaries and Other Equity Investments
Schedule 5.17	‑	Intellectual Property, Licenses
Schedule 5.20	‑	Material Contracts
Schedule 7.01(b)	‑	Existing Liens
Schedule 7.02(c)	-	Existing Investments
Schedule 7.03(b)	‑	Surviving Indebtedness
Schedule 7.08	-	Transactions with Affiliates
Schedule 10.02	‑	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Exhibit A‑1	‑‑	Form of Committed Loan Notice
Exhibit A‑2	‑‑	Form of Prepayment Notice
Exhibit B	‑‑	Form of Note
Exhibit C	‑‑	Form of Compliance Certificate
Exhibit D	‑‑	Form of Assignment and Assumption
Exhibit E	‑‑	Form of Officer’s Certificate
Exhibit F	‑‑	Form of Administrative Questionnaire
Exhibit G	--	Form of Interim Order

x

DEBTOR-IN-POSSESSION CREDIT AGREEMENT

This DEBTOR-IN-POSSESSION CREDIT AGREEMENT (this “Agreement”) is entered into as of [_____], 2024 among ACORDA THERAPEUTICS, INC., a Delaware corporation and a debtor and debtor-in-possession under Chapter 11 of the Bankruptcy Code (as hereinafter defined) (the “Borrower”), each Subsidiary Guarantor (together each other Person that executes a joinder agreement and becomes a “Guarantor” hereunder, each a “Guarantor” and collectively, the “Guarantors”) each Lender (as hereinafter defined) from time to time party hereto and GLAS USA LLC, a limited liability company organized and existing under the laws of the State of New Jersey, as administrative agent (in such capacities, together with any successor administrative agent, the “Administrative Agent”) and GLAS Americas, LLC, a limited liability company organized and existing under the laws of the State of New York, as collateral agent for the Lenders (in such capacities, together with any successor collateral agent, the “Collateral Agent”).

PRELIMINARY STATEMENTS

1. On April 1, 2024 (the “Petition Date”), the Borrower and certain of its Subsidiaries (collectively, the “Debtors”) filed in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) a voluntary petition for relief under Chapter 11 of the United States Code (the “Bankruptcy Code”) and have continued in the possession of their assets and in the management of their business pursuant to Sections 1107 and 1108 of the Bankruptcy Code, and such reorganization case is being jointly administered under Case Number [___] (the “Chapter 11 Case”).

2. Prior to the Petition Date, certain of the Lenders and/or certain of their affiliates or controlled funds provided financing to the Borrower, pursuant to those certain 6.00% Convertible Senior Secured Notes due 2024, dated as of December 23, 2019 (the “Prepetition Notes”) among the Borrowers, the guarantors from time to time party thereto, the lenders party thereto from time to time (the “Prepetition Noteholders”), and Wilmington Trust, National Association as administrative agent and collateral agent (the “Prepetition Agent”) (the Prepetition Notes, as amended, restated, amended and restated, supplemented or otherwise modified through the Petition Date, the “Prepetition Indenture” and, together with all related Loan Documents (as defined therein), the “Prepetition Notes Documents”, and the outstanding principal amount of debt under the Prepetition Indenture, the “Prepetition Secured Obligations”).

3. The Borrower has requested that the Lenders party hereto provide a senior secured, “superpriority” debtor-in-possession term loan facility available in multiple draws as set forth herein to the Borrowers in the maximum aggregate original principal amount of $60,000,000, consisting of (i) an interim term loan facility in an aggregate maximum original principal amount of $10,000,000 (the “Interim DIP Loans”) available immediately upon entry of the Interim Order; and (ii) a final delayed draw term loan facility in an aggregate maximum original principal amount of $10,000,000 (the “Final DIP Loans”, such loans, together with the Interim DIP Loans, the “New Money DIP Loans”) (clauses (i) and (ii) hereof, the “New Money DIP Facility”) and (iii) a roll-up facility in the aggregate maximum principal amount of $40,000,000, representing a roll-up of Prepetition Secured Obligations on a two dollars to one dollar basis of the Commitments hereunder made pursuant to the Prepetition Notes Documents (the “Roll-Up Financing”, and such loans the

“Roll-Up Loans”), which shall be included, in the Final Order (clause (iii) hereof, the “Roll-Up DIP Facility” and together with the New Money DIP Facility, the “DIP Facility”).

4. The Guarantors have agreed to guarantee the obligations of the Borrower hereunder and the Borrower and the Guarantors have agreed to secure their respective Obligations by granting to the Administrative Agent, for the benefit of the Secured Parties (as hereinafter defined), a lien on substantially all of their respective assets, in accordance with the priorities provided in the Loan Documents (as hereinafter defined) and the Final Order (as hereinafter defined).

Subject to and upon the terms and conditions set forth herein, the Lenders are willing to make available to the Borrower the “super-priority” debtor-in-possession term loan facility provided for herein:

Article I

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Accounting Changes” means changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or successor thereto or any agency with similar functions).

“Administration Fee” has the meaning specified in Section 2.06(d).

“Administrative Agent” has the meaning specified in the first paragraph of this Agreement and shall include any successor administrative agent appointed in accordance with Section 9.09.

“Administrative Agent’s Office” means, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire substantially in the form of Exhibit F.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, in respect of any Person which, directly or indirectly, controls, is controlled by or is under common control with such Person; and for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” or “under common control with”) means the power to direct or cause the direction of the management and policies of any Person, whether through the ownership of voting Equity Interests or by contract or otherwise;

“Agent” means, individually or collectively, Administrative Agent or Collateral Agent. as applicable.

“Agent Fee Letter” means that certain fee letter by and among GLAS Americas LLC, GLAS USA LLC and the Borrower.

“Agent Parties” has the meaning specified in Section 10.02(f).

“Agent‑Related Persons” means the Administrative Agent, together with its Affiliates, and the officers, directors, employees, agents and attorneys‑in‑fact of such Persons and Affiliates.

“Aggregate Commitments” means the Commitments of all the Lenders. As of the Closing Date, the amount of the Aggregate Commitments is $60,000,000.

“Agreement” has the meaning specified in the introductory paragraph hereto.

“Anti-Corruption Laws” has the meaning specified in Section 5.15(g).

“Anti-Terrorism Law” means any Requirement of Law related to money laundering or financing terrorism, including the PATRIOT Act, and its implementing regulations, The Currency and Foreign Transactions Reporting Act (also known as the Bank Secrecy Act, 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959), the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended), Executive Order 13224 (effective September 24, 2001) and the Money Laundering Control Act of 1986 (18 U.S.C. §§ 1956 and 1957).

“Applicable Lending Office” means for any Lender, such Lender’s office, branch or affiliate designated for the Loans, as notified to the Administrative Agent and the Borrower or as otherwise specified in the Assignment and Assumption pursuant to which such Lender became a party hereto, any of which offices may, subject to the applicable provisions of Article III, be changed by such Lender upon ten (10) days’ prior written notice to the Administrative Agent and the Borrower; provided that for the purposes of the definition of “Excluded Taxes” and Section 3.01, any such change shall be deemed an assignment made pursuant to an Assignment and Assumption.

“Applicable Rate” means a percentage per annum equal to, as of any date of determination, 10.5%.

“Approved Bankruptcy Court Order” means (a) the applicable Financing Order, as such order is in effect from time to time and (b) any other order entered by the Bankruptcy Court that (x) is in form and substance satisfactory to the Required Lenders in all respects, (y) once entered, has not been vacated, reversed or stayed, and (z) has not been amended or modified except in a manner satisfactory to the Required Lenders.

“Approved Budget” means, initially, the Initial Approved Budget, and, following approval of any Supplemental Approved Budget, the “Approved Budget” as defined in and approved pursuant to the Financing Orders.

“Approved Fund” means any Fund that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or Affiliate of an entity that administers, advises or manages a Lender.

“Article 9 Collateral” shall have the meaning assigned to such term in Section 13.01.

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit D.

“Attorney Costs” means and includes, regardless of if any transactions are ever actually consummated, all reasonable and documented fees, out-of-pocket costs, disbursements and expenses and actual disbursements of any law firm or other external legal counsel, limited to one counsel to the Agent (which on the date hereof is King & Spalding LLP) and one counsel to the Lenders (which on the date hereof is King & Spalding LLP) and, to the extent reasonably necessary, local counsel for each of the Agent and the Lenders in any relevant jurisdiction (and, in the event of any actual conflict of interest, additional counsel to the affected parties).

“Attributable Indebtedness” means, at any date, (a) in respect of any Capital Lease Obligation (other than a lease resulting from a Sale Leaseback) of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Sale Leaseback, the lesser of (i) the present value, discounted in accordance with GAAP at the interest rate implicit in the related lease, of the obligations of the lessee for net rental payments over the remaining term of such lease (including any period for which such lease has been extended or may, at the option of the lessor be extended) and (ii) the fair market value of the assets subject to such transaction.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto.

“Bankruptcy Court” has the meaning specified in the Preliminary Statements hereto.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized or required to close under the Laws of, or are in fact closed in, the State of New York.

“Capital Lease” means, with respect to any Person, any leasing or similar arrangement conveying the right to use any property, whether real or personal property, or a combination thereof, by that Person as lessee that, in conformity with GAAP, is required to be accounted for as a capital lease on the balance sheet of such Person.

“Capital Lease Obligation” means, with respect to any Person, all monetary or financial obligations of such Person and its Subsidiaries under any Capital Leases, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date on which such lease may be terminated by the lessee without payment of a penalty.

“Carve-Out” means the “Carve-Out” as defined in the Financing Orders.

“Cash Equivalents” means any of the following: (a) readily marketable direct obligations of the Government of the United States or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of the Government of the United States, (b) insured certificates of deposit of or time deposits with any commercial bank that is a Lender or any other domestic commercial bank having capital and surplus in excess of $500,000,000 maturing not more than one year after the date of issuance, (c) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than thirty (30) days, with respect to securities issued or fully guaranteed or insured by the Government of the United States, (d) securities with maturities of three hundred and sixty-five (365) days or less from the date of acquisition that are issued or fully guaranteed by any state, district or territory of the United States, by any political subdivision or taxing authority of any such state, district or territory or by any foreign government, the securities of which state, district or territory, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s, (e) commercial paper maturing not more than two hundred and seventy (270) days from the date of issue and issued by a corporation (other than an Affiliate of any Loan Party) organized under the laws of any state of the United States of America or of the District of Columbia and, at the time of acquisition thereof, rated A 2 or higher by S&P, P 2 or higher by Moody’s or F2 or higher by Fitch, (f) money market mutual or similar funds that invest substantially all of their assets in one or more type of securities satisfying the requirements of clauses (a) through (e) of this definition, (g) Investments, classified in accordance with GAAP as current assets of the Borrower or any of its Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, as amended, which are administered by financial institutions having capital of at least $500,000,000, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a) and (b) of this definition, (h) agencies (LSE’s), State (municipal bonds), or corporate bonds having a long term rating of at least A- or A3 from S&P, Moody’s or Fitch, having maturities of not more than fifteen (15) months from the date of acquisition and (i) money market funds having a rating of AAAm/Aaa or better from S&P, Moody’s or Fitch.

“Casualty Event” means any casualty, loss, damage, destruction or other similar loss with respect to real or personal property or improvements.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

“Change in Law” means (a) the adoption of any law, treaty, order, policy, rule or regulation after the date of this Agreement, (b) any change in any law, treaty, order, policy, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) the making or issuance of any guideline, request or directive issued or made after the date hereof by any central bank or other Governmental Authority (whether or not having the force of law); provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in implementation thereof and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“Change of Control” means the occurrence of any of the following events:

(a) any direct or indirect Subsidiary of the Borrower on the Closing Date shall cease to be a Wholly‑owned direct or indirect Subsidiary of the Borrower; or

(b) any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) shall have (x) acquired beneficial ownership or control of 25% or more on a fully diluted basis of the voting and/or economic interest in the Equity Interests of the Borrower; or (y) obtained the power (whether or not exercised) to elect a majority of the members of the board of directors (or similar governing body) of the Borrower;

For the avoidance of doubt the proposal or entry into (but not the consummation of the transactions pursuant to) the definitive documents contemplated by the Restructuring Support Agreement shall not constitute a Change of Control.

“Chapter 11 Case” has the meaning specified in the Preliminary Statements hereto.

“Closing Date” means the date on which all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means a collective reference to all property required to be pledged to the Collateral Agent, for the benefit of the Secured Parties, to secure all or part of the Obligations pursuant to the Collateral Documents or the applicable Financing Order; provided that “Collateral” shall include the collective reference to Article 9 Collateral and Pledged Collateral.

“Collateral Agent” has the meaning specified in the first paragraph of this Agreement and shall include any successor agent appointed in accordance with Section 9.09.

“Collateral Documents” means, collectively, the applicable Financing Order (with respect to the granting of Liens thereunder), this Agreement, and, to the extent required hereunder or reasonably requested by the Administrative Agent (at the direction of the Required Lenders) and the Lenders, any mortgages, any collateral assignments, any security agreements, pledge agreements, control agreements or other similar agreements, or any supplements to any of the foregoing, in each case delivered to the Administrative Agent and the Lenders in connection with this Agreement or any other Loan Document or any transaction contemplated hereby or thereby to secure or guarantee the payment of any part of the Obligations or the performance of any Loan Party’s other duties and obligations under the Loan Documents. The Collateral Documents shall supplement, and shall not limit, the grant of a Lien on the Collateral pursuant to this Agreement or the applicable Financing Order.

“Commitment” means, as to each Lender, its obligations to make Loans pursuant to Section 2.01 in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 hereto under the caption “Commitment”. Commitments will reduce on a dollar for dollar basis once advanced.

“Commitment Expiration Date” means the earliest to occur of (i) the date on which the entire amount of the Aggregate Commitments has been drawn and (ii) the date on which the Aggregate Commitments have been terminated pursuant to this Agreement and the applicable Financing Order.

“Commitment Fee” has the meaning provided in Section 2.06(a).

“Committed Loan Notice” means a notice of borrowing substantially in the form of Exhibit A‑1.

“Communications” has the meaning specified in Section 10.02(e).

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Confirmation Order” means the “Confirmation Order” as defined in the Restructuring Support Agreement.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Copyright License” shall mean any written agreement, now or hereafter in effect, granting any right to any Pledgor under any Copyright now or hereafter owned by any other person, and all rights of any Pledgor under any such agreement (including, without limitation, any such rights that such Pledgor has the right to license).

“Copyright Security Agreement” means any Copyright Security Agreement, in form and substance satisfactory to Required Lenders.

“Copyrights” shall mean all of the following which any Pledgor now or hereafter owns or in which any Pledgor now or hereafter has an interest (pursuant to a Copyright License or otherwise): (a) all copyright rights in any work subject to the copyright laws of the United States or any other country, whether as author, assignee, transferee or otherwise, whether registered or unregistered, (b) all registrations and applications for registration of any such Copyright in the United States or any other country, including registrations, supplemental registrations and pending applications for registration in the United States Copyright Office and the right to obtain all renewals thereof, including those listed on Schedule 5.17, (c) all claims for, and rights to sue for, past or future infringements of any of the foregoing and (d) all income, royalties, damages and payments now or hereafter due and payable with respect to any of the foregoing, including damages and payments for past or future infringement thereof.

“Credit Agreement” shall have the meaning assigned to such term in the preliminary statement of this Agreement.

“Debtors” has the meaning set forth in the recitals hereto.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to the Applicable Rate plus 2.0% per annum to the fullest extent permitted by applicable Laws.

“Defaulting Lender” means any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state, federal or foreign regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-in Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to the Borrower and each Lender.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition of any asset or property by any Person (including any Sale Leaseback and any sale of Equity Interests).

“Disqualified Equity Interests” means, with respect to any Person, any Equity Interest of such Person which, by its terms, or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable, or upon the happening of any event or condition, (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety one (91) days after the Maturity Date then in effect; provided that, if such Equity Interests are issued pursuant to a plan for the benefit of employees of the Borrower or any of its Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by the Borrower or any of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.07(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 10.07(b)(iii)).

“Environmental Action” means any action, suit, demand, demand letter, claim, notice of non‑compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating to any Environmental Law, any Environmental Permit or Hazardous Material or arising from alleged injury or threat to health and safety as it relates to any Hazardous Material or the environment, including, without limitation, (a) by any Governmental Authority for enforcement, cleanup, removal, response, remedial or other actions or damages relating to Releases of Hazardous Materials or actual or alleged violations of Environmental Laws and (b) by any Governmental Authority or third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Laws” means any and all federal, provincial, local and foreign statutes, laws, regulations, ordinances, rules, decrees or other governmental restrictions of legal effect relating to the environment, to the release of any Hazardous Materials into the environment or to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials but only to the extent such Environmental Laws are legally applicable to any Loan Party pursuant to any Environmental Law.

“Environmental Liability” in respect of any Person, any and all legal obligations and liabilities under Environmental Laws for any Release caused by such Person or which is discovered or uncovered during the ownership or control of any real property by such Person and which adversely impacts any Person, property or the environment whether or not caused by a breach of applicable laws (including Environmental Laws).

“Environmental Permit” means any permit, approval, hazardous waste identification number, license or other authorization issued by or submitted to a Governmental Authority required under any Environmental Law.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time and Treasury regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is under common control with any Loan Party and is treated as a single employer within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Loan Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations at any facility of any Loan Party or ERISA Affiliate as described in Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Loan Party or any ERISA Affiliate from a Multiemployer Plan, notification of any Loan Party or ERISA Affiliate concerning the imposition of withdrawal liability or notification that a Multiemployer Plan is insolvent or is in reorganization within the meaning of Title IV of ERISA (or that is in endangered or critical status, within the meaning of Section 305 of ERISA); (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or any ERISA Affiliate; (g) a determination that any Pension Plan is, or is expected to be, in “at‑risk” status (within the meaning of Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code); or (h) the conditions for imposition of a lien under Section 303(k) of ERISA shall have been met with respect to any Pension Plan.

“Erroneous Payment” has the meaning assigned to it in Section 9.15(a).

“Erroneous Payment Deficiency Assignment” has the meaning assigned to it in Section 9.15(d)(i).

“Erroneous Payment Impacted Class” has the meaning assigned to it in Section 9.15(d)(i).

“Erroneous Payment Return Deficiency” has the meaning assigned to it in Section 9.15(d)(i).

“Erroneous Payment Subrogation Rights” has the meaning assigned to it in Section 9.15(e).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning specified in Section 8.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Excluded Account” shall mean any Deposit Account or Securities Account that (a) is solely used for the purpose of (x) making payroll and withholding tax payments related thereto and other employee wage and benefits payments and accrued and unpaid employee compensation payments (including salaries, wages, benefits, and expense reimbursements, 401(k) and other retirement plans and employee benefits, including rabbi trusts for deferred compensation and health care benefits), (y) paying taxes, including sales taxes or (z) the Professional Fee Escrow Account (as defined in the applicable Financing Order), or (b) is a fiduciary or trust account or otherwise held exclusively for the benefit of an unaffiliated third party.

“Excluded Collateral” shall have the meaning assigned to such term in Section 13.01.

“Excluded Equity Interests” shall have the meaning assigned to such term in Section 12.01.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 3.07(b) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.01, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(g) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Excluded Subsidiary” means Biotie Therapies GmbH, a German limited liability company, and Acorda Therapeutics Ireland Limited, an Irish company.

“Existing Agreements” means, the Prepetition Notes Documents.

“Exit Fee” has the meaning specified in Section 2.06(b).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities entered into in connection with the implementation of the foregoing.

“Final DIP Loan Commitment” means, with respect to each Lender holding an Interim DIP Loan Commitment, the commitment of such Lender to make an Final DIP Loan, which commitment is in the amount set forth opposite such Lender’s name on Schedule 2.01 hereto under the caption “Final DIP Loan Commitment.” The aggregate amount of the Final DIP Loan Commitments on the Closing Date shall be the lesser of (a) $10,000,000 and (b) such amount as approved by the Bankruptcy Court authorizing Final DIP Loan Commitments pursuant to the Final Order.

“Final DIP Loans” has the meaning specified in the Preliminary Statements hereto; provided that such Loans shall be in one or more drawings, but in any event the Final DIP Loans shall not exceed two drawings in aggregate, and shall be in an aggregate principal amount not to exceed the aggregate Final DIP Loan Commitments.

“Final Order” means the order or judgment of the Bankruptcy Court as entered on the docket of the Bankruptcy Court substantially in the form of Interim Order, inter alia, (a) approving on a final basis this Agreement and the other Loan Documents, (b) authorizing the incurrence by the Loan Parties of the post-petition secured indebtedness under this Agreement, (c) approving the payment by the Loan Parties of the fees contemplated by this Agreement and the other Loan Documents, (d) authorizing on a final basis the Loan Parties to use cash collateral (as defined in the Bankruptcy Code), and (b) granting the Prepetition Noteholders certain adequate protection, among other related relief, which order or judgment is in effect and not stayed, and as the same may be amended, supplemented or modified from time to time after entry thereof with the consent of the Required Lenders.

“Final Sale Order” has the meaning set forth in the applicable Financing Order.

“Financial Advisor” means Perella Weinberg Partners, in its capacity as financial advisor to the Lenders and their counsel solely with respect to the Loan Documents.

“Financing Orders” means, collectively, the Interim Order and the Final Order.

“Fiscal Year” means the fiscal year of the Borrower and its Subsidiaries, ending on December 31 of each calendar year.

“Fitch” means Fitch Ratings, Inc. and its successors.

“Foreign Lender” means (a) if the borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is a resident or organized under the laws of a jurisdiction other than that in which the Borrower is a resident for tax purposes.

“Foreign Subsidiary” means any direct or indirect Subsidiary of the Borrower organized outside the United States.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than an individual) that is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time.

“Governmental Authority” means any nation or government, any provincial, state, local, municipal or other political subdivision thereof, and any entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Governmental Authorization” means any authorization, approval, consent, franchise, license, covenant, order, ruling, permit, certification, exemption, notice, declaration or similar right, undertaking or other action of, to or by, or any filing, qualification or registration with, any Governmental Authority.

“Granting Lender” has the meaning specified in Section 10.07(f).

“Guarantee Obligations” means, with respect to any Person, any obligation or arrangement of such Person to guarantee or intended to guarantee any Indebtedness or other payment obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, (a) the direct or indirect guarantee, endorsement (other than for collection or deposit in the ordinary course of business), co‑making, discounting with recourse or sale with recourse by such Person of the Obligation of a primary obligor, (b) the obligation to make take‑or‑pay or similar payments, if required, regardless of non-performance by any other party or parties to an agreement or (c) any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof. The amount of any Guarantee Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Guarantee Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder), as determined by such Person in good faith.

“Guarantors” means the has the meaning specified in the Preliminary Statements hereto.

“Hazardous Materials” means any material, substance or waste that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous”,

“toxic”, a “pollutant”, a “contaminant”, a “deleterious substance”, “dangerous goods”, “radioactive” or words of similar meaning or effect, including petroleum and its by‑products, asbestos, polychlorinated biphenyls, radon, greenhouse gases, mold, urea formaldehyde insulation, chlorofluorocarbons and all other ozone‑depleting substances.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding in each case (i) accounts payable and other accrued liabilities incurred in the ordinary course of business not past due for more than ninety (90) days after its stated due date (except for accounts payable contested in good faith), (ii) any earn-out obligation until such obligation is both required to be reflected as a liability on the balance sheet of such Person in accordance with GAAP and not paid after becoming due and payable and (iii) deferred or equity compensation arrangements entered into in the ordinary course of business and payable to directors, officers or employees), (e) all Indebtedness (excluding prepaid interest thereon) of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed but, in the case of Indebtedness which is not assumed by such Person, limited to the lesser of (x) the amount of such Indebtedness and (y) the fair market value of such property, (f) all Attributable Indebtedness of such Person, (g) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty (excluding the portion thereof that has been fully cash collateralized in a manner permitted by this Agreement), (h) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, surety bonds and performance bonds, whether or not matured, (i) all obligations of such Person in respect of Disqualified Equity Interests and (j) all guarantees by such Person in respect of any of the foregoing. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is directly liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. Anything herein to the contrary notwithstanding, obligations in respect of any Indebtedness that has been irrevocably defeased (either covenant or legal) or satisfied and discharged pursuant to the terms of the instrument creating or governing such Indebtedness shall not constitute Indebtedness.

“Indemnified Liabilities” has the meaning specified in Section 10.05(a).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitees” has the meaning specified in Section 10.05(a).

“Information” has the meaning specified in Section 10.08.

“Initial Approved Budget” means the “Initial Approved Budget” as defined in the Financing Orders.

“Intellectual Property” has the meaning specified in Section 5.17.

“Interim DIP Loan Commitment” means, with respect to each Lender holding an Interim DIP Loan Commitment, the commitment of such Lender to make an Interim DIP Loan, which commitment is in the amount set forth opposite such Lender’s name on Schedule 2.01 hereto under the caption “Interim DIP Loan Commitment.” The aggregate amount of the Interim DIP Loan Commitments on the Closing Date shall be the lesser of (a) $10,000,000 and (b) such amount as approved by the Bankruptcy Court authorizing Interim DIP Loan Commitments pursuant to the Interim Order.

“Interim DIP Loans” has the meaning specified in the Preliminary Statements hereto; provided that such Loans shall be made on the Closing Date, and shall be in an aggregate principal amount not to exceed the aggregate Interim DIP Loan Commitments.

“IP Agreements” shall mean all Copyright Licenses, Patent Licenses, Trademark Licenses, and all other material agreements relating to the license, development, use or disclosure of any Intellectual Property to which a Pledgor, now or hereafter, is a party or beneficiary, including, without limitation, the agreements set forth on Schedule 5.17 hereto.

“Interest Payment Date” means the last Business Day of each calendar month, commencing April 30, 2024, and the Maturity Date.

“Interest Period” means, with respect to each Loan, a period commencing on the date of the making of such Loan and ending one month thereafter; provided, however, that (a) if any Interest Period would end on a day that is not a Business Day, such Interest Period shall be extended (subject to clauses (c)-(d) below) to the next succeeding Business Day, (b) any Interest Period that would end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (c) with respect to an Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last Business Day of the calendar month that is one month after the date on which the Interest Period began, as applicable, and (d) the Borrower may not elect an Interest Period which will end after the Maturity Date.

“Interim Order” means the order or judgment of the Bankruptcy Court as entered on the docket of the Bankruptcy Court with respect to the Chapter 11 Case substantially in the form of Exhibit G, inter alia, (a) authorizing, on an interim basis, the Loan Parties to use cash collateral (as defined in the Bankruptcy Code), and (b) granting the Prepetition Noteholders certain adequate protection, among other related relief, which order or judgment is in effect and not stayed, and as the same may be amended, supplemented or modified from time to time after entry thereof with the consent of the Required Lenders.

“Investment” in any Person, means any loan or advance to such Person, any purchase or other acquisition of any voting Equity Interests or other Equity Interests or

Indebtedness or the assets comprising a division or business unit or a substantial part or all of the business of such Person, any capital contribution to such Person or any other direct or indirect investment in such Person.

“IRS” means the United States Internal Revenue Service.

“Laws” means, collectively, all international, foreign, federal, state, provincial and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“Lender” means any Lender that may be a party to this Agreement from time to time, including its successors and assigns as permitted hereunder (each of which is referred to herein as a “Lender”).

“Lien” means any assignment, mortgage, charge, pledge, lien, encumbrance, title retention agreement (including Capital Leases but excluding operating leases) or any other security interest whatsoever, howsoever created or arising, whether fixed or floating, legal or equitable, perfected or not, but specifically excludes any legal, contractual or equitable right of set‑off.

“Loan” means an extension of credit by a Lender to the Borrower under Article II, which shall include (a) the Interim DIP Loans, (b) the Final DIP Loans and (c) following the Roll-Up Effective Time, the deemed extensions of credit under Section 2.02(d) in the form of Roll-Up Loans, and “Loan” means any of such Loans.

“Loan Documents” means, collectively, (i) the Collateral Documents, (ii) the Notes, (iii) any agency fee letter entered into between the Borrower and the Agent in connection with this Agreement and the other Loan Documents, (v) the Financing Orders and (vi) all other instruments and documents delivered from time to time by or on behalf of the Borrower or any of its Subsidiaries in connection herewith or therewith.

“Loan Parties” or “Loan Party” means, collectively or individually as the context may require, the Borrower and each Guarantor.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, assets, liabilities (actual or contingent), financial condition of the Borrower and its Subsidiaries, taken as a whole, except as a result of (i) the commencement of the Chapter 11 Case or the events and conditions related and/or leading up thereto, (ii) the effects that customarily result from the commencement of a Chapter 11 Case (including the issuance of the Financing Orders), or (iii) any defaults under agreements as a result of the commencement of the Chapter 11 Case that have no effect under the terms of the Bankruptcy Code; (b) a material impairment of the ability of any Loan Party or its Subsidiaries to perform its obligations under any Loan Document to which it is a party; (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party; or (d) a material impairment of the Agent’s or the Lenders’ ability to enforce the Obligations or realize upon the Collateral.

“Material Contracts” means any Contractual Obligation of any Loan Party the failure to comply with which, or the termination (without contemporaneous replacement) of which, could reasonably be expected to have a Material Adverse Effect or otherwise result in liabilities in excess of $500,000.

“Maturity Date” means, the earliest to occur of (i) the date that is one hundred and eighty (180) calendar days after the Petition Date, (ii) if the Final Order has not been entered, twenty nine (29) calendar days after the Petition Date, (iii) the acceleration of the Loans and the termination of the Commitments upon the occurrence, and during the continuance of an Event of Default, (iv) the effective date of any Chapter 11 plan, (v) the date the Bankruptcy Court converts any of the Chapter 11 Case to a case under chapter 7 of the Bankruptcy Code, (vi) the date the Bankruptcy Court dismisses any of the Chapter 11 Case, (vii) the date of the entry of the Final Sale Order by the Bankruptcy Court, (viii) the Final Sale Order and (ix) the date an order is entered in any bankruptcy case appointing a Chapter 11 trustee or examiner.

“Milestone” has the meaning assigned to such term in the then applicable Financing Order.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Net Cash Proceeds” means:

(a) with respect to the Disposition of any asset by any Loan Party or any Casualty Event the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such Disposition or Casualty Event (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received and, with respect to any Casualty Event, any insurance proceeds or condemnation awards in respect of such Casualty Event actually received by or paid to or for the account of the Borrower or any of its Subsidiaries) over (ii) the sum of (A) the principal amount of any Indebtedness permitted by this Agreement that is secured by a lien (other than a Lien on the Collateral that is subordinated or junior to the Liens securing the Obligations) by the asset subject to such Disposition or Casualty Event and that is repaid (and is timely repaid) in connection therewith (other than Indebtedness under the Loan Documents), (B) the reasonable out‑of‑pocket expenses actually incurred and paid by the Borrower or any of its Subsidiaries in connection with such Disposition or Casualty Event (including, reasonable and documented attorney’s, accountant’s and other similar professional advisor’s fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant, and other customary fees) to third parties (other than the Loan Parties or any of their

Affiliates), (C) taxes paid or reasonably estimated to be actually payable or that are actually accrued in connection therewith with respect to the current tax year as a result of any gain recognized in connection therewith by such Person or any of the direct or indirect stockholders thereof and attributable to such Disposition or Casualty Event; provided that, if the amount of any estimated taxes pursuant to this subclause (C) exceeds the amount of taxes actually required to be paid in cash, the aggregate amount of such excess shall constitute Net Cash Proceeds and (D) any reasonable reserve actually maintained in respect of (x) the sale price of such asset or assets established in accordance with GAAP, and (y) any liabilities associated with such asset or assets and retained by the Borrower or any of its Subsidiaries after such sale or other Disposition thereof, including pension and other post‑employment benefit liabilities and liabilities related against any indemnification obligations associated with such transaction and it being understood that “Net Cash Proceeds” shall include any cash or Cash Equivalents (1) received upon the Disposition of any non‑cash consideration received by such Person in any such Disposition, and (2) received upon the reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount) of any reserve described in subclause (D) above or, if such liabilities have not been satisfied in cash and such reserve not reversed within two years after such Disposition or Casualty Event, the amount of such reserve, in each case of subclauses (A) through (D) above, to the extent approved by the Bankruptcy Court (if such approval is necessary pursuant to the Bankruptcy Code); and

(b) with respect to the incurrence or issuance of any Indebtedness by the Borrower or any of its Subsidiaries not permitted under Section 7.03, the excess, if any, of (i) the sum of the cash received in connection with such incurrence or issuance over (ii) the investment banking fees, underwriting discounts, commissions, costs and other out‑of‑pocket expenses and other customary expenses (including reasonable attorney’s, accountant’s and other similar professional advisor’s fees), incurred by such Loan Party in connection with such incurrence or issuance to third parties (other than the Loan Parties or any of their Affiliates), in the case of the foregoing clause (ii), to the extent approved by the Bankruptcy Court (if such approval is necessary pursuant to the Bankruptcy Code)

“New Money DIP Facility” has the meaning assigned to such term in the recitals to this Agreement.

“New Money DIP Loans” has the meaning assigned to such term in the recitals to this Agreement.

“New York UCC” shall mean the Uniform Commercial Code as from time to time in effect in the State of New York; provided, however, that in the event that, by reason of mandatory provisions of law, any or all of the perfection or priority of, or remedies with respect to, any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “New York UCC” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions hereof relating to such perfection, priority or remedies.

“Non‑Consenting Lender” has the meaning specified in Section 3.07(c).

“Note” means a promissory note of the Borrower payable to a Lender or its assigns, substantially in the form of Exhibit B hereto, evidencing the aggregate Indebtedness of the Borrower owing to such Lender resulting from the Loans made by such Lender.

“NPL” means the National Priorities List under CERCLA.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising. Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents include the obligation (including Guarantee Obligations) to pay principal, interest, reimbursement obligations, charges, expenses, fees (including pursuant to the Agent Fee Letter), Attorney Costs, any Loan Party’s obligations to pay, discharge and satisfy subrogation rights in connection with any the Erroneous Payment Subrogation Rights, indemnities, and other amounts payable by any Loan Party under any Loan Document.

“Organization Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws; (b) with respect to any limited liability company, the certificate and/or articles of formation, incorporation, association or organization and, if applicable, operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, declaration, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.07(b)).

“Participant” has the meaning specified in Section 10.07(d).

“Participant Register” has the meaning specified in Section 10.07(d).

“Patent License” shall mean any written agreement, now or hereafter in effect, granting to any Pledgor any right under any Patent, now or hereafter owned by any other person

(including, without limitation, any such rights that such Pledgor has the right to license) and all rights of any Pledgor under any such agreement.

“Patent Security Agreement” means any Patent Security Agreement, in form and substance satisfactory to Required Lenders.

“Patents” shall mean all of the following which any Pledgor now or hereafter owns or in which any Pledgor now or hereafter has an interest (pursuant to a Patent License or otherwise): (a) all letters patent of the United States or the equivalent thereof in any other country or jurisdiction, including those listed on Schedule 5.17, and all applications for letters patent of the United States or the equivalent thereof in any other country or jurisdiction, including those listed on Schedule 5.17, (b) all provisionals, reissues, extensions, continuations, divisions, continuations-in-part, reexaminations or revisions thereof, and the inventions disclosed or claimed therein, including the right to make, use, import, offer for sale and/or sell the inventions or designs disclosed or claimed therein, (c) all claims for, and rights to sue for, past or future infringements of any of the foregoing and (d) all income, royalties, damages and payments now or hereafter due and payable with respect to any of the foregoing, including damages and payments for past or future infringement thereof.

“Payment Recipient” has the meaning assigned in Section 9.15(a).

“PBGC” means the Pension Benefit Guaranty Corporation (or any successor thereof).

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA) other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Loan Party or any ERISA Affiliate or to which any Loan Party or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time since January 1, 2003.

“Permitted Liens” has the meaning specified in Section 7.01.

“Permitted Variances” means the “Permitted Variances” as defined in the Financing Orders.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Petition Date” has the meaning specified in the Preliminary Statements hereto.

“PIK Interest” has the meaning set forth in Section 2.05(a).

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by any Loan Party or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Platform” has the meaning specified in Section 10.02(e).

“Pledged Collateral” shall have the meaning assigned to such term in Section 12.01.

“Pledged Debt Securities” shall have the meaning assigned to such term in Section 12.01.

“Pledged Equity Interests” shall have the meaning assigned to such term in Section 12.01.

“Pledged Securities” shall mean any promissory notes, stock certificates or other certificated securities now or hereafter included in the Pledged Collateral, including all certificates, instruments or other documents representing or evidencing any Pledged Collateral.

“Pledgor” shall mean the Borrower and each Subsidiary Loan Party.

“Prepayment Notice” means a notice of prepayment in respect of any voluntary or mandatory prepayment in substantially the form of Exhibit A‑2.

“Pro Rata Share” means, with respect to each Lender at any time a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Commitment of such Lender at such time and the denominator of which is the amount of the Aggregate Commitments at such time; provided that if the Aggregate Commitments have been terminated, then the Pro Rata Share of each Lender shall be determined based on the outstanding principal amount of the Loans held by such Lender divided by the aggregate principal amount of all outstanding Loans held by all Lenders.

“Proceeding” has the meaning specified in Section 10.05(a).

“Professional Persons” means professionals or professional firms retained by the Debtors, Lenders and any official committee of creditors.

“Public Lender” has the meaning specified in Section 10.02(h).

“Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.

“Recipient” means the Agent or any Lender, as applicable.

“Register” has the meaning specified in Section 10.07(c).

“Registered” means, with respect to Intellectual Property, issued by, registered with, renewed by or the subject of a pending application before any Governmental Authority or Internet domain name registrar.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, leeching or migration of any Hazardous Material in or into the environment (including the abandonment or disposal of any barrels, tanks, containers or receptacles containing any Hazardous Material), or out of any vessel or facility, including the movement of any Hazardous Material through the air, soil, subsoil, surface, water, ground water, rock formation or otherwise.

“Reportable Event” means with respect to any Plan any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, other than events for which the thirty (30) day notice period has been waived that could reasonably be expected to result in a material liability for a Loan Party.

“Required Lenders” means, as of any date of determination, Lenders holding more than 50% of the aggregate principal amount of all outstanding Loans and unused Commitments at such time. provided that the unused Commitments of, and the portion of the Aggregate Commitments held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lender.

“Requirement of Law” means, as to any Person, any law (including common law), statute, ordinance, treaty, rule, regulation, order, decree, judgment, writ, injunction or settlement agreement, requirement or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer or, except for purposes of Sections 6.02 or 6.03, any other similar officer or a Person performing similar functions of a Loan Party (and, as to any document delivered on the Closing Date, to the extent permitted or required by the terms of this Agreement, any secretary or assistant secretary of a Loan Party). Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any:

(a) dividend or other distribution (whether in cash, securities or other property) or any payment (whether in cash, securities or other property), in each case, with respect to any capital stock or other Equity Interest of any Person or any of its Subsidiaries, including any sinking fund or similar deposit, on account of the purchase, retraction, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to any Person’s stockholders, partners or members (or the equivalent of any thereof and including any thereof acquired through the exercise of warrants or rights of conversion, exchange or purchase); and

(b) payment of any management or similar type fees by a Loan Party or its Subsidiary to any Affiliate thereof.

“Restricting Information” has the meaning assigned to such term in Section 10.02(i).

“Restructuring Support Agreement” means the Restructuring Support Agreement dated as of April 1, 2024, by and among [______].

“Roll-Up DIP Facility” has the meaning assigned to such term in the recitals to this Agreement.

“Roll-Up Effective Time” means, as applicable, the moment in time with respect to the Roll-Up Financing, immediately following the entry of the Final Order by the Bankruptcy Court approving the roll-up of the Prepetition Secured Obligations as contemplated therein and herein.

“Roll-Up Lender” means each Person listed on Schedule 2.02(d) (as updated by the Administrative Agent from time to time on or prior to the Roll-Up Effective Time in accordance with the terms of the Final Order, as set forth in Section 2.02(d)) and any other Person that shall become a party to this Agreement as a Roll-Up Lender pursuant to an Assignment and Assumption with respect to a Roll-Up Loan, other than any Person that ceases to be a party hereto as a Lender pursuant to an Assignment and Assumption.

“Roll-Up Loan Amount” means, with respect to a Roll-Up Lender, the percentage of the Roll-Up Loans allocated to such Roll-Up Lender as set forth opposite such Roll-Up Lender’s name on Schedule 2.02(d) under the heading “Roll-Up Loan Amount” (as updated by the Administrative Agent from time to time on or prior to the Roll-Up Effective Time in accordance with the terms of Final Order, as set forth in Section 2.02(d)).

“Roll-Up Loans” has the meaning assigned thereto in Section 2.02(d).

“S&P” means Standard & Poor’s Ratings Services LLC, a Standard & Poor’s Financial Services LLC business, and its successors.

“Sale Leaseback” means any transaction or series of related transactions pursuant to which the Borrower or any of its Subsidiaries (a) sells, transfers or otherwise disposes of any property, real or personal, whether now owned or hereafter acquired, and (b) as part of such transaction, thereafter rents or leases such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold, transferred or disposed.

“Sanctions” means economic or financial sanctions or trade embargos imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, Canada, any European Union member state, His Majesty’s Treasury of the United Kingdom or the Swiss State Secretariat for Economic Affairs SECO and the Swiss Directorate of International Law.

“Sanctioned Country” means, at any time, a country or territory which is itself the subject or target of any comprehensive Sanctions (at the time of this Agreement, the so-called

Donetsk People’s Republic, the so- called Luhansk People’s Republic, the Crimea Region of Ukraine, Zaporizhzhia and Kherson Regions of Ukraine, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means any individual or entity, at any time, that is the subject or target or Sanctions, including (a) any individual or entity listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, the United Nations Security Council, the European Union, Canada, any Member State of the European Union, the United Kingdom or Switzerland, (b) any individual or entity operating, organized or resident in a Sanctioned Country or (c) any entity that is, in the aggregate, 50 percent or greater owned, directly or indirectly or otherwise, or where relevant under Sanctions, controlled by any such person or entity described in clause (a).

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Parties” means, collectively, (a) the Lenders, (b) the Agent, (c) each Supplemental Agent, (d) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document and (d) the successors and permitted assigns of each of the foregoing.

“Security Interest” shall have the meaning assigned to such term in Section 13.01.

“SPC” has the meaning specified in Section 10.07(f).

“Subsidiary” is, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless the context otherwise requires, each reference to a Subsidiary herein shall be a reference to a Subsidiary of Borrower.

Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantor” means (a) each Subsidiary of the Borrower, including each Subsidiary listed under the heading “Subsidiary Guarantors” on Schedule 2, and (b) each other Subsidiary that becomes a Guarantor pursuant to a Supplement or other documentation in form and substance reasonably satisfactory to the Required Lenders, provided that in no event shall any Excluded Subsidiary be a Subsidiary Guarantor.

“Subsidiary Loan Party” shall include each Subsidiary of Borrower identified on Schedule 2 hereto and any other person that is required to become a Subsidiary Guarantor pursuant to the Credit Agreement.

“Supplement” means a Supplement to this Agreement, in form and substance satisfactory to Required Lenders.

“Supplemental Agent” has the meaning specified in Section 9.13(a) and “Supplemental Agents” shall have the corresponding meaning.

“Supplemental Approved Budget” means the “Supplemental Approved Budget” as defined in the Financing Orders.

"Swiss Limitation" has the meaning given to that term in paragraph (a) of Section 10.22.

"Swiss Loan Party" means any Loan Party incorporated in Switzerland.

"Swiss Restricted Obligations" has the meaning given to that term in paragraph (a) of Section 10.22.

"Swiss Withholding Tax" means any Taxes levied pursuant to the Swiss Federal Act on Withholding Tax (Bundesgesetz über die Verrechnungssteuer vom 13. Oktober 1965, SR 642.21), together with the related ordinances, regulations and guidelines, all as amended and applicable from time to time.

“Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, stamp taxes, withholdings (including backup withholding) or other charges imposed by any Governmental Authority (including additions to tax, penalties and interest with respect thereto).

“Termination of the DIP Financing” means, collectively, the termination of all Lenders’ Commitments and payment in full in cash of all Obligations (other than Unasserted Contingent Obligations).

“Threshold Amount” means $1,000,000.

“Ticking Fee” has the meaning specified in Section 2.06(c).

“Trade Date” has the meaning specified in Section 10.07(h).

“Trademark License” shall mean any written agreement, now or hereafter in effect, granting to any Pledgor any right under any Trademark now or hereafter owned by any third party (including, without limitation, any such rights that such Pledgor has the right to license).

“Trademark Security Agreement” means any Trademark Security Agreement, in form and substance satisfactory to Required Lenders.

“Trademarks” shall mean all of the following which any Pledgor now or hereafter owns or in which any Pledgor now or hereafter has an interest (pursuant to a Trademark License or otherwise): (a) all trademarks, service marks, trade names, brand names, domain names, corporate names, company names, business names, fictitious business names, trade styles, trade dress, logos, other source or business identifiers, designs and general intangibles of like nature, now existing or hereafter adopted or acquired, all registrations thereof (if any), and all registration and recording applications filed in connection therewith, including registrations and registration applications in the United States Patent and Trademark Office or any similar offices in any State of the United States or any other country or any political subdivision thereof (except for “intent-to-use” applications for trademark or service mark registrations filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, unless and until an Amendment to Allege Use or a Statement of Use under Sections 1(c) and 1(d) of the Lanham Act has been filed and accepted, to the extent that, and solely during the period for which, any assignment of an “intent-to-use” application prior to such filing and acceptance would violate the Lanham Act), and all renewals thereof, including those listed on Schedule 5.17, (b) all goodwill associated therewith or symbolized thereby, (c) all claims for, and rights to sue for, past or future infringements of any of the foregoing and (d) all income, royalties, damages and payments now or hereafter due and payable with respect to any of the foregoing, including damages and payments for past or future infringement thereof.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Uniform Commercial Code” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any security interest in any item or items of Collateral.

“United States” and “U.S.” mean the United States of America.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(g)(ii)(B)(3).

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107‑56 (signed into law October 26, 2001)), as the same may be amended, supplemented, modified, replaced or otherwise in effect from time to time.

“Unasserted Contingent Obligations” means, at any time, any contingent indemnification and reimbursement obligations that are not yet due and payable and for which no claim has been asserted as of such time.

“Wholly‑owned” means, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (x) director’s qualifying shares and (y) shares issued to foreign nationals to the extent required by applicable Law) are owned by such Person and/or by one or more wholly‑owned Subsidiaries of such Person.

“Withdrawal Liability” means the liability of a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means any Loan Party and the Administrative Agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) The words “herein”, “hereto”, “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(c) Article, Section, paragraph, clause, subclause, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(d) The term “including” is by way of example and not limitation.

(e) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(f) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including”.

(g) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(h) Whenever the context may require, any pronoun shall include the corresponding masculine, feminine or neuter forms.

Section 1.03 Accounting Terms. (a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP consistently applied, except as otherwise specifically prescribed herein; provided, however, that if the Borrower notifies the Administrative Agent in writing that the Borrower requests an amendment to any provision hereof to eliminate the effect of any Accounting Change occurring after the Closing Date or in the application thereof on the operation of such provision, regardless of whether any such notice is given before or after such Accounting Change or in the application thereof, then the Lenders and the Borrower agree that they will negotiate in good faith amendments to the provisions of this Agreement that are directly affected by such Accounting Change with the intent of having the respective positions of the Lenders and the Borrower after such Accounting Change conform as nearly as possible to their respective positions as of the date of this Agreement and, until any such amendments have been agreed upon, (i) the provisions in this Agreement shall be calculated as if no such Accounting Change had occurred and (ii) the Borrower shall provide to the Administrative Agent and the Lenders a written reconciliation in form and substance reasonably satisfactory to the Required Lenders, between calculations of any baskets and other requirements hereunder before and after giving effect to such Accounting Change.

(b) Where reference is made to a Person “and its Subsidiaries on a consolidated basis” or similar language, such consolidation shall not include any subsidiaries other than Subsidiaries.

Section 1.04 References to Agreements, Laws, Etc. Unless otherwise expressly provided herein, (a) references to documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, amendments and restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, amendments and restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

Section 1.05 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

Section 1.06 Timing of Payment or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day.

Section 1.07 UCC Terms. The following terms shall have the respective meanings provided for in the Uniform Commercial Code as in effect from time to time in the State of New York: “Accounts”, “Account Debtor”, “Cash Proceeds”, “Certificate of Title”, “Chattel Paper”, “Commercial Tort Claim”, “Commodity Account”, “Commodity Contracts”, “Deposit Account”, “Documents”, “Electronic Chattel Paper”, “Equipment”, “Fixtures”, “General Intangibles”, “Goods”, “Instruments”, “Inventory”, “Investment Property”, “Letter-of-Credit Rights”,

“Noncash Proceeds”, “Payment Intangibles”, “Proceeds”, “Promissory Notes”, “Record”, “Securities Account”, “Software”, “Supporting Obligations” and “Tangible Chattel Paper”.

Section 1.08 Swiss Terms. In this Agreement with respect to a Swiss Loan Party, a reference to:

(a) receiver, administrative receiver, administrator, trustee in bankruptcy, custodian, conservator, liquidator, receiver manager, compulsory manager, monitor or similar officer refers to any (i) Sachwalter appointed in accordance with the Swiss Code of Obligations (Schweizerisches Obligationenrecht; SR 220, "Swiss Code of Obligations"), (ii) Liquidator appointed in accordance with the Swiss Code of Obligations and (iii) Konkursamt, Konkursverwaltung or Sanierunsbeauftragter (including a supervisory authority acting in any such capacity) or any of its officials or employees, any Liquidator or Sachwalter or other officer appointed in accordance with the Swiss Federal Act on Debt Enforcement and Bankruptcy (Bundesgesetz über Schuldbetreibung und Konkurs; SR 281.1, "Swiss Federal Act on Debt Enforcement and Bankruptcy").

(b) a liquidation, winding-up, administration, dissolution, bankruptcy, liquidation, composition with creditors or moratorium refers to (i) a filing for the declaration of bankruptcy (Antrag auf Konkurseröffnung) or a formal declaration of bankruptcy (Konkurseröffnung) within the meaning of the Swiss Federal Act on Debt Enforcement and Bankrupt, (ii) the filing for a request for a moratorium (Gesuch um Nachlassstundung) or a grant of a moratorium (provisorische oder definitive Nachlassstundung/Stundung/Notstundung/Fälligkeitsaufschub) or protective measures (Schutzmassnahmen/sichernde Massnahmen) within the meaning of the Swiss Federal Act on Debt Enforcement and Bankruptcy, (iii) a moratorium on any of its indebtedness, its dissolution or liquidation and (iv) the notification of the court of over-indebtedness pursuant to article 725b paragraph 3 of the Swiss Code of Obligations.

(c) a person being unable to pay its debts refers to that person being in a state of inability to make payments (Zahlungsunfähigkeit) and being over-indebted (Überschuldung).

(d) a director or a manager refers to in relation to a company limited by shares (Aktiengesellschaft) a member of the board of directors (Verwaltungsrat) or a member of the executive management (Geschäftsleitung).

Article II

THE COMMITMENTS AND THE LOANS

Section 2.01 The Commitments and the Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make (or cause its Applicable Lending Office to make) to the Borrower, from time to time on and after the Closing Date and until the Commitment Expiration Date, term loans in one or more drawings in an aggregate principal amount not to exceed such Lender’s Commitment; provided that the Loans made by all Lenders under this Section 2.01 shall not exceed in the aggregate the lesser of (i) the Aggregate Commitments and (ii) the maximum amount authorized by the Final Order. The Commitment of each Lender shall be reduced by the amount of any funding thereunder and shall be terminated on the Commitment Expiration Date. Amounts paid or prepaid in respect of the Loans may not be reborrowed. Subject to Section 6.19, the proceeds of all Loans shall remain in a bank account maintained by the Borrower that is subject to a control agreement in favor of the Administrative Agent (for the benefit of the Secured Parties) until such proceeds are used in accordance with Section 6.12.

Section 2.02 Borrowings of Loans. (a) Each borrowing of Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent of such borrowing. Each such notice must be received by the Administrative Agent not later than 12:00 noon (New York, New York time) four (4) Business Days prior to the requested date of any borrowing of Loans in the form of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each borrowing of Loans shall be in a principal amount of $5,000,000 or a whole multiple of $5,000,000 in excess thereof. Each Committed Loan Notice shall specify, as applicable, (i) the requested date of the borrowing (which shall be a Business Day), (ii) the principal amount of Loans to be borrowed (iii) the principal amount of Loans to be borrowed and (iv) the location and number of the relevant Borrower’s account or any other designated account(s) to which funds are to be disbursed (which may be in the form of a funds flow memorandum). Notwithstanding anything to the contrary contained herein, the Borrower may not submit more than three (3) Committed Loan Notices in connection with borrowings, such Committed Loan Notices to be delivered (ii) in connection with the initial borrowing on the Closing Date (if any) and (ii) in connection with the borrowings to be made (if any) thereafter in accordance with the terms of this Agreement and the Final Order.

(b) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Pro Rata Share of the Loans requested. In the case of each borrowing, each Lender shall make (or cause its Applicable Lending Office to make) the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. (New York, New York time) on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction or waiver of the applicable conditions set forth in Section 4.02 (or, if such borrowing is the initial borrowing, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent by wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.

(c) The failure of any Lender to make the Loan to be made by it as part of any borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any borrowing.

(d) Effective upon the occurrence of the Roll-Up Effective Time, without any further action by any party to this Agreement, the Bankruptcy Court or any other Person, to the extent set forth in the Final Order, a portion of the Prepetition Secured Obligations owing to the Prepetition Noteholders at the Roll-Up Effective Time shall, on a pro rata basis as among each Roll-Up Lender in respect of its Roll-Up Loan Amount, be substituted and exchanged for (and deemed prepaid by) and deemed to be Loans hereunder held by (and owing by the Borrowers to) each Roll-Up Lender in an aggregate principal amount for such Roll-Up Lender equal to such Roll-Up Lender’s Roll-Up Loan Amount (collectively, the “Roll-Up Loans”); provided that, for the avoidance of doubt, such Roll-Up Loans shall be secured by a perfected lien and security interest on all Collateral unless otherwise provided for under the Loan Documents. Subject to the terms and conditions set forth herein and in the Final Order, on the Roll-Up Effective Time, each Roll-Up Lender’s Roll-Up Loans shall, from and after such date, be designated as such and administered hereunder. For the avoidance of doubt, each Roll-Up Lender acknowledges and agrees that by accepting the benefits of this Agreement, on the Roll-Up Effective Time, each Prepetition Noteholder rolling up Prepetition Secured Obligations under this Agreement shall, to the extent such Roll-up Lender has not executed a signature page to this Agreement on the Closing Date, become a party to this Agreement as a Roll-Up Lender hereunder by executing and delivering a joinder to this Agreement. Amounts of Roll-Up Loans that are issued or deemed issued under this Section 2.02(d) that are repaid or prepaid may not be reborrowed. At the Roll-Up Effective Time, the Administrative Agent shall update Schedule 2.02(d) in accordance with the terms of the Final Order, as applicable, to reflect each Roll-Up Lender’s Roll-Up Loan Amount (which Roll-Up Loan Amount shall be conclusive absent manifest error) and deliver such updated Schedule 2.02(d) to the Borrower and the Roll-Up Lenders, whereupon such updated Schedule 2.02(d) shall constitute Schedule 2.02(d) for all purposes hereunder. Notwithstanding anything in this Agreement, including Schedule 2.02(d) as in effect from time to time, or any other Loan Document to the contrary, (a) the aggregate principal amount of each Roll-Up Lender’s Roll-Up Loans shall not exceed such Roll-Up Lender’s Roll-Up Loan Amount and (b) the aggregate principal amount of all Roll-Up Loans of all Roll-Up Lenders shall not exceed $40,0000,000 at any time. To the extent that there is a successful challenge to any Prepetition Secured Obligations that are converted into the Roll-Up Loans, (i) the Roll-Up Loans shall be automatically unwound and deemed null and void in an equivalent amount and (ii) notwithstanding anything to the contrary in this Section 2.02(d), the Prepetition Secured Obligations that previously were deemed “Roll-Up Loans” shall be reinstated and constitute outstanding Prepetition Secured Obligations under the Prepetition Indenture on the same terms and priorities as if the Roll-Up Loans never occurred. Notwithstanding anything to the contrary set forth herein, upon the Required Lenders’ consent the outstanding principal amount of Roll-Up Loans and any accrued and unpaid interest thereon may be subject to a different treatment, including pursuant to a plan of reorganization filed in the Chapter 11 Case.

Section 2.03 Prepayments. (a) Optional Prepayments. The Borrower may, upon delivery of a Prepayment Notice to the Administrative Agent, at any time or from time to time voluntarily prepay Loans, in whole or in part subject to payment of the Exit Fee at the time of such prepayment; provided that (1) such notice must be received by the Administrative Agent not later than 12:00 noon (New York, New York time) two (2) Business Days prior to any date of prepayment of Loans; and (2) any prepayment of Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding, in each case, with accrued and unpaid interest on the Loans to be repaid. Each such notice shall specify the date and amount of such prepayment. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Each prepayment of Loans pursuant to this Section 2.03(a) shall be paid to the Lenders in accordance with their respective Pro Rata Shares.

(b) Mandatory Prepayments.

(i) If the Borrower or any of its Subsidiaries receives any Net Cash Proceeds from any Disposition (other than any Disposition permitted under Section 7.05 (c), (d), (e) or (f), the Borrower shall, subject to Section 2.03(c), cause to be prepaid an aggregate principal amount of the Loans equal to 100% of all Net Cash Proceeds received therefrom as promptly as reasonably practicable, but in any event prior to the date which is three (3) Business Days after the receipt of such Net Cash Proceeds. If the Borrower or any of its Subsidiaries receives any Net Cash Proceeds from any Casualty Event, the Borrower shall, subject to Section 2.03(c), cause to be prepaid an aggregate principal amount of the Loans equal to 100% of all Net Cash Proceeds received therefrom as promptly as reasonably practicable, but in any event prior to the date which is three (3) Business Days after the receipt of such Net Cash Proceeds.

(ii) If the Borrower or any of its Subsidiaries incurs or issues any Indebtedness not expressly permitted to be incurred or issued pursuant to Section 7.03, the Borrower shall cause to be prepaid an aggregate principal amount of the Loans equal to 100% of all Net Cash Proceeds received therefrom as promptly as reasonably practicable, but in any event, prior to the date which is three (3) Business Days after the receipt of such Net Cash Proceeds.

(b) If the Borrower or any of its Subsidiaries receives any Net Cash Proceeds from any issuance of Equity Interests (including capital contributions), the Borrower shall cause to be prepaid an aggregate principal amount of the Loans equal to 100% of all Net Cash Proceeds received therefrom as promptly as reasonably practicable, but in any event, prior to the date which is three (3) Business Days after the receipt of such Net Cash Proceeds.

(iv) The Borrower shall notify the Administrative Agent in writing of any mandatory prepayment of Loans required to be made pursuant to clauses (i) through (iv) of this Section 2.03(b) at least two (2) Business Days prior to the date of such prepayment pursuant to a Prepayment Notice. Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment. The Administrative Agent will promptly notify each Lender of the contents of the Borrower’s Prepayment Notice and of such Lender’s Pro Rata Share of the prepayment, in each case, with accrued and unpaid interest on the Loans to be repaid and the Exit Fee with respect to such Loans.

(c) Restrictions. Notwithstanding the foregoing, to the extent any or all of the Net Cash Proceeds of any Disposition by, or Casualty Event of, a Foreign Subsidiary otherwise giving rise to a prepayment pursuant to Section 2.03(b) is prohibited or delayed by any applicable local Requirements of Law from being repatriated to the Borrower including through the repayment of intercompany Indebtedness (each, a “Repatriation”; with “Repatriated” having a correlative meaning) (Borrower hereby agreeing to use reasonable efforts to cause the applicable Foreign Subsidiary to take promptly all actions reasonably required by such Requirements of Law to permit such Repatriation), or if the Borrower has determined in good faith that Repatriation of any such amount would reasonably be expected to have material adverse tax or legal consequences with respect to its Subsidiaries, after taking into account any foreign tax credit or benefit actually received in connection with such Repatriation, the portion of such Net Cash Proceeds so affected (such amount, the “Excluded Prepayment Amount”) will not be required to be applied to prepay Loans at the times as provided in this Section 2.03; provided, that if and to the extent any such Repatriation ceases to be prohibited or delayed by applicable local Requirements of Law at any time immediately following the date on which the applicable mandatory prepayment pursuant to this Section 2.03(c) was required to be made, the Borrower shall reasonably promptly repatriate, or cause to be repatriated, an amount equal to such portion of the Excluded Prepayment Amount, and the Borrower shall reasonably promptly pay such portion of the Excluded Prepayment Amount to the Lenders, which payment shall be applied in accordance with this Section 2.03. For the avoidance of doubt, the non-application of any Excluded Prepayment Amount pursuant to this Section 2.03(c) if such Repatriation ceases to be prohibited or delayed shall constitute a Default or an Event of Default.

(d) Interest. All prepayments under this Section 2.03 shall be accompanied by all accrued interest thereon.

Section 2.04 Repayment of Loans. The Borrower shall repay in cash on the Maturity Date to the Administrative Agent (for the ratable account of the Lenders) the aggregate principal amount of all Loans, together with all accrued and capitalized interest (including interest paid in kind) and fees thereon (including the Exit Fee and all other outstanding Obligations), outstanding on such date.

Section 2.05 Interest (a) Subject to the provisions of Section 2.05(b), each Loan shall bear interest on the outstanding principal amount thereof at a rate per annum equal to the Applicable Rate. The accrued interest shall be due and payable in kind on each Interest Payment Date. Notwithstanding the foregoing or anything to the contrary contained herein, on each date on which interest is to be paid in accordance with this Section 2.05, such interest shall be paid in kind on each such date by capitalizing and adding such interest to the then outstanding principal balance of each Loan (“PIK Interest”) and any interest to be so capitalized pursuant to this clause (a) shall be capitalized on the relevant date provided for payment herein and added to the then-outstanding principal amount of the applicable Loans so as to increase the principal balance of such Loan, which principal amount shall be payable when the principal amount of such Loans is payable in accordance with Section 2.06. For purposes of this Agreement and the other Loan Documents, from the date so capitalized, PIK Interest capitalized pursuant to this Section 2.05 shall bear interest in accordance with this Section 2.05 as if it had originally been part of the outstanding principal amount of the applicable Loans and all references herein or in any other Loan Document to the principal amount of the applicable Loans shall include PIK Interest. For avoidance of doubt, interest at the Default Rate shall not be PIK Interest.

(b) Commencing upon the occurrence and during the continuance of any Event of Default, the Borrower shall pay interest on (i) the principal amount of the Loans and (ii) to the extent then due and payable all other outstanding Obligations hereunder, in each case under clauses (i) and (ii), at an interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including interest on past due interest to the fullest extent permitted by applicable Laws) shall be due and payable upon demand in cash.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto in accordance with Section 2.05(a) and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after any judgment. Interest shall accrue on a daily basis and shall be payable in arrears upon any prepayment of that Loan, whether voluntary or mandatory, to the extent accrued on the amount being prepaid; and (iii) shall accrue on a daily basis and shall be payable in arrears at maturity of the Loans, including final maturity of the Loans.

(d) The basis for determining the rate of interest with respect to any Loan, and the Interest Period, shall be as set forth herein and notified to Administrative Agent and Lenders pursuant to any Committed Loan Notice.

Section 2.06 Fees.

(a) Commitment Fee. The Borrower shall pay to each Lender on the Closing Date a commitment fee (the “Commitment Fee”) equal to 2.00% of the sum of the (x) Interim DIP Loan Commitments and (y) Final DIP Loan Commitments, in each case of such Lender as of the Closing Date. The Commitment Fee of each Lender shall be fully earned and due on the Closing Date and, shall be paid in kind and capitalized to the balance sheet of the Borrower upon the entry of the Final Order. For the avoidance of doubt, no Commitment Fee shall be earned or payable on the Roll-Up Loans.

(b) Exit Fee. The Borrower shall pay in cash to each Lender, on the earlier of (i) the date of repayment of all or a portion of any Loans and (ii) the Maturity Date, for the account of each Lender, an exit fee (the “Exit Fee”) equal to 2.00% of the aggregate Loans actually advanced hereunder, payable to each Lender ratably based on the amount of Loans actually advanced by such Lender hereunder (whether or not such Lender is a Lender as of the date of the payment of the Exit Fee), subject to reduction in the case of any partial payment of the Exit Fee in connection with any partial repayment of the Loans in accordance with this Agreement. The Exit Fee (x) shall be fully earned on the Closing Date, and (y) once paid shall not be refundable. For the avoidance of doubt, an Exit Fee shall be earned and payable on the Roll-Up Loans.

(c) Ticking Fee. The Borrower shall pay to each Lender a ticking fee (the “Ticking Fee”) equal to such Lender’s Pro Rata Share of the product of (i) 2.00% per annum multiplied by (ii) for each monthly period (or partial period if applicable), the actual daily amount by which the Aggregate Commitment exceeds the aggregate amount of Loans advanced. The Ticking Fee shall be payable monthly in arrears on the last Business Day of each calendar month, commencing April 30, 2024 and shall accrue at all times from and after the execution and delivery of this Agreement through the earlier of: (a) the Commitment Expiration Date and (b) the Termination of the Obligations. The Ticking Fee shall, subject to Section 2.04, be paid in cash and fully earned and due when paid and once paid shall not be refundable for any reason.

(d) Administration Fee. The Borrower shall pay to the Lenders or their respective designees on the Closing Date, for the account of each Lender, an administration fee (the “Administration Fee”) in the aggregate amount for all such Lenders equal to $50,000, paid ratably to the Lenders based on their Pro Rata Share of the Commitments. The Administration

Fee shall be paid in cash and fully earned on the Closing Date and once paid shall not be refundable for any reason.

(e) Agent Fees. The Borrower shall pay to the Agent, for its own account, the fees set forth in the Agent Fee Letter as between the Borrower and the Agent.

Section 2.07 Computation of Interest and Fees. All computations of fees and interest shall be made on the basis of a three hundred and sixty (360) day year and actual days elapsed. Interest shall accrue on each Loan for the day on which such Loan is made, and shall not accrue on such Loan, or any portion thereof, for the day on which such Loan or such portion is paid; provided that any such Loan that is repaid on the same day on which it is made shall, subject to Section 2.09(a), bear interest for one (1) day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

Section 2.08 Evidence of Indebtedness. (a) The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and evidenced by one or more entries in the Register maintained by the Administrative Agent, as agent for the Borrower, in each case in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be prima facie evidence absent manifest error of the amount of the Loans made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent upon reasonable notice, the Borrower shall execute and deliver to such Lender (directly or through the Administrative Agent) a Note payable to such Lender, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

(b) In addition to the accounts and records referred to in Section 2.08(c), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

(c) Entries made in good faith by the Administrative Agent in the Register pursuant to Section 2.08(a), and by each Lender in its account or accounts pursuant to Section 2.08(a), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement and the other Loan Documents, absent manifest error; provided that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement and the other Loan Documents.

Section 2.09 Payments Generally. (a) All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office and in immediately available funds not later than 2:00 p.m. (New York, New York time) on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Applicable Lending Office. All payments received by the Administrative Agent after 2:00 p.m. (New York, New York time) shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b) If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(c) If any Lender makes available to the Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Agent because the conditions (if any) to the Loan set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) The obligations of the Lenders hereunder to make Loans are several and not joint. The failure of any Lender to make any Loan on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and neither the Agent nor any Lender shall be responsible for the failure of any other Lender to make its Loan.

(e) Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f) Whenever any payment received by the Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Agent and the Lenders under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Agent and applied by the Agent and the Lenders in the order of priority set forth in Section 8.03. If the Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied, the Agent may, but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender’s Pro Rata Share of the aggregate principal amount of all Loans outstanding at such time.

Section 2.10 Sharing of Payments. If, other than as expressly provided elsewhere herein (including, without limitation, in Section 10.07), any Lender shall obtain on account of the Loans made by it in excess of its ratable share (or other share contemplated hereunder subject to the priorities set forth herein) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact and (b) purchase from the other Lenders such participations in the Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans pro rata with each of them; provided that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by applicable Law, exercise all its rights of payment (including the right of setoff, but subject to Section 10.09) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.10 and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section 2.10 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

Article III

TAXES, INCREASED COSTS PROTECTION AND ILLEGALITY

Section 3.01 Taxes.

(a) Defined Terms. For purposes of this Section 3.01, the term “applicable law” includes FATCA.

(b) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 3.01(b)) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) Payment of Other Taxes by the Loan Parties. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d) Indemnification by the Loan Parties. The Loan Parties shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01 (d)) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Agent), or by the Agent on its own behalf, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Agent, for the full amount of any Taxes imposed by any Governmental Authority that are attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), and that are payable or paid by the Agent, together with all interest, penalties, reasonable costs and expenses arising therefrom or with respect thereto, as determined by the Agent in good faith. Should the applicable Withholding Agent not deduct or withhold any Taxes imposed by FATCA from a payment under any Loan Document based on the documentation provided by a Lender pursuant to Section 3.01(g)(ii), any amounts subsequently determined by a Governmental Authority to be subject to United States Federal withholding Tax imposed pursuant to FATCA (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) shall be indemnified by such Lender. A certificate as to the amount of such payment or liability delivered to any Lender by the Withholding Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Agent to the Lender from any other source against any amount due to the Agent under this paragraph (e).

(f) Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 3.01, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g) Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. in addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(iv) (A), (B) and (D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(iv) Without limiting the generality of the foregoing.

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN (or W-8BEN-E, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN (or W-8BEN-E, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed copies of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form provided by Administrative Agent and the other Lenders to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN (or W-8BEN-E, as applicable); or

(4) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN (or W-8BEN-E, as applicable), a U.S. Tax Compliance Certificate substantially in the form provided by Administrative Agent and the other Lenders, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form provided by Administrative Agent and the other Lenders on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.01 (including by the payment of additional amounts pursuant to this Section 3.01), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i) Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 3.02 [Reserved].

Section 3.03 [Reserved].

Section 3.04 Increased Cost and Reduced Return; Capital and Liquidity Requirements.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to reduce the amount of any sum received or receivable by such Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or other Recipient, the Borrower will pay to such Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender reasonably determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Borrower, shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within fifteen (15) days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section 3.04 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine‑month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 3.05 [Reserved].

Section 3.06 Matters Applicable to All Requests for Compensation.

(a) The Agent or any Lender claiming compensation under this Article III shall deliver a certificate to the Borrower setting forth the additional amount or amounts to be paid to it hereunder, which shall be conclusive absent manifest error. In determining such amount, the Agent or such Lender may use any reasonable averaging and attribution methods.

(b) With respect to any Lender’s claim for compensation under Sections 3.01 or 3.04, the Borrower may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to make Loans or continue to make Loans from one Interest Period to another, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 3.06(c) shall be applicable); provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.

(c) If the obligation of any Lender to make or continue any Loan shall be suspended pursuant to Section 3.06(b) hereof, such Lender’s applicable Loan shall be repaid on the last day of the then current Interest Period for such Loan and, unless and until such Lender gives notice that the circumstances specified in Section 3.01 or Section 3.04 hereof that gave rise to such conversion no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist).

Section 3.07 Mitigation Obligations; Replacement of Lenders under Certain Circumstances.

(a) Designation of a Different Applicable Lending Office. If any Lender requests compensation under Section 3.04, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different Applicable Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.04 or Section 3.01, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable and documented costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If at any time (i) any Lender requests compensation under Section 3.04, (ii) the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 and, in each case, such Lender has declined or is unable to designate a different Applicable Lending Office in accordance with Section 3.07(a), (iii) any Lender is a Non-Consenting Lender, or (iv) any Lender becomes a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender (and such Lender shall be obligated to) to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.07(b)), all of its interests, rights (other than its existing rights to payments pursuant to Section 3.04 or Section 3.01) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i) the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 10.07(b);

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(iv) such assignment does not conflict with applicable law;

(v) in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent; and

(vi) in connection with any such replacement, if any such Non-Consenting Lender or Defaulting Lender does not execute and deliver to the Administrative Agent a duly executed Assignment and Assumption reflecting such replacement within five (5) Business Days of the date on which the assignee Lender executes and delivers such Assignment and Assumption to such Non-Consenting Lender or Defaulting Lender, then such Non-Consenting Lender or Defaulting Lender shall be deemed to have executed and delivered such Assignment and Assumption without any action on the part of the Non-Consenting Lender or Defaulting Lender.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

(c) In the event that (i) the Borrower or the Agent has requested that the Lenders consent to a departure or waiver of any provisions of the Loan Documents or agree to any amendment thereto, (ii) the consent, waiver or amendment in question requires the agreement of all affected Lenders in accordance with the terms of Section 10.01 or all the Lenders and (iii) the Required Lenders have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a “Non‑Consenting Lender”.

Section 3.08 Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

Article IV

CONDITIONS PRECEDENT TO LOANS

Section 4.01 Conditions to Initial Loans. The obligation of each Lender to make initial Loans is subject to satisfaction or waiver of the following conditions precedent, except as otherwise agreed between the Borrower, the Administrative Agent and the Required Lenders:

(a) The Administrative Agent’s or the Lenders’ (as applicable) receipt of the following, each properly executed by a Responsible Officer of the signing Loan Party, and each in form and substance reasonably satisfactory to the Required Lenders:

(i) executed counterparts of this Agreement and each other Loan Document by each party thereto;

(ii) an original Note executed by the Borrower in favor of each Lender that has requested a Note;

(iii) a Committed Loan Notice relating to the initial Loans; and

(iv) the certificates, documents, instruments, agreements and deliverables set forth on the Closing Checklist attached hereto as Schedule 1.

(b) The Administrative Agent and each Lender shall have received the Initial Approved Budget.

(c) All proceedings commenced in connection with the execution of this Agreement, all other Loan Documents and approval thereof by the Bankruptcy Court (including, without limitation, the nature, scope and extent of notices to interested parties with respect to all hearings related hereto and thereto) shall be satisfactory in all respects to the Administrative Agent and the Required Lenders.

(d) The Loan Parties shall have commenced the Chapter 11 Case and all of the “first day motions,” “first day orders” and all related pleadings entered or to be entered at the time of the Petition Date or shortly thereafter shall have been made available to the Administrative Agent and Lenders in advance, and shall be reasonably satisfactory in form and substance to the Administrative Agent and the Required Lenders.

(e) The Interim Order shall have been entered by the Bankruptcy Court, within five (5) days of the Petition Date (but in any event not later than the Closing Date), which Interim Order shall be in form and substance satisfactory to the Administrative Agent and the Required Lenders and shall have been entered on the docket for the Chapter 11 Case on such prior notice to such parties in accordance with Bankruptcy Rule 4001, and the Administrative Agent and the Lenders (or their respective counsel) shall have received a copy of same, and such order shall be in full force and effect and shall not have been stayed, vacated, revised, rescinded, amended or modified in a manner that is adverse to the Administrative Agent and the Lenders without the prior written consent of the Administrative Agent and the Required Lenders. The Loan Parties shall be in compliance in all respects with the Interim Order.

(f) All orders entered by the Bankruptcy Court pertaining to cash management and adequate protection, including the Financing Orders, and all other motions and documents filed or to be filed with, and submitted to the Bankruptcy Court in connection therewith, shall be satisfactory in all respects in form and substance to the Administrative Agent and the Required Lenders.

(g) (i) No trustee, examiner or receiver shall have been appointed or designated with respect to the Loan Parties or their business, properties or assets and no motion shall be pending seeking any such relief, and (ii) no order shall have been entered permitting a Person to exercise control over Collateral with an aggregate fair market value in excess of $100,000 with respect to all such orders; provided that this clause (ii) shall not apply to any order that is being contested in good faith by the Loan Parties.

(h) The Borrower shall have paid all accrued and unpaid costs, fees and expenses (including applicable Attorney Costs (with respect to the reasonable and documented fees and expenses of King & Spalding LLP) and the reasonable and documented out-of-pocket fees and expenses of the Financial Advisor, and any other advisors to the Agent and the Lenders

(including pursuant to the Agent Fee Letter)) and any other compensation required to be paid to the Agent and the Lenders on or prior to the Closing Date shall have been received (to the extent an invoice for such costs, fees and expenses has been provided to the Borrower at least three (3) Business Days prior to the Closing Date).

(i) The Lenders shall have received at least three (3) Business Days on or prior to the Closing Date (or such shorter period as the Lenders may reasonably agree) all documentation and other information required by regulatory authorities under applicable “know your customer” and anti‑money laundering rules and regulations that each Lender reasonably requests, including without limitation the USA PATRIOT Act, to each Lender who has requested the same at least five (5) Business Days prior to the Closing Date, in order to allow the Lenders to comply therewith.

(j) The Administrative Agent shall have received a certificate signed by a Responsible Officer of the Borrower in substantially the form of Exhibit E certifying as to clauses (a) and (b) of Section 4.02.

(k) Since the Petition Date, there shall have been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect, except for (i) the commencement of the Chapter 11 Case, (ii) the continuation of the circumstances giving rise to the filing thereof or as a result thereof, and (iii) any defaults under agreements as a result of the commencement of the Chapter 11 Case that have no effect under the terms of the Bankruptcy Code.

(l) The Restructuring Support Agreement shall have been executed by all parties thereto and shall be in full force and effect.

(m) The filing of the Chapter 11 Case with the Bankruptcy Court (the date of such filing, the “Petition Date”).

(n) The Chapter 11 Case of the Debtors shall not have been dismissed or converted to a case under chapter 7 of the Bankruptcy Code.

(o) The entry into the Loan Documents shall not violate any Requirement of Law and shall not be enjoined, temporarily, preliminarily or permanently.

(p) Pursuant to the Interim Order, the Collateral Agent shall have a valid and perfected lien on and security interest in the Collateral with the priority described herein.

Without limiting the generality of the provisions of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the Closing Date specifying its objection thereto.

Section 4.02 Conditions to all Loans. The obligation of each Lender to make Loans on any date, including on the Closing Date, is subject to satisfaction or waiver of the following conditions precedent, except as otherwise agreed between the Borrower, the Administrative Agent and the Lenders in accordance with Section 10.01:

(a) The representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document shall be true and correct in all material respects on and as of the date of the incurrence of such Loans (before and after giving effect to the incurrence of such Loans); provided that to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided further that any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates.

(b) No Default or Event of Default shall exist, or would result from the incurrence of such Loans or from the application of the proceeds therefrom.

(c) The aggregate outstanding amount of Loans after giving effect to such Loan shall not exceed the lesser of (i) the Aggregate Commitments and (ii) the maximum amount authorized by the applicable Financing Order, and each condition to borrowing such Loan in the applicable Financing Order shall have been satisfied.

(d) The applicable Financing Order shall be in full force and effect, and shall not have been vacated, reversed, rescinded, and an appeal of such order shall not have been timely filed and a stay of such order pending appeal shall not be presently effective, and without the prior written consent of the Administrative Agent and the Required Lenders, such order shall not have been amended or modified. The Loan Parties shall be in compliance with the applicable Financing Order.

(e) With respect to any Final DIP Loan, (i) such borrowing shall be in an amount of $5 million, (ii) the projected cash reserve in an Approved Budget for the two weeks following the date of the applicable Final DIP Loan is less than $10,000,000 (excluding any cash held by Biotie Therapies AG in any deposit account or securities account) and (iii) the proceeds of the Final DIP Loan shall be used to make the expenditures set forth in the Approved Budget (subject to the Permitted Variances).

Each Committed Loan Notice submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Section 4.02(a) through (e) have been satisfied on and as of the date of the applicable Loans.

Article V

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent and the Lenders that:

Section 5.01 Existence, Qualification and Power; Compliance with Laws. Except as set forth on Schedule 5.01 or, in the case of clause (d), Schedule 5.06, each Loan Party and each of its Subsidiaries (a) is duly incorporated, organized or formed, and validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization (to the extent such concept exists in such jurisdiction), (b) subject to the entry of the applicable Financing Order and subject to the terms thereof, has all requisite power and authority to (i) own or lease its material assets and carry on its business and (ii) subject to the entry and effectiveness of the applicable Financing Order, execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) subject to the entry of the applicable Financing Order and subject to the terms thereof, is duly qualified and in good standing (to the extent such concept exists) under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, (d) is in compliance with all Laws (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System), orders, writs, injunctions (except to the extent failure to comply therewith is permitted by Chapter 11 of the Bankruptcy Code) and orders and (e) subject to the entry of the applicable Financing Order, has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted, except, with respect to the foregoing clauses (c), (d) and (e), to the extent failure to do so would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

Section 5.02 Authorization; No Contravention. Subject to the entry of the applicable Financing Order, the execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party, and the consummation of the any transactions hereunder, (a) are within such Loan Party’s corporate or other powers, (b) have been duly authorized by all necessary corporate or other organizational action, and (c) do not and will not (i) contravene the terms of any of such Person’s Organization Documents, (ii) except as set forth on Schedule 5.02, conflict with or result in any breach or contravention (except in respect of the Existing Agreements) of, or the creation of any Lien under (other than as permitted by Section 7.01), or require any payment to be made under (x) any Material Contracts to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (y) any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject, or (iii) violate any material applicable Law.

Section 5.03 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority (except as required under the Bankruptcy Code and applicable state and federal bankruptcy rules) or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the priority thereof) or (d) the exercise by the Agent (at the direction of the Required Lenders) or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for (i) the approval of the Bankruptcy Court in or pursuant to the applicable Financing Order; and (ii) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect; (iii) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.04 Binding Effect. Subject to the entry of the applicable Financing Order and subject to the terms thereof, this Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is party thereto. Upon entry of the applicable Financing Order, this Agreement and each other Loan Document constitutes a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws at the time in effect affecting the rights of creditors generally and to the effect of general principles of equity whether applied by a court of law or equity.

Section 5.05 No Material Adverse Effect Since the Petition Date, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect, except for (i) the commencement of the Chapter 11 Case, (ii) the continuation of the circumstances giving rise to the filing thereof or as a result thereof, or (iii) any defaults under agreements as a result of the commencement of the Chapter 11 Case that have no effect under the terms of the Bankruptcy Code.

Section 5.06 Litigation. Except for the Chapter 11 Case and claims, actions, suits, investigations, litigation or proceedings stayed by 11 U.S.C. § 362 and set forth on Schedule 5.06, there is no action, suit, investigation, litigation or proceeding affecting any Loan Party or its Subsidiaries, including any Environmental Action, pending or, to the knowledge of any Loan Party, threatened in writing before any Governmental Authority or arbitrator that (i) would be reasonably likely to result in liabilities in excess of the Threshold Amount other than liabilities for which payment is stayed or excused under the Bankruptcy Code or (ii) purports to affect the legality, validity or enforceability of any Loan Document in a way that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.07 Ownership of Property; Liens. (a) Each Loan Party and its Subsidiaries is the legal and beneficial owner of the Collateral pledged by it free and clear of any Lien, except for Permitted Liens.

(b) Each Loan Party and each of its Subsidiaries has good and marketable title in fee simple to (or otherwise holds full legal (and, if applicable, beneficial) ownership under applicable Law), or valid leasehold interests in, or easements or other limited property interests in, all material real property necessary in the ordinary conduct of its business, free and clear of all Liens except for defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes and Liens permitted by Section 7.01 and except where the failure to have such title or other interest would not reasonably be expected to have a Material Adverse Effect. Set forth as Schedule 5.07(b) hereto is a complete and accurate list of all real property owned by any Loan Party or any of its Subsidiaries, showing, as of the date hereof, the street address, state and any other relevant jurisdiction, record owner and fair market value. Set forth on Schedule 5.07(b) hereto is a complete and accurate list of all leases of real property under which any Loan Party or any Subsidiary is the tenant, showing as of the date hereof the street address, state and any other relevant jurisdiction, parties thereto, sublessee (if any), expiration date and annual base rental cost thereof.

Section 5.08 Secured, Super-Priority Obligations. Subject to the entry of the applicable Financing Order, the provisions of the Collateral Documents, taken together with, and subject to the terms of, the applicable Financing Order are effective to create in favor of the Collateral Agent for the benefit of the Secured Parties and any other secured parties identified therein, a legal, valid and enforceable Lien or security interest in all right, title and interest of the Loan Parties in the Collateral and all proceeds thereof with the priority set forth in the applicable Financing Order (and subject to the Carve-Out). Pursuant to the terms of the applicable Financing Order, no filing or other action will be necessary to perfect or protect such Liens and security interests.

Section 5.09 Environmental Compliance. Except as set forth on Schedule 5.09 or as would not individually be reasonably expected to result in a liability in excess of the Threshold Amount to the Loan Parties and their Subsidiaries (provided that the aggregate of all such events, circumstances, developments and liabilities could not reasonably be expected to result in a Material Adverse Effect):

(a) The operations and properties of each Loan Party and each of its Subsidiaries comply in all material respects with all applicable Environmental Laws and Environmental Permits, all past non‑compliance with such Environmental Laws and Environmental Permits has been resolved without ongoing obligations or costs, and no circumstances exist that would be reasonably likely to (A) to the knowledge of the Loan Parties, form the basis of an Environmental Action against any Loan Party or any Subsidiary or any of their properties or (B) cause any such property to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law.

(b) None of the properties currently or, to the knowledge of the Loan Parties, formerly, owned or operated by any Loan Party or any of its Subsidiaries is listed or, to such Loan Party’s or each of its Subsidiaries’ knowledge, proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list or is adjacent to any such property; there are no, and, to the knowledge of the Loan Parties, never have been, any underground or aboveground storage tanks other than in compliance with applicable Environmental Laws or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by any Loan Party or any of its Subsidiaries or, to the best of its knowledge, on any property formerly owned or operated by any Loan Party or any of its Subsidiaries other than in compliance with applicable Environmental Laws; and other than in compliance with applicable Environmental Laws, there is no asbestos or asbestos‑containing material on any property currently owned or operated by any Loan Party or any of its Subsidiaries; and Hazardous Materials have not been released, discharged or disposed of by any Loan Party or any of its Subsidiaries on any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries other than in material compliance with applicable Environmental Laws.

(c) Neither any Loan Party nor any of its Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any governmental or regulatory authority or the requirements of any Environmental Law; and all Hazardous Materials generated, used, treated, handled or stored at, or transported by or on behalf of any Loan

Party or any of its Subsidiaries to or from, any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries have, to the knowledge of the Loan Parties, been disposed of in a manner not reasonably expected to result in material liability to any Loan Party or any of its Subsidiaries.

(d) The Borrower and each of its Subsidiaries has obtained all material Environmental Permits required for ownership and operation of its property and business as presently conducted. Neither the Borrower nor any of its Subsidiaries has received any written notification pursuant to any applicable Environmental Law or otherwise has knowledge that (A) any work, repairs, construction or capital expenditures are required to be made in order to be in or continue to be in compliance with any applicable Environmental Laws or any material Environmental Permit or (B) any Environmental Permit is about to be reviewed, made subject to new limitations or conditions, revoked, withdrawn or terminated.

(e) Except as would not reasonably be expected to result in a material liability, no Loan Party nor any of its Subsidiaries has contractually assumed any liability or obligation under or relating to any applicable Environmental Law.

(f) Nothing contained in this Section 5.09 is intended to apply to any action, suit, investigation, litigation or proceeding (including any Environmental Action) relating to exposure to asbestos, in any form, or any asbestos containing materials.

Section 5.10 Taxes. (a) Each of the Loan Parties and each of their respective Subsidiaries has timely filed all income and all other material Tax returns and reports required to be filed, and have timely paid all Taxes (whether or not shown on such tax returns or reports) and all other amounts of federal, provincial, state, municipal, foreign and other taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are set forth on Schedule 5.10(a), are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP, or for which payment is stayed or excused pursuant to the Bankruptcy Code.

(a) Except as set forth on Schedule 5.10(b) or as would not, individually or in the aggregate, be reasonably likely to result in any material liability (including because payment is stayed or excused pursuant to the Bankruptcy Code), (i) there are no claims being asserted in writing with respect to any amounts of Taxes, (ii) there are no presently effective waivers or extensions of statutes in writing with respect to any amounts of Taxes, and (iii) no Tax returns are being examined by, and no written notification of intention to examine has been received from, the IRS or any other Taxing authority, in each case, with respect to the Loan Parties or any of their respective Subsidiaries.

(c) Neither the Borrower nor any of its Subsidiaries is party to any Tax sharing agreement other than with an affiliate included in a consolidated or combined Tax return.

Section 5.11 Compliance with ERISA. (a) Each Plan is in compliance with the applicable provisions of ERISA, the Code and other federal or state Laws, except as is not, either individually or in the aggregate, reasonably likely to have a Material Adverse Effect.

(b) Except as is not, either individually or in the aggregate, reasonably likely to have a Material Adverse Effect (i) no ERISA Event has occurred or is reasonably expected to occur; (ii) none of the Loan Parties or any of their Subsidiaries has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 et seq. or 4243 of ERISA with respect to a Multiemployer Plan; and (iii) none of the Loan Parties or any of their Subsidiaries or any ERISA Affiliate has engaged in a transaction that would be subject to Section 4069 or 4212(c) of ERISA.

Section 5.12 Labor Matters. There are no strikes pending or, to the knowledge of any Loan Party, threatened in writing against the Borrower or any of its Subsidiaries that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. The (i) hours worked and payments made to employees of the Borrower or any of its Subsidiaries have not been in violation in any material respect of the Fair Labor Standards Act or any other applicable law dealing with such matters, except where such violations, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, and (ii) all material payments due from the Borrower or any of its Subsidiaries or for which any claim may be made against the Borrower or any of its Subsidiaries, on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of the Borrower or such Subsidiary to the extent required by GAAP except for liabilities the payment of which is stayed or excused pursuant to the Bankruptcy Code and except as would not, individually or in the aggregate, be expected to have a Material Adverse Effect.

Section 5.13 Insurance. The properties of the Loan Parties and their Subsidiaries are insured in the manner contemplated by Section 6.07.

Section 5.14 Subsidiaries; Equity Interests. As of the date hereof, the Loan Parties do not have any Subsidiaries other than those specifically disclosed in Schedule 5.14, and all of the outstanding Equity Interests in each such Person and each such Subsidiary have been validly issued, are fully paid and non-assessable. As of the date hereof, Schedule 5.14 (a) sets forth the name and ownership interest of each Person that owns any Equity Interests in the direct and indirect Subsidiaries of the Borrower, (b) sets forth the name and jurisdiction of organization of the Borrower and each direct and indirect Subsidiary of the Borrower, (c) sets forth the ownership interest of each direct and indirect Subsidiary of the Borrower, including the percentage of such ownership and (d) sets forth a notation as to whether each such Subsidiary is a debtor in the Chapter 11 Case.

Section 5.15 Margin Regulations; Investment Company Act; Anti-Terrorism Laws; Sanctions and Other Regulations. (a) None of the Loan Parties or any of their Subsidiaries is engaged nor will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of any Loans will be used for any purpose that violates Regulation U issued by the FRB.

(b) None of the Loan Parties or any of their Subsidiaries is required to be registered as an “investment company” under the Investment Company Act of 1940, as amended.

(c) No Loan Party nor any of its Subsidiaries or to its knowledge any of the respective officers, directors, brokers or agents of such Loan Party or Subsidiary has violated any applicable Anti-Terrorism Law in any material respect.

(d) No Loan Party, nor any of its Subsidiaries, any of their respective directors, officers or employees, or to the knowledge of the Loan Party, any agent of the Loan Party or any Subsidiary that act in any capacity in connection with the Loans, is (i) a Sanctioned Person, (ii) organized, resident or located in a Sanctioned Country, (iii) in violation of Sanctions, or (iv) engaged in any transactions or dealings with a Sanctioned Person or in a Sanctioned Country; and each Loan Party has instituted and maintains policies and procedures designed to ensure continued compliance by each Loan Party, its Subsidiaries, and their respective directors, officers, employees and agents with Sanctions.

(e) No Loan Party or any of its Subsidiaries or to its knowledge any of the respective officers, directors, brokers or agents of such Loan Party or Subsidiary acting or benefiting in any capacity in connection with the Loans (i) deals in, or otherwise engages in any transaction related to, any property or interests in property blocked pursuant to any Anti-Terrorism Law or (ii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(f) No Loan Party nor any of its Subsidiaries or any of the respective officers, directors, brokers or agents of such Loan Party or Subsidiary will directly or indirectly use the proceeds of the Loans or otherwise make available such proceeds to any individual or entity (i) for the purpose of funding, financing, or facilitating any activities, business or transaction of or with a Sanctioned Person, or in any Sanctioned Country, or (ii) in any manner that would result in a violation of Sanctions by any party to this agreement.

(g) None of the Loan Parties or any of its Subsidiaries nor, to the knowledge of the Borrower, any director, officer, agent, employee or other person acting on behalf of the Borrower or any of its Subsidiaries has taken any action, directly or indirectly, that would result in a material violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder or any other applicable anti-corruption law (collectively, “Anti-Corruption Laws”); and the Loan Parties have instituted and maintain policies and procedures designed to ensure continued compliance therewith in all material respects.

(h) None of the Loan Parties or any of its Subsidiaries is a “holding company” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company” as each term is defined and used in the Public Utility Holding Company Act of 2005.

Section 5.16 Disclosure. No report, financial statement, certificate or other written information furnished by or on behalf of the Borrower or any of its Subsidiaries to the Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or any other Loan Document (as modified or supplemented by other information so furnished) when taken as a whole contains when furnished any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided to the extent any information is included in an Approved Budget or constitutes projections or other forward-looking information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation; it being understood that such projections may vary from actual results and that such variances may be material.

Section 5.17 Intellectual Property. As of the date hereof, set forth on Schedule 5.17 and the schedules to the Collateral Documents is a complete and accurate list of all Registered patents, trademarks, service marks, domain names and copyrights, owned by the Borrower or any of its Subsidiaries and all IP Agreements as of such date, showing as of such date the jurisdiction in which each such item of registered Intellectual Property is registered or in which an application is pending and the registration or application number. The Borrower and each Subsidiary owns or has the right to use, all of the trademarks, service marks, trade names, domain names, copyrights, patents, know‑how, technology and other intellectual property recognized under applicable Law (collectively, “Intellectual Property”) that are material to the operation of their respective businesses as currently conducted and, to the knowledge of the Loan Parties, except as set forth in the “Disputes or Litigation” section of Schedule 5.17, the use of such Intellectual Property by such Person or the operation of their respective businesses is not infringing upon any Intellectual Property rights held by any other Person and there are no other disputes or litigation proceedings involving such Intellectual Property.

Section 5.18 Initial Approved Budget. The Initial Approved Budget was prepared in good faith by the management of the Loan Parties, based on assumptions believed by the management of the Loan Parties to be reasonable at the time made and upon information believed by the management of the Loan Parties to have been accurate based upon the information available to the management of the Loan Parties at the time such Initial Approved Budget was furnished (it being understood and agreed that financial projections are not a guarantee of financial performance, actual results may differ from financial projections and such differences may be material and financial projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Loan Parties).

Section 5.19 EEA Financial Institution. Neither the Borrower nor any other Loan Party is an EEA Financial Institution.

Section 5.20 Contractual Obligations. Set forth on Schedule 5.20 hereto are all Material Contracts to which the Loan Parties and their Subsidiaries are party as of the Closing Date. As of the Closing Date, none of the Loan Parties or their Subsidiaries have knowledge of any events of default under any such Material Contracts.

Section 5.21 Financing Order.

(a) The Loan Parties are in compliance with the terms and conditions of the applicable Financing Order.

(b) The applicable Financing Order is in full force and effect and has not been vacated, reversed, rescinded, amended or modified without the prior written consent of the Administrative Agent and the Required Lenders, in their sole discretion and no appeal of such order has been timely filed or, if timely filed, no stay pending such appeal is currently effective.

Article VI

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment outstanding hereunder or any Loan or other Obligation hereunder which is accrued and payable shall remain unpaid or unsatisfied, the Borrower shall, and shall (except in the case of the covenants set forth in Section 6.01, Section 6.02 and Section 6.03) cause each Subsidiary to:

Section 6.01 Financial Statements. Deliver to the Administrative Agent and to each Lender:

(a) Quarterly and Annual Financial Statements. (i) As soon as available, but in any event, within forty-five (45) days after the end of each of the first three fiscal quarters of each Fiscal Year of the Borrower (commencing with the first full fiscal quarter ended after the Closing Date), unaudited internally prepared balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related unaudited internally prepared consolidated statements of income or operations and cash flows for such fiscal quarter, certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject to year-end adjustments, and (ii) as soon as available, but no later than one hundred and twenty (120) days after the last day of Borrower’s fiscal year, internally prepared consolidated financial statements of the Borrower for the fiscal year then ended (to be comprised of a consolidated balance sheet and income statement and cash flows covering the Borrower’s and its Subsidiaries’ operations for such fiscal year), prepared in a manner consistent with GAAP and with prior practices, and complete and correct in all material respects, subject to normal year-end adjustments that, in the aggregate, are not material to the Borrower’s business operations, certified by a Responsible Officer.

(b) Management Discussion and Analysis Reports. Simultaneously with the delivery of each set of consolidated financial statements referred to in Section 6.01(a), a report setting forth management’s analysis and discussion of the condition (financial and otherwise) and operations, in respect of the business of the Borrower and its Subsidiaries.

(c) Approved Budget. The Borrower shall deliver to the Administrative Agent and the Lenders the proposed Supplemental Approved Budget and variance reports in accordance with the applicable Financing Order;

(d) Monthly Financial Statements. At the request of the Required Lenders, the Borrower shall provide to the Lenders a consolidated balance sheet of the Borrower and its

Subsidiaries as of the end of last fiscal month, and the related consolidated statements of income or operations for such fiscal month.

(e) [Reserved].

(f) Other Statements. Contemporaneous with the delivery to the holders under the Prepetition Notes Documents (and in any case no later than three (3) days following such delivery), copies of all statements, reports, notices made available to Borrower’s security holders generally, or to any other holders of Indebtedness for borrowed money or notes, including, without limitation, (i) notice of the occurrence of any default, which notice shall specify the nature thereof, the period of existence thereof and what action the Borrower proposes to take with respect thereto and (ii) notice of the occurrence of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(g) Notices to Prepetition Noteholders. Copies of all notices to or from, and agreements and documents (including any amendments or modifications thereto) entered into in connection with the documents in connection with the Prepetition Indenture (or the trustee thereof), in each case, within one (1) Business Day of delivery, receipt or execution as the case may be.

Section 6.02 Certificates; Reports; Other Information. Promptly deliver to the Administrative Agent and to each Lender:

(a) upon delivery of the financial statements referred to in Section 6.01(a) a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower;

(b) promptly after the same are publicly available, copies of all annual, regular, periodic and special reports and registration statements which the Borrower files with the SEC or with any successor Governmental Authority (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered), exhibits to any registration statement and, if applicable, any registration statement on Form S‑8) and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(c) promptly upon receipt thereof, notice that any third party has expressed an interest in writing (either formally or informally) in acquiring all or substantially all of the Loan Parties’ business (other than the Stalking Horse Bidder (as defined in the First Day Declaration referred to in the Financing Orders);

(d) prior to the filing thereof in the Bankruptcy Court, drafts of all material filings related to the transactions contemplated by this Agreement and the other Loan Documents; it being understood that the foregoing requirement will be deemed satisfied to the extent such drafts are delivered to counsel for the Administrative Agent and counsel for the Lenders;

(e) all filings made with the Bankruptcy Court by any of the Loan Parties in the Chapter 11 Case (except to the extent filed under seal and disclosure to the Administrative Agent or Lenders is not permitted); it being understood that the foregoing requirement will be deemed satisfied to the extent such filings required to be delivered are available online and reasonably accessible to the Administrative Agent and Lenders; and

(f) no later than the first Business Day after delivery thereof, all written reports given by any of the Loan Parties to any official or unofficial creditors’ committee in the Chapter 11 Case, except to the extent disclosure thereof is not permitted.

(g) as soon as commercially reasonable, and in any event not less than two (2) Business Days prior to filing, all material pleadings, motions and other documents (provided that any of the foregoing relating to the Loan Documents shall be deemed material) to be filed on behalf of the Debtors with the Bankruptcy Court to the Administrative Agent and the Lenders and their counsel.

(h) Promptly deliver via email, upon receipt of same, to the Administrative Agent and the Lenders copies of any term sheets, proposals, presentations or other documents, from any party, related to (i) the restructuring of the Debtors, or (ii) the sale of assets of one or all of the Debtors.

Delivery of any reports, information and documents under Section 6.01 and Section 6.02 as well as any such reports, information and documents pursuant to this Agreement, to the Administrative Agent and the Lenders is for informational purposes only and the Administrative Agent’s and Lenders’ receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Borrower’s compliance with any of its covenants hereunder (as to which the Administrative Agent and the Lenders are entitled to rely exclusively on the Compliance Certificates). The Administrative Agent and the Lenders shall have no responsibility or liability for the filing, timeliness or content of any report required under Section 6.01 or Section 6.02 or any other reports, information and documents required under this Agreement (aside from any report that is expressly the responsibility of the Lenders subject to the terms hereof).

Section 6.03 Notice Requirements; Other Information. Promptly after a Responsible Officer obtains knowledge thereof, notify the Administrative Agent and each Lender of each of the following events or circumstances and provide to the Administrative Agent and each Lender the following information and documents:

(a) the occurrence of any Default, which notice shall specify the nature thereof, the period of existence thereof and what action the Borrower proposes to take with respect thereto;

(b) the occurrence of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect;

(c) the commencement of, or any material development in, any litigation or governmental proceeding (including without limitation pursuant to any applicable Environmental Laws) pending against the Borrower or any of the Subsidiaries that could reasonably be expected to be determined adversely and, if so determined, to result in a Material Adverse Effect;

(d) the occurrence of any ERISA Event (x) that results in a liability of a Loan Party which is above the Threshold Amount or (y) which could otherwise have a Material Adverse Effect or the material breach of any representation in Section 5.12;

(e) any information with respect to environmental matters as required by Section 6.04(b);

(f) copies of all notices, requests and other documents (other than any filings made with the Bankruptcy Court that are available online and reasonably accessible to the Administrative Agent and the Lenders) received by any Loan Party or any of its Subsidiaries under or pursuant to any instrument, indenture, loan or credit or similar agreement relating to Indebtedness in excess of the Threshold Amount regarding or related to any breach or default by any party thereto or any other event that could materially impair the value of the interests or the rights of any Loan Party or otherwise have a Material Adverse Effect and copies of any amendment, modification or waiver of any provision of any such instrument, indenture, loan or credit or similar agreement relating to Indebtedness in excess of the Threshold Amount and, from time to time upon request by the Administrative Agent (at the direction of the Required Lenders), such information and reports regarding such instruments, indentures and loan and credit and similar agreements relating to Indebtedness in excess of the Threshold Amount as the Administrative Agent may reasonably request (at the direction of the Required Lenders);

(g) a tax event or liability not previously disclosed in writing by the Borrower to the Administrative Agent which would reasonably be expected to result in a material liability, together with any other information as may be reasonably requested by the Required Lenders to enable the Required Lenders to evaluate such matters, other than any tax event or liability the payment of which is stayed or excused under the Bankruptcy Code;

(h) any occurrence of a Change of Control; and

(i) any change (i) in any Loan Party’s corporate name, (ii) any Loan Party’s identity and corporate structure, (iii) any Loan Party’s taxpayer identification number or (iv) any Loan Party’s jurisdiction of incorporation.

Section 6.04 Environmental Matters. (a) Comply and cause each of its Subsidiaries to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits; obtain and renew, and cause each of its Subsidiaries to obtain and renew, all material Environmental Permits required under Environmental Laws for its operations and properties; and conduct, and cause each of its Subsidiaries to conduct, any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action required to remove and clean up all releases or threatened releases of Hazardous Materials from any of its properties, as required under, and in accordance with the requirements of all Environmental Laws; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and, to the extent required by GAAP, appropriate reserves are being maintained with respect to such circumstances.

(b) Promptly, and in any event within ten (10) Business Days, after a Responsible Officer obtains knowledge thereof, notify the Administrative Agent of, or deliver to the Administrative Agent, for further distribution to each Lender, copies of any and all material, non-privileged written communications and material, non-privileged documents concerning:

(i) any Environmental Action against or of any non‑compliance by any Loan Party or any of its Subsidiaries with any Environmental Law or Environmental Permit that would (1) reasonably be expected to result in a liability to any Loan Party in excess of the Threshold Amount or (2) cause any owned real property to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law;

(ii) to the extent any of the following is reasonably expected to result in a liability to any Loan Party in excess of the Threshold Amount: (1) any occurrence of any release or threatened release of Hazardous Materials required to be reported to any Governmental Authority under applicable Environmental Law, (2) any remedial actions taken by any Loan Party or its Subsidiaries in respect of any such release or threatened release that could reasonably be expected to result in an Environmental Action or (3) the Loan Parties’ discovery of any occurrence of or condition on any real property adjoining or in the vicinity of any site or facility that would be reasonably expected to cause such site or facility or any part thereof to be subject to any restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws;

(iii) to the extent reasonably expected to result in a liability to any Loan Party in excess of the Threshold Amount, any action proposed to be taken by the Borrower or any of its Subsidiaries to modify current operations in a manner that would reasonably be expected to subject the Borrower and its Subsidiaries to any material additional obligations or requirements under Environmental Laws;

(iv) copies of all material environmental reports or audits (whether produced by the Borrower or its Subsidiaries or any third party or Governmental Authority) and any Phase I or Phase II reports in respect of any sites or real property owned, leased or operated by the Borrower and its Subsidiaries that are in possession or control of any Loan Party or any of its Subsidiaries;

(v) to the extent any of the following is reasonably expected to result in a liability to any Loan Party in excess of the Threshold Amount: copies of any and all material, non-privileged written communications with respect to (A) any Environmental Action, (B) any release or threatened release or non‑compliance with any Environmental Law required to be reported to any Governmental Authority and (C) any request for information from a Governmental Authority that suggests such Governmental Authority is investigating the potential responsibility of the Borrower or any of its Subsidiaries as a potentially responsible party;

(vi) the good faith belief that a release of Hazardous Materials, or a violation of Environmental Law reasonably likely to result in a fine or penalty in excess of the Threshold Amount, has occurred on or after the Closing Date, and within 60 days after such request and at the expense of the Borrower, any additional environmental site assessment reports for any of its or its Subsidiaries’ properties described in such request prepared by an environmental consulting firm acceptable to the Required Lenders, indicating the presence or absence of such Hazardous Materials and the estimated cost of any compliance, removal or remedial action in connection with any such Hazardous Materials on such properties; without limiting the generality of the foregoing, if the Required Lenders reasonably determine at any time that a material risk exists that any such report will not be provided within the time referred to above, the Administrative Agent may retain an environmental consulting firm to prepare such report at the expense of the Borrower, and the Borrower hereby grants and agrees to cause any Subsidiary that owns any property described in such request to grant at the time of such request to the Administrative Agent, the Lenders, such firm and any agents or representatives thereof, the right, subject to the rights of tenants, to enter onto their respective properties to undertake such an assessment; and

(vii) any such other documents and information as the Administrative Agent (at the direction of the Required Lenders) may reasonably request from time to time.

Section 6.05 Maintenance of Existence. (a) Preserve, renew and maintain in full force and effect its legal existence, structure and name under the Laws of the jurisdiction of its organization and (b) take all commercially reasonable action to maintain all rights, privileges (including its good standing, where such concept exists), permits, licenses and franchises necessary or desirable in the normal conduct of its business, except (i) other than with respect to any Loan Party, to the extent the Borrower’s board of directors (or in the case of clause (b), a Responsible Officer) shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Borrower and its Subsidiaries and to the extent that the loss thereof shall not be disadvantageous to Borrower, its Subsidiaries or the Lenders in any material respect, (ii) pursuant to a transaction permitted by Section 7.04 or Section 7.05 or (iii) in the case of clause (b), failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 6.06 Maintenance of Properties. Maintain, preserve and protect all of its material properties and equipment that are used or useful in the operation of its business in good working order, repair and condition, ordinary wear and tear excepted and casualty or condemnation excepted, and make all commercially reasonable and appropriate repairs, renewals, replacements, modifications, improvements, upgrades, extensions and additions thereof except where failure to do so would not reasonably be expected to materially adversely affect the use of the related property.

Section 6.07 Maintenance of Insurance. Maintain with financially sound and reputable insurance companies (in the good faith judgment of management of the Borrower), insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self‑insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the Borrower and its Subsidiaries) as are customarily carried by Person engaged in similar businesses and owning or leasing similar properties in the same general areas in which the Borrower or such Subsidiary operates. Subject to the terms of the applicable Financing Order, Borrower shall cause all property policies to have a lender’s loss payable endorsement showing Collateral Agent as lender loss payee for the benefit of the Lenders and use commercially reasonable efforts to cause such endorsement to provide that the insurer must give Collateral Agent at least thirty (30) days’ notice before canceling, amending, or declining to renew its policy. All liability policies shall show, or have endorsements showing, Collateral Agent as an additional insured, and all such policies (or the loss payable and additional insured endorsements) shall provide that the insurer shall give Collateral Agent at least twenty (30) days’ notice before canceling, amending, or declining to renew its policy. At any Lender’s request, each Loan Party shall deliver certified copies of policies and evidence of all premium payments. Proceeds payable under any casualty policy in connection with a Casualty Event shall be subject to Section 2.03(b)(ii).

Section 6.08 Compliance with Laws. Except as otherwise excused or prohibited by the Bankruptcy Code, and subject to any required approval by the Bankruptcy Court, comply in all material respects with the requirements of all Laws and all orders, writs, injunctions, decrees and judgments applicable to it or to its business or property, except where such non-compliance is not, either individually or in the aggregate, reasonably likely to have a Material Adverse Effect.

Section 6.09 Books and Records. Maintain proper books of record and account, in which entries that are full, true and correct in all material respects and as are sufficient to permit the preparation of financial statements in conformity with GAAP consistently applied, shall be made of all material financial transactions and matters involving the assets and business of any of the Loan Parties.

Section 6.10 Inspection Rights; Lender Calls. (a) Permit representatives and independent contractors of the Agent and each Lender (including, without limitation, financial advisors retained by or for the benefit of the Agent or the Lenders or their counsel, including the Financial Advisor) to visit and inspect any properties and books and records of the Borrower and its Subsidiaries (subject, in the case of third party customer sites, to customary access agreements) and to discuss its affairs, finances and accounts with its directors, officers, advisors and independent public accountants, all at the reasonable expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, that such visits and inspections shall be coordinated through the Required Lenders and any review of books and records shall be done no more frequently than once per month absent the continuation of an Event of Default. The Agent and the Lenders shall give the Borrower the opportunity to participate in any discussions with the Borrower’s independent public accountants to the extent reasonably feasible. Neither the Borrower nor any Subsidiary shall be required to disclose to the Agent or any Lender any information that, in the opinion of counsel to the Borrower or such Subsidiary, is prohibited by Law to be disclosed, is subject to attorney client privilege or constitutes attorney work product or the disclosure of which would cause a material breach of a binding non‑disclosure agreement with a third party to the extent such agreement is not made in contemplation of the avoidance of this Section 6.10.

(b) Up to one (1) time in every two-week period, upon the reasonable request of the Required Lenders, the Borrower’s chief financial officer, together with the Borrower’s financial advisor shall hold a conference call (at a mutually agreeable time, the cost of such call to be paid by the Borrower) with the Administrative Agent and the Lenders, on which conference calls shall be reviewed the Loan Parties’ financial performance, operations, current trends and variance reports.

Section 6.11 Additional Guarantors. Notify the Administrative Agent and the Lenders at the time that any Subsidiary becomes a debtor in the Chapter 11 Case, and (a) promptly thereafter (and in any event within five business (5) days), seek an order of the Bankruptcy Court authorizing such Person to become a Guarantor and (b) immediately upon the entry of such order, (i) cause such Person to become a Guarantor by executing and delivering to the Administrative Agent a supplement to this Agreement substantially in the form attached to this Agreement, and (ii) deliver to the Administrative Agent any applicable documents of the types referred to in Section 4.01(a), all in form, content and scope reasonably satisfactory to the Required Lenders.

Section 6.12 Use of Proceeds. Use the proceeds of any Loan, whether directly or indirectly, (i) to pay certain costs, fees, and expenses related to the Chapter 11 Case, including the fees, costs, and expenses of Professional Persons, (ii) to make adequate protection payments and other payments pursuant to any applicable Financing Order entered by the Bankruptcy Court and any related orders; provided that the form and substance of such orders shall be acceptable to the Required Lenders, and (iii) to fund working capital needs and expenditures of the Debtors during the Chapter 11 Case, in each case in accordance with the Approved Budget and the Loan Documents; provided further, solely in the manner set forth in the applicable Financing Order, and the Approved Budget, subject to the Permitted Variances. Notwithstanding the foregoing and subject to the terms of the Restructuring Support Agreement, no part of the proceeds of any Loan shall be used directly or indirectly:

(a) for any purpose that is prohibited under the Bankruptcy Code or the applicable Financing Order;

(b) to make any distribution under a plan of reorganization in the Chapter 11 Case; or

(c) to finance in any way payment of the fees and expenses of any Person incurred in connection with (i) the investigation (including discovery proceedings), initiation or prosecution of any claims, causes of action, adversary proceedings, suits, arbitrations, proceedings, applications, motions or other litigation of any type adverse to any of the Secured Parties or any of their respective Affiliates, agents or representatives, or their respective rights and remedies under or in respect of the Loans provided pursuant to this Agreement or the applicable Financing Order; (ii) challenging the amount, validity, perfection, priority or enforceability of, or asserting any defense, counterclaim or offset to, the obligations and liens and security interests granted under the Loan Documents or the Existing Agreements, including, in each case, without limitation, for lender liability or pursuant to Section 105, 510, 544, 547, 548, 549, 550 or 552 of the Bankruptcy Code, applicable non-bankruptcy law or otherwise; or (iii) attempting to prevent, hinder or otherwise delay any of the Lenders’ or the Collateral Agent’s assertion, enforcement or realization upon any of the Collateral.

Notwithstanding the foregoing, the Loan Parties shall be permitted to pay compensation and reimbursement of fees and expenses of professionals allowed and payable under Sections 328, 330 and 331 of the Bankruptcy Code, as the same may be due and payable, to the extent expressly permitted by the applicable Financing Order.

Nothing herein shall in any way prejudice or prevent the Agent or the Lenders from objecting, for any reason, to any requests, motions or applications made in the Bankruptcy Court, including any application of final allowances of compensation for services rendered or reimbursement of expenses incurred under Sections 105(a), 330 or 331 of the Bankruptcy Code, by any party in interest (and each such order shall preserve the Agent’s and the Lenders’ right to review and object to any such requests, motions or applications).

Section 6.13 Anti-Corruption and Sanctions Laws. To the extent existing on the Closing Date, the Borrower will maintain in effect such policies and procedures designed to promote compliance in all material respects by the Borrower, its Subsidiaries, and their respective directors, officers, employees, and agents with the FCPA and any other applicable anti-corruption laws as well as Sanctions.

Section 6.14 Taxes. To the extent permitted by the Bankruptcy Court and the Bankruptcy Code, pay and discharge, and will cause each of its Subsidiaries to pay and discharge, all Taxes, assessments and governmental charges or levies arising after the Closing Date imposed upon it or upon its income or profits, or upon any properties belonging to it, in each case on a timely basis, which, if unpaid when due and payable, may reasonably be expected to become a Tax Lien upon any properties of the Borrower or any of its Subsidiaries thereof not otherwise permitted under this Agreement; provided that neither the Borrower nor any of its Subsidiaries shall be required to pay any such Tax, assessment, charge, levy or claim (i) which is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with GAAP unless and until any Tax Lien resulting therefrom attaches to its property and becomes enforceable against its other creditors or (ii) non-payment of which is required under the Bankruptcy Code or order of the Bankruptcy Court.

Section 6.15 End of Fiscal Years; Fiscal Quarters. Cause (i) its fiscal year to end on or about December 31 of each calendar year and (ii) its fiscal quarters to end on or about March 31, June 30, September 30 and December 31 of each calendar year, in each case unless otherwise approved by the Required Lenders.

Section 6.16 ERISA. (a) ERISA Events and ERISA Reports. (i) Promptly and in any event within ten (10) days after any Loan Party, any Subsidiary or any ERISA Affiliate knows or has reason to know that any ERISA Event that could reasonably be expected to result in a liability of a Loan Party in excess of the Threshold Amount has occurred, a statement of a Responsible Officer of the Borrower describing such ERISA Event and the action, if any, that such Loan Party, such Subsidiary or such ERISA Affiliate has taken and proposes to take with respect thereto and (ii) on the date any records, documents or other information must be furnished to the PBGC with respect to any Plan pursuant to Section 4010 of ERISA, a copy of such records, documents and information.

(b) Plan Terminations. Promptly and in any event within five (5) Business Days after receipt thereof by any Loan Party or any ERISA Affiliate, copies of each notice from the PBGC stating its intention to terminate any Plan or to have a trustee appointed to administer any Plan.

(c) Plan Annual Reports. Promptly and in any event within thirty (30) days after the filing thereof with the IRS, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) with respect to each Plan.

(d) Multiemployer Plan Notices. Promptly and in any event within five (5) Business Days after receipt thereof by any Loan Party, any Subsidiary or any ERISA Affiliate from the sponsor of a Multiemployer Plan, copies of each notice concerning (i) the imposition of Withdrawal Liability by any such Multiemployer Plan, (ii) the reorganization or termination, or a determination that such Multiemployer Plan is in endangered or critical status, within the meaning of Title IV of ERISA, of any such Multiemployer Plan or (iii) the amount of liability incurred, or that may be incurred, by such Loan Party, such Subsidiary or such ERISA Affiliate in connection with any event described in clause (i) or (ii).

Section 6.17 Further Assurances. Execute and deliver, or cause to be executed and delivered, to the Agent such reasonable documents and agreements, and shall take or cause to be taken such reasonable actions, as the Agent may, from time to time, reasonably request (at the direction of the Required Lenders) to carry out the terms and conditions of this Agreement and the other Loan Documents.

Section 6.18 Business. Except to the extent required or authorized by the Bankruptcy Court, the Borrower will only, and will only permit the Subsidiaries to, engage directly or indirectly in the business engaged in by the Borrower and the Subsidiaries as of the Closing Date and reasonable extensions thereof and businesses ancillary, corollary, synergistic or complimentary thereto.

Section 6.19 Post-Closing Matters. To the extent not prohibited by any Requirement of Law and not otherwise resulting in material adverse tax consequences to the Borrower and its Subsidiaries, at the request of the Required Lenders (or automatically to the extent requested under the Prepetition Indenture), the Borrower shall cause its Foreign Subsidiaries designated by the Required Lenders to execute such guarantees, pledge agreements and security documents as shall be customary in such local jurisdictions to grant to Collateral Agent, for the benefit of the Secured Parties, a guaranty of the Obligations secured by the equity interests and substantially all assets of such Subsidiaries within sixty (60) days of such request (or such longer period as the Required Lenders may agree in their sole discretion). In addition, the Borrower shall deliver the following within forty-five (45) days of the Closing Date (or such longer period as the Required Lenders may agree in their sole discretion): (i) control agreements with respect to the Borrower’s deposit accounts listed on the schedules to the Collateral Documents (other than any Excluded Account) and (ii) insurance endorsements in accordance with Section 6.07, in each case in form and substance reasonably acceptable to the Collateral Agent (subject to indemnity provisions in such control agreements being subject to the Collateral Agent’s approval in its sole discretion) and the Required Lenders.

Section 6.20 Compliance with Financing Order. Comply with the applicable Financing Order to the extent the Loan Parties’ compliance therewith is required at such time.

Section 6.21 Milestones. Each of the Debtors covenants and agrees with Administrative Agent and each Lender that, so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all fees and all other expenses or amounts payable under any Loan Document have been paid in full in cash, each of the Debtors shall and shall cause each of the Subsidiaries to ensure that each of the Milestones set forth in the applicable Financing Order is achieved in accordance with the applicable timing referred to therein (or such later dates as may be approved in writing by the Required Lenders in their sole discretion).

Section 6.22 Bankruptcy Covenants. Notwithstanding anything in the Loan Documents to the contrary, the Debtors shall comply with all material covenants, terms and conditions and otherwise perform all obligations set forth in the applicable Financing Orders in all material respects.

Section 6.23 Cash Management. Subject to approval by the Bankruptcy Court, after commencement of the Chapter 11 Case, the Debtors shall use a cash management system that is the same as or substantially similar to its cash management system in effect prior to such date. Any material changes from such prepetition cash management system must be acceptable to the Agent (at the direction of the Required Lenders).

Section 6.24 No Flowback to Switzerland. None of the proceeds borrowed under the Loans may be used in Switzerland in a manner which would constitute a use of proceeds in Switzerland as interpreted by the Swiss Federal Tax Administration for purposes of Swiss Withholding Tax unless: (i) a tax ruling countersigned by the Swiss Federal Tax Administration is obtained confirming that any such use of proceeds in Switzerland does not result in Swiss Withholding Tax consequences, or (ii) any such use of proceeds in Switzerland does not result in any Swiss Withholding Tax consequences under then applicable Swiss tax laws.

Article VII

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment outstanding hereunder or any Loan or other Obligation hereunder which is accrued and payable shall remain unpaid or unsatisfied, the Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

Section 7.01 Liens. Subject to the applicable Financing Order, create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues (including accounts receivable), whether now owned or hereafter acquired, other than the following Liens (collectively, “Permitted Liens”):

(a) Liens pursuant to any Loan Document which shall have the priority set forth in the applicable Financing Order;

(b) Liens existing on the Petition Date and listed on Schedule 7.01(b);

(c) Liens for Taxes, assessments, governmental charges which are not overdue for a period of more than thirty (30) days or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the applicable Person to the extent required in accordance with GAAP;

(d) statutory or common law Liens of landlords, carriers, warehousemen, mechanics, materialmen, repairmen, suppliers, construction contractors, employees, pension plan administrators or other like Liens arising in the ordinary course of business which secure amounts not overdue for a period of more than thirty (30) days or if more than thirty (30) days overdue, are unfiled (or if filed have been discharged or stayed) and no other action has been taken to enforce such Lien or which are being contested in good faith, if adequate reserves with respect thereto are maintained on the books of the applicable Person to the extent required in accordance with GAAP;

(e) Liens (i) arising out of pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security or other insurance (including unemployment insurance) and (ii) pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any Subsidiary and (iii) Liens securing the financing of insurance premiums (to the extent such Liens extend to the unearned premiums for such insurance) in the ordinary course of business;

(f) Liens consisting of deposits made in connection with Indebtedness of the types permitted under Sections 7.03(e) or 7.03(g) (in each case, other than for borrowed money) entered into in the ordinary course of business or to secure the obligations otherwise permitted;

(g) easements, rights‑of‑way, covenants, conditions, restrictions, encroachments, and other survey defects protrusions and other similar encumbrances and minor title defects affecting real property which were not incurred in connection with Indebtedness and do not in any case materially and adversely interfere with the use of the property encumbered thereby for its intended purposes;

(h) Liens arising by virtue of any contractual, statutory or common law provision relating to banker’s Liens, rights of set-off or similar rights and remedies (i) relating to the establishment of depository relations with banks or other financial institutions not given in connection with the incurrence of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower or any Subsidiary Guarantor (so long as such Subsidiary remains a Subsidiary Guarantor) to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower or such Subsidiary Guarantor or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any of its Subsidiaries in the ordinary course of business;

(i) Liens arising from precautionary Uniform Commercial Code financing statement filings regarding leases entered into by the Borrower and its Subsidiaries in the ordinary course of business;

(j) any zoning, land‑use or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property;

(k) the modification, replacement, renewal or extension of any Lien permitted by clause (b) of this Section 7.01; provided that (i) the Lien does not extend to any additional property or additional Indebtedness (except with respect to paid-in-kind obligations pursuant to the terms of such Indebtedness as in effect on the Closing Date) other than (A) after‑acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 7.03, and (B) proceeds and products thereof; and (ii) the renewal, extension or refinancing of the obligations secured or benefited by such Liens is permitted by Section 7.03;

(l) nonconsensual statutory Liens arising after the Petition Date;

(m) judgment Liens in existence for less than thirty (30) days after the entry thereof, or with respect to which execution has been stayed or the payment of which is covered in full by insurance maintained with responsible insurance companies, or which judgment Liens do not otherwise result in an Event of Default under Section 8.01(h);

(n) any interest or title of a lessor, licensor or sublessor under any lease, license or sublease entered into by the Borrower or any of its Subsidiaries in the ordinary course of its business and covering only the assets so leased, or subleased;

(o) to the extent constituting a Lien and permitted under Section 7.05, any non-exclusive licenses of Intellectual Property granted to third parties and set forth on Schedule 5.17 and other non-exclusive licenses after the Closing Date, in each case to the extent not resulting in a legal transfer of title of the licensed Intellectual Property and in the ordinary course of business;

(p) to the extent constituting Liens and permitted under Section 7.05, any leases, subleases, licenses, or sublicenses (other than licenses of Intellectual Property) granted to third parties that do not materially interfere with the Loan Parties’ ordinary course of business;

(q) Liens securing Indebtedness permitted under Section 7.03(g) which shall have the priority set forth in the applicable Financing Order;

(r) other Liens granted pursuant to the Financing Orders.

Section 7.02 Investments. Make any Investments, except:

(a) Investments by the Borrower or its Subsidiaries in cash and Cash Equivalents;

(b) Investments existing as of the Closing Date and disclosed on Schedule 7.02(b) and Investments consisting of any modification, replacement, renewal, reinvestment or extension of any such Investment; provided that the amount of any Investment permitted pursuant to this Section 7.02(b) is not increased from the amount of such Investment on the Closing Date;

(c) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(d) Investments in the form of trade credit to customers of the Loan Parties arising in the ordinary course of business and consistent with past practices;

(e) Contributions, loans, or advances to, or investments in, a Loan Party made by another Loan Party;

(f) Promissory notes and other noncash consideration received by any Loan Party in connection with any asset sale permitted hereunder, with the bankruptcy or reorganization of suppliers and customers, or with the settlement of delinquent obligations of, and disputes with, customers and suppliers arising in the ordinary course of business;

(g) Investments consisting of inter-company loans and inter-company receivables owed to a Loan Party by an Affiliate of such Loan Party (that is itself not a Loan Party), solely to the extent set forth in the Approved Budget.

Section 7.03 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except the following, without duplication:

(a) Indebtedness of the Borrower and other Loan Parties under the Loan Documents;

(b) Indebtedness outstanding on the Closing Date and listed on Schedule 7.03(b);

(c) Indebtedness in respect of performance of bids, trade contracts, governmental contracts and leases (other than Indebtedness for borrowed money), statutory obligations, surety, stay, indemnity, customs and appeal bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations), and, in each case, letters of credit in respect thereof, incurred in the ordinary course of business;

(d) non-recourse Indebtedness incurred by the Borrower or any of its Subsidiaries to finance the payment of insurance premiums of such Person;

(e) Indebtedness owed to any Person providing worker’s compensation, unemployment insurance and other social security legislation, health, disability or other employee benefits or property, casualty or liability insurance to the Borrower or any of its Subsidiaries incurred in connection with such Person providing such benefits or insurance pursuant to customary reimbursement or indemnification obligations to such Person;

(f) to the extent constituting Indebtedness, each of the Investments permitted pursuant to Section 7.02;

(g) Indebtedness of the Borrower and the Loan Parties under the Prepetition Indenture in an aggregate principal amount not to exceed the outstanding aggregate principal amount thereof as of the Closing Date plus any paid-in-kind interest in accordance with the terms thereof to the extent permitted in an Approved Bankruptcy Court Order; provided, that no Subsidiaries of the Borrower shall guaranty such Indebtedness unless such Subsidiaries also guaranty the Obligations; and

Section 7.04 Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, split or allow any change to the ownership of the Borrower or any of its Subsidiaries, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except any liquidation or share capital reduction by the Swiss Loan Party.

Section 7.05 Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except:

(a) Dispositions of obsolete, worn out or surplus property, whether now owned or hereafter acquired, in the ordinary course of business and Dispositions of property no longer used or useful in the conduct of the business of the Borrower and its Subsidiaries, in each case to the extent constituting immaterial property;

(b) Dispositions in the ordinary course of business of Cash Equivalents;

(c) sales of inventory in the ordinary course of business;

(d) the leasing, as lessor, of real or personal property not presently used or useful in such Person’s business and is otherwise in the ordinary course of business;

(e) Dispositions of equipment or other assets, to the extent that such equipment is exchanged for credit against the purchase price of similar replacement equipment or assets or the proceeds of such Dispositions are reasonably promptly applied to the purchase price of similar replacement equipment, all in the ordinary course of business;

(f) Dispositions constituting an Intellectual Property that is not material to the conduct of the business of the Borrower and its Subsidiaries;

(g) Dispositions otherwise permitted by Sections 7.01, 7.02 or 7.03 and Dispositions from any Subsidiary that is not a Loan Party to any other Subsidiary that is not a Loan Party; and

(h) any other Disposition approved by the Bankruptcy Court and approved by Required Lenders.

Section 7.06 Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, except:

(a) to the extent constituting a Restricted Payment, the payment of fees of non-insider directors to the extent permitted in an Approved Bankruptcy Court Order and the reimbursement of reasonable expenses;

(b) the Subsidiaries of the Borrower may make direct or indirect Restricted Payments to the Borrower and other Subsidiaries of the Borrower that are Loan Parties, either by direct payment or for the Swiss Loan Party as a consequence of a liquidation or restructuring of its share capital, including by share capital reduction; and

(c) the Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person (other than Disqualified Equity Interests).

Section 7.07 Change in Nature of Business. Except as required by the Bankruptcy Code or as set forth in any order of the Bankruptcy Court, engage in any line of business other than those lines of business conducted by the Borrower and its Subsidiaries on the date hereof or any business reasonably related or ancillary thereto.

Section 7.08 Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Borrower or its Subsidiaries, whether or not in the ordinary course of business, other than:

(a) transactions to the extent permitted pursuant to an Approved Bankruptcy Court Order;

(b) transactions contemplated by the Restructuring Support Agreement;

(c) any transactions expressly permitted under Section 7.02, Section 7.04 and Section 7.06; provided that all parties to such transactions are Loan Parties or their Wholly-owned Subsidiaries;

(d) so long as it has been approved by the Borrower’s or its applicable Subsidiary’s board of directors or other governing body to the extent required in accordance with applicable law, (i) customary indemnifications of non-officer directors of the Loan Parties and their respective Subsidiaries and (ii) the payment of reasonable and customary compensation and indemnification arrangements and benefit plans for officers and employees of the Loan Parties and their respective Subsidiaries in the ordinary course of business, in each case to the extent permitted in an Approved Bankruptcy Court Order and approved by all independent directors of the Borrower’s board of directors; and

(e) transactions under the agreements existing on the Closing Date and listed on Schedule 7.08.

Section 7.09 Prepayments and Modifications of Certain Agreements. (a) Amend or modify any of the terms of any Indebtedness in an outstanding amount exceeding the Threshold Amount of any of the Loan Parties or their Subsidiaries arising prior to or after the Petition Date if such amendment or modification would add or change any terms in a manner adverse to the Loan Parties or the Lenders, or shorten the final maturity or average life to maturity of any such Indebtedness or require any payment to be made sooner than originally scheduled or increase the interest rate applicable thereto.

(b) Make any payment of any Indebtedness or any claim arising prior to the Petition Date except as permitted pursuant to the Financing Orders or other order of the Bankruptcy Court and otherwise not prohibited by the terms of this Agreement, or make any voluntary, optional or other non-scheduled payment, prepayment, redemption, acquisition for value, refund, refinance or exchange of any Indebtedness of such Loan Party arising after the Petition Date (including, without limitation, any interest, premium or other amounts owing in respect thereof), in each case whether or not mandatory, except (i) with respect to Indebtedness under the Loan Documents and (ii) for payments made pursuant to the applicable Financing Order.

(c) Amend or modify, or permit the amendment, modification or waiver of, any provision of any Material Contract to which any Loan Party or any Subsidiary thereof is a party or by which it or any of its property or assets is bound, in each case after the original execution and delivery thereof (or, if later, the date hereof) in any substantive manner that would be adverse to the Lenders’ interests hereunder, without the written consent of the Required Lenders.

Section 7.10 Negative Pledge. Enter into or suffer to exist, or permit any of its Subsidiaries to enter into or suffer to exist, (x) any agreement prohibiting or conditioning the creation or assumption of any Lien upon any of its property or assets except (a) agreements in favor of the Agent or (b) prohibitions or conditions by reason of customary provisions restricting pledges, assignments, subletting or other transfers contained in leases, licenses and similar agreements entered into in the ordinary course of business (provided that such restrictions are limited to the property or assets subject to such leases, licenses or similar agreements, as the case may be) or (iii) any Indebtedness outstanding on the Closing Date (including, for the avoidance of doubt, the Indebtedness under the Existing Agreements) or (y) any agreement or arrangement limiting the ability of any of its Subsidiaries to declare or pay dividends or other distributions in respect of its Equity Interests or repay or prepay any Indebtedness owed to, make loans or advances to, or otherwise transfer assets to or make Investments in, the Borrower or any of its Subsidiaries of the Borrower (whether through a covenant restricting dividends, loans, asset transfers or investments, a financial covenant or otherwise), except (a) the Loan Documents and (b) any Indebtedness outstanding on the Closing Date (including, for the avoidance of doubt, the Indebtedness under the Existing Agreements).

Section 7.11 Amendments to Organization Documents. Amend, or permit any of its Subsidiaries to amend, its certificate of incorporation or bylaws or other Organization Documents, without the written consent of the Required Lenders, except any liquidation or share capital reduction by the Swiss Loan Party.

Section 7.12 Use of Proceeds. (a) Use, directly or indirectly, the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, to fund, finance, or facilitate any activities, business, or transaction of or with any Sanctioned Person, or in any Sanctioned Country, in a manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loans, whether as underwriter, advisor, investor, or otherwise).

(b) Use any part of the proceeds of the Loans directly or indirectly, in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti‑Corruption Law.

Section 7.13 Accounting Changes. Make any change in (a) accounting policies or reporting practices, except as required by GAAP or (b) Fiscal Year.

Section 7.14 OFAC. (a) Become a Sanctioned Person, (b) become organized, resident or located in a Sanctioned Country, or (c) engage in any transactions or dealings with a Sanctioned Person or in a Sanctioned Country in violation of Sanctions.

Section 7.15 Ownership of Subsidiaries. Notwithstanding any other provisions of this Agreement to the contrary, organize, create, acquire or permit to exist after the Petition Date any Subsidiaries of the Borrower other than those existing on the Petition Date and set forth on Schedule 5.14.

Section 7.16 Compliance with Financing Orders and Approved Budget Except as otherwise provided herein or approved by the Required Lenders, the Loan Parties shall not use any cash or the proceeds of any Loans or Collateral in a manner or for a purpose other than in accordance with the applicable Financing Order and the Approved Budget, subject to the Permitted Variances. Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, in no event shall the Loan Parties make any expenditures, payments, repayments or prepayments, dividends, distributions, reimbursements or similar transaction to equity owners of the Borrower or any Subsidiary thereof (excluding Borrower and any Subsidiary thereof) during the term of this Agreement unless expressly permitted pursuant to an Approved Bankruptcy Court Order and set forth in the Approved Budget.

Section 7.17 Compliance With Certain Laws.

(a) (i) Violate any Anti-Terrorism Laws, (ii) engage in any transaction, investment, undertaking or activity that conceals the identity, source or destination of the proceeds from any category of prohibited offenses designated by the Organization for Economic Co-operation and Development’s Financial Action Task Force on Money Laundering or (iii) permit any of their respective Affiliates to violate these laws or engage in these actions.

(b) (i) Deal in, or otherwise engage in any transaction related to, any property or interests in property blocked pursuant to any Anti-Terrorism Law, (ii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempt to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(c) Become an “investment company” or a company controlled by an “investment company” under the Investment Company Act of 1940, as amended.

Section 7.18 Chapter 11 Claims. Incur, create, assume, suffer to exist or permit any administrative expense, unsecured claim or other super-priority claim or lien which is pari passu with or senior to the claims or liens, as the case may be, of the Collateral Agent or the Secured Parties against the Loan Parties hereunder, or apply to the Bankruptcy Court for authority to do so, except for the Carve-Out and as expressly permitted by the Financing Orders, an Approved Bankruptcy Court Order or the Required Lenders.

Section 7.19 Revision of Orders; Applications to Bankruptcy Court.

(a) Seek, consent to or suffer to exist any modification, stay, vacation or amendment of the applicable Financing Order that is adverse to the interests of the Lenders, except for any modifications and amendments agreed to in writing by the Administrative Agent and the Required Lenders.

(b) Apply to the Bankruptcy Court for authority to take any action prohibited by this Article VII (except to the extent such application and the taking of such action is conditioned upon receiving the written consent of the Agent and the Required Lenders or all Lenders, as applicable).

Section 7.20 Adequate Protection. Except as permitted in the Financing Orders, incur, create, assume, suffer to exist or permit any obligation to make adequate protection payments, or otherwise provide adequate protection.

Article VIII

EVENTS OF DEFAULT AND REMEDIES

Section 8.01 Events of Default. Any of the following events referred to in this Section 8.01 shall constitute an “Event of Default”:

(a) Non‑Payment. Any Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or (ii) within three (3) Business Days after the same becomes due in cash, any interest on any Loan or any other amount payable hereunder or with respect to any other Loan Document; or

(b) Specific Covenants. The Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 6.01(d), Section 6.01(f), Section 6.03(a), Section 6.05, Section 6.07, Section 6.10(b), Section 6.12, Section 6.19, Section 6.20, Section 6.22, Section 6.23 or Article VII; or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for fifteen (15) days; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Loan Party herein, in any other Loan Document, or in any document required to be delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e) Cross‑Default. Except to the extent resulting or arising from the Chapter 11 Case, any Loan Party or any Subsidiary (A) fails to make any payment beyond the applicable grace period with respect thereto, if any (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any post-Petition Date Indebtedness (other than Indebtedness hereunder) having an aggregate principal amount of not less than the Threshold Amount, unless such failure to pay is a result of the Chapter 11 Case, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, in each case, unless such failure to observe or perform is a result of the Chapter 11 Case; or

(f) Material Adverse Effect; There occurs an event that has resulted in a Material Adverse Effect; or

(g) Judgments. After the Petition Date, there is entered against any Loan Party or any Subsidiary a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third‑party insurance as to which the insurer has been notified of such judgment or order and does not deny or fail to confirm coverage) and such judgment or order shall not have been satisfied, vacated, discharged or stayed or bonded pending an appeal for a period of sixty (60) consecutive days; or

(h) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or would reasonably be expected to result in liability of any Loan Party under Title IV of ERISA in an aggregate amount which would reasonably be expected to exceed the Threshold Amount, (ii) any Loan Party, any Subsidiary or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its Withdrawal Liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount which would reasonably be expected to exceed the Threshold Amount, or (iii) any Loan Party, any Subsidiary or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, and as a result of such reorganization or termination the aggregate annual contributions of the Loan Parties, the Subsidiaries and the ERISA Affiliates to all Multiemployer Plans that are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the plan years of such Multiemployer Plans immediately preceding the plan year in which such reorganization or termination occurs by an aggregate amount which would reasonably be expected to exceed the Threshold Amount; or

(i) Invalidity of Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery or entry (with respect to the applicable Financing Order) and for any reason other than as expressly permitted hereunder or thereunder or the satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document (other than as a result of the Termination of the DIP Financing), purports to revoke or rescind any Loan Document or asserts (including by commencing or joining in any legal proceeding) that any Collateral Document is invalid or unenforceable or contests in any manner that any Loan Document constitutes a valid and enforceable agreement against it; or

(j) Change of Control; Structure. There occurs any (i) Change of Control or (ii) any change to the ownership of direct and indirect Subsidiaries of the Borrower from the ownership structure set forth on Schedule 5.14; or

(k) Liens. Any Collateral Document shall for any reason cease to create a valid and perfected Lien (having the priorities specified in the applicable Financing Order) on and security interest in the Collateral; or

(l) Dissolution or Liquidation. Any Loan Party voluntarily or involuntarily dissolves or is dissolved, liquidates or is liquidated or files a motion with the Bankruptcy Court seeking authorization to dissolve or liquidate, except a liquidation and/or a share capital reduction of the Swiss Loan Party; or

(m) Failure to Conduct Business. If any Loan Party is enjoined, restrained or in any way prevented by court order (other than an Approved Bankruptcy Court Order) from continuing to conduct all or any material part of its business affairs or any Loan Party or any of their respective Subsidiaries’ cessation of all or any material part of its business operations (other than in connection with a sale of assets permitted by the Loan Documents or otherwise consented to by the Required Lenders); or

(n) Independent Directors. With respect to the board of directors of the Borrower, the independent directors no longer constitute 50% of such board of directors; or

(o) Financial Advisor. The Borrower no longer retains Ducera Partners LLC as its financial advisor unless replaced with a financial advisor acceptable to the Required Lenders; or

(p) Financing Order. The Bankruptcy Court fails to (i) enter the Interim Order within five (5) days of the Petition Date (with such changes as the Administrative Agent and the Required Lenders may agree to), or (ii) enter the Interim Order within twenty-nine (29) days of the Petition Date (with such changes as the Administrative Agent and the Required Lenders may agree to) or the Bankruptcy Court enters an order (other than one subject to a stay) that reverses, vacates or stays for a period in excess of ten (10) days the effectiveness of the applicable Financing Order whether on appeal or otherwise, in each case without the written consent of the Required Lenders; or

(q) Certain Orders. An order with respect to the Chapter 11 Case shall be entered by the Bankruptcy Court (or any of the Loan Parties shall file any pleading or motion requesting entry of an order) (i) appointing a trustee under Section 1104 of the Bankruptcy Code, (ii) appointing an examiner with enlarged powers (beyond those set forth in Section 1106(a)(3) and (4) of the Bankruptcy Code) relating to the operation of the business under Section 1106(b) of the Bankruptcy Code, or (iii) dismissing or converting the Chapter 11 Case to a Chapter 7 case; or

(r) Non-Compliance with Financing Order. Any Loan Party fails or neglects to comply with any provision of the (x) Interim Order or (y) Final Order; or

(s) Filing of Unapproved Plan. Any Person other than a Loan Party shall have filed a plan of reorganization or liquidation in the Chapter 11 Case following termination of the Loan Parties’ exclusivity periods under Section 1121 of the Bankruptcy Code, unless approved by the Required Lenders; or

(t) Entry of Unapproved Order. (i) An order (other than one subject to a stay and the super priority claims granted to Stalking Horse Bidder (as defined in the First Day Declaration referred to in the applicable Financing Order) with respect to the Chapter 11 Case shall be entered by the Bankruptcy Court (A) permitting any administrative expense claim or any other claim (now existing or hereafter arising, of any kind or nature whatsoever) to have priority as to any of the Loan Parties that is pari passu or senior to the Obligations, other than the Carve-Out or other claims expressly permitted to have priority over the Obligations under the applicable Financing Order; (B) granting or permitting the grant of a Lien on the Collateral (other than a Permitted Lien); or (ii) an order shall be entered by the Bankruptcy Court dismissing the Chapter 11 Case which does not provide for (x) the Termination of the DIP Financing and (y) until the Termination of the DIP Financing, the continuity and priority of the Liens of the Collateral Agent in the Collateral, the super-priority administrative expense claim status of the Obligations to the same extent as is provided in the applicable Financing Order upon such dismissal; or

(u) Relief from the Automatic Stay. The Bankruptcy Court enters an order or orders granting relief from the automatic stay applicable under Section 362 of the Bankruptcy Code for any reason to any Person holding a Lien upon any pre-petition or post-petition assets of any Loan Party with respect to any Collateral as to which the Collateral Agent has been granted a first priority Lien, or any other assets of any Loan Party where the aggregate value of the property subject to all such order or orders is greater than the Threshold Amount; or

(v) Motion against the Lenders. Any of the Loan Parties shall seek to, or shall support (whether by way of motion or other pleadings filed with the Bankruptcy Court or any other writing executed by any Loan Party or by oral argument) any other Person’s motion to, (i) disallow in whole or in part any of the Obligations arising under this Agreement or any other Loan Document or (ii) challenge the validity and enforceability of the Liens or security interests granted under any of the Loan Documents or in the applicable Financing Order in favor of the Collateral Agent; or

(w) Prohibited Payment. Any of the Loan Parties shall make any payment (as adequate protection or otherwise), or application for authority to pay, on account of any claim or Indebtedness arising prior to the Petition Date other than those payments in respect of adequate protection permitted pursuant to the terms of the applicable Financing Order and payments authorized by the Bankruptcy Court in respect of (i) any payments required and/or permitted in the “first day orders” or any subsequent Approved Bankruptcy Court Order or (ii) accrued payroll and related expenses as of the Petition Date; or

(x) Other Bankruptcy Matters. (i) An order shall have been entered modifying the adequate protection obligations granted in the applicable Financing Order without the prior written consent of the Agent or Required Lenders, (ii) an order shall have been entered by the Bankruptcy Court avoiding or requiring disgorgement by the Agent and the Required Lenders of any amounts received in respect of the Obligations, (iii) any Loan Party shall file with the Bankruptcy Court a motion seeking authority to use any cash proceeds of any of the Collateral to the extent prohibited hereunder, without the written consent of the Required Lenders and the Agent or (iv) any Loan Party shall file a motion or other request with the Bankruptcy Court seeking any financing under Section 364(d) of the Bankruptcy Code secured by any of the Collateral that does not require (x) the Termination of the DIP Financing and (y) until the Termination of the DIP Financing, the continuity and priority of the Liens of the Collateral Agent in the Collateral, the super-priority administrative expense claim status of the Obligations to the same extent as is provided in the applicable Financing Order; or

(y) Restructuring Support Agreement. The Restructuring Support Agreement (i) is no longer in effect or (ii) is amended, modified or subject to a waiver, in the case of clause (ii), in a manner adverse to the interests of the Lenders without the consent of the Required Lenders.

Section 8.02 Remedies Upon Event of Default. (a) Notwithstanding the provisions of Section 362 of the Bankruptcy Code, but subject to the applicable Financing Order, if any Event of Default occurs and is continuing, the Agent shall, at the request of the Required Lenders, by written notice to the Borrower, take any or all of the following actions without further order of, or application to, the Bankruptcy Court:

(i) declare the commitment of each Lender to make Loans to be terminated, whereupon such commitments shall be terminated;

(ii) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(iii) set-off against any outstanding Obligations amounts held for the account of the Loan Parties as cash collateral or in the accounts of any Loan Party maintained by or with the Agent, any Lender or their respective Affiliates; and

(iv) take any action or exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law.

(b) If an Event of Default has occurred and is continuing: (i) the Agent shall have for the benefit the Secured Parties, in addition to all other rights of the Agent and the Lenders, the rights and remedies of a secured party under the Uniform Commercial Code; (ii) the Agent (at the direction of the Required Lenders) may, at any time, take possession of the Collateral and keep it on any Loan Party’s premises, at no cost (including any charge pursuant to Section 506(c) of the Bankruptcy Code) to the Agent or any Lender, or remove any part of it to such other place or places as the Agent (at the direction of the Required Lenders) may desire, or the Borrower shall, upon the Agent’s demand, at the Borrower’s cost, assemble the Collateral and make it available to the Agent at a place or places reasonably convenient to the Agent; and (iii) the Agent (at the direction of the Required Lenders) may sell and deliver any Collateral at public or private sales, for cash, upon credit or otherwise, at such prices and upon such terms as the Agent deems advisable at the direction of the Required Lenders, and may, if the Agent at the direction of the Required Lenders deems it reasonable, postpone or adjourn any sale of the Collateral by an announcement at the time and place of sale or of such postponed or adjourned sale without giving a new notice of sale. Without in any way requiring notice to be given in the following manner, the Loan Parties agree that any notice by the Agent of sale, disposition or other intended action hereunder or in connection herewith, whether required by the Uniform Commercial Code or otherwise, shall constitute reasonable notice to the Loan Parties if such notice is mailed by registered or certified mail, return receipt requested, postage prepaid, or is delivered personally against receipt to the Borrower, at least ten (10) Business Days prior to such action to the Borrower’s address specified herein. If any Collateral is sold on terms other than payment in full at the time of sale, no credit shall be given against the Obligations until the Agent or the Lenders receive payment, and if the buyer defaults in payment, the Agent may resell the Collateral without further notice to the Loan Parties. In the event the Agent (at the direction of the Required Lenders) seeks to take possession of all or any portion of the Collateral by judicial process, the Loan Parties irrevocably waives: (A) the posting of any bond, surety or security with respect thereto which might otherwise be required; (B) any demand for possession prior to the commencement of any suit or action to recover the Collateral; and (C) any requirement that the Agent retain possession and not dispose of any Collateral until after trial or final judgment. The Loan Parties agree that the Agent has no obligation to preserve rights to the Collateral or marshal any Collateral for the benefit of any Person. The Agent is hereby granted a license or other right to use, without charge, but subject to the terms of the of licenses to the Loan Parties with respect to Intellectual Property licensed to the Loan Parties, the Loan Parties’ Intellectual Property and advertising matter, or any similar property, in completing production of, advertising or selling any Collateral, provided, that such licenses to be granted hereunder with respect to trademarks and service marks shall be subject to the maintenance of quality standards with respect to the goods and services on which such trademarks and service marks are used sufficient to preserve the validity and enforceability of such trademark and service marks and the applicable Loan Party’s rights under all licenses and all franchise agreements shall inure to the Agent’s benefit for such purpose. The proceeds of sale shall be applied first to all expenses of sale, including attorneys’ fees, and then to the Obligations in accordance with Section 8.03. Following the Termination of the DIP Financing, the Agent will deliver any excess proceeds of the Collateral in accordance with the applicable order of the Bankruptcy Court. The Loan Parties shall remain liable for any deficiency.

(c) Upon the occurrence and during the continuance of an Event of Default, subject solely to the giving of five (5) Business Days’ prior written notice as set forth in clause (d) below, the automatic stay arising pursuant to Bankruptcy Code Section 362 shall be vacated and terminated in accordance with the applicable Financing Order r without further action or order of the Bankruptcy Court, without the need for filing any motion for relief from the automatic stay or any other pleading so as to permit the Agent and the Lenders full exercise of all of their rights and remedies based on the occurrence of an Event of Default, including, without limitation, all of their rights and remedies with respect to the Collateral and the Guarantors. With respect to the Agent’s and Lenders’ exercise of their rights and remedies, the Loan Parties agree, waive and, release, and shall be enjoined from attempting to contest, delay, or otherwise dispute the exercise by the Agent and the Lenders of their rights and remedies before the Bankruptcy Court or otherwise.

(d) Notwithstanding the foregoing, any exercise of remedies is subject to the giving of five (5) Business Days’ prior written notice in accordance with the terms of the applicable Financing Order. For the avoidance of doubt, it is understood and agreed that the giving of five (5) Business Days’ prior written notice as set forth above is a one‑time requirement and is not required to be delivered with any exercise of remedies after the first such exercise.

Section 8.03 Application of Funds. If the circumstances described in Section 2.09(f) have occurred, or after the exercise of remedies provided for in Section 8.02 any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order (after giving effect to the Carve-Out and any other payments required pursuant to the applicable Financing Order):

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including Attorney Costs payable under Section 10.04 and amounts payable under Article III) payable to the Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs payable under Section 10.04 and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest (including, but not limited to, post‑petition interest), ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal or face amounts of the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the payment of all other Obligations of the Loan Parties that are due and payable to the Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Agent and the other Secured Parties on such date; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, as required by the applicable order of the Bankruptcy Court.

The Loan Parties shall remain liable for any deficiency.

Article IX

ADMINISTRATIVE AGENT AND OTHER AGENTS

Section 9.01 Appointment and Authorization. (a) Each Lender hereby irrevocably appoints, designates and authorizes the Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained in this Agreement or in any other Loan Document, the Agent shall have no duties or responsibilities, except those expressly set forth herein, nor shall the Agent have or be deemed to have any fiduciary relationship with any Lender or Participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

Notwithstanding any provision contained in this Agreement providing for any action in the Agent’s reasonable discretion or approval of any action or matter in the Agent’s reasonable satisfaction, the Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents) which may be delivered by electronic transmission (including e-mail by such Lenders or counsel to the Required Lenders (which on the date hereof is King & Spalding LLP); provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Loan Document or applicable Law and shall, in the Agent’s sole discretion, be accompanied by indemnity or security satisfactory to the Agent and subject to the indemnification set forth in Section 9.07. The Agent shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower, any other Loan Party or any of their respective Affiliates that is communicated to or obtained by the Person serving as the Agent or any other Agent‑Related Person in any capacity.

The Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral or collectability of any Obligations, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent.

(b) The Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (in its capacity as a Lender) hereby irrevocably appoints and authorizes the Agent to act as the agent of (and to hold any security interest, charge or other Lien created by the Collateral Documents for and on behalf of or on trust for) such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Agent, as “collateral agent” (and any co‑agents, sub‑agents and attorneys‑in‑fact appointed by the Agent pursuant to Section 9.02 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Agent), shall be entitled to the benefits of all provisions of this Article IX (including Section 9.07, as though such co‑agents, sub‑agents and attorneys‑in‑fact were the “collateral agent” under the Loan Documents) as If set forth in full herein with respect thereto.

(c) The Agent shall be entitled to request written instructions, or clarification of any instruction, from the Required Lenders (or, if the relevant Loan Document stipulates the matter is a decision for any other Lender or group of Lenders, from that Lender or group of Lenders) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion and the Agent may refrain from acting unless and until it receives those written instructions or that clarification. In the absence of written instructions, Agent, as applicable, may act (or refrain from acting) as it considers to be in the best interests of the Lenders. Whenever in the administration of the Loan Documents the Agent shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Agent (unless other evidence be herein specifically prescribed) may, in the absence of bad faith on its part, may conclusively rely upon instructions from the Required Lenders. The Agent may request that the Required Lenders or other parties deliver a certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to the Loan Documents. The duties of the Agent under the Loan Documents are solely mechanical and administrative in nature.

(d) The Agent is not obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

(e) The Agent shall not be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Loan Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing, or (ii) have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that such Agent is instructed in writing to exercise by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided).

Section 9.02 Delegation of Duties. The Agent may execute any of its duties under this Agreement or any other Loan Document (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents or of exercising any rights and remedies thereunder) by or through Affiliates, agents, employees or attorneys‑in‑fact, such sub‑agents as shall be deemed necessary by the Agent, and shall be entitled to advice of counsel, both internal and external, and other consultants or experts concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agent or sub‑agent or attorney‑in‑fact that it selects in the absence of gross negligence or willful misconduct as determined by a final nonappealable judgment of a court of competent jurisdiction.

Section 9.03 Liability of the Agent. (a) No Agent‑Related Person shall (x) be liable to any Lender for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct, as determined by the final nonappealable judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein), or (y) be responsible in any manner to any Lender or Participant for any recital, statement, representation or warranty made by any Loan Party or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or the perfection or priority of any Lien or security interest created or purported to be created under the Collateral Documents, or for any failure of any Loan Party or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent‑Related Person shall be under any obligation to any Lender or Participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or any Affiliate thereof. The Agent shall not be responsible or liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Agent has been advised of the likelihood of such loss or damage and regardless of the form of action. In no event shall the be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes, pandemics or epidemics, or acts of God and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Agent shall use reasonable efforts consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances. Calculation of any prepayment premium shall not be a duty or obligation of Agent or “collateral agent.” In no event shall the Agent be liable for any indirect, special, punitive or consequential loss or damage of any kind whatsoever, including, but not limited to, lost profits, even if such loss or damage was foreseeable or it has been advised of the likelihood of such loss or damage and regardless of the form of action. Except with respect to its own gross negligence or wilful misconduct, the Agent shall not be responsible to any Secured Party for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any security document or any other instrument or document furnished pursuant thereto.

(b) Beyond the exercise of reasonable care in the custody thereof, the Agent shall have no duty as to any Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto and the Agent shall not be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any security interest in the Collateral. The Agent shall be deemed to have exercised reasonable care in the custody of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which it accords similar collateral and shall not be liable or responsible for any loss or diminution in the value of any of the Collateral, by reason of the act or omission of any carrier, forwarding agency or other agent or bailee. The Agent shall have no responsibility for or liability with respect to monitoring compliance of any other party to the Loan Documents or any other document related hereto or thereto. The Agent has no duty to monitor the value or rating of any Collateral on an ongoing basis.

Section 9.04 Reliance by the Agent. (a) The Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by the Agent. The Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall be justified in taking any action reasonably believed to it to be required by any order of the Bankruptcy Court. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with any order of the Bankruptcy Court or in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

(b) For purposes of determining compliance with the conditions specified in Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Section 9.05 Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Agent for the account of the Lenders, unless the Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default and stating that such notice is a “notice of default”. The Agent will promptly notify the Lenders of its receipt of any such notice. The Agent shall take such action with respect to any Event of Default as may be directed by the Required Lenders in accordance with Article VIII; provided that unless and until the Agent has received any such direction, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable or in the best interest of the Lenders.

Section 9.06 Credit Decision; Disclosure of Information by the Agent. Each Lender acknowledges that no Agent‑Related Person has made any representation or warranty to it, and that no act by the Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent‑Related Person to any Lender as to any matter, including whether Agent‑Related Persons have disclosed material information in their possession. Each Lender represents to the Agent that it has, independently and without reliance upon any Agent‑Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower and the other Loan Parties hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent‑Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and the other Loan Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Agent herein, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of any Agent‑Related Person.

Section 9.07 Indemnification of the Agent. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent‑Related Person (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), pro rata, and hold harmless each Agent‑Related Person from and against any and all Indemnified Liabilities to the extent incurred by it; provided that no Lender shall be liable for the payment to any Agent‑Related Person of any portion of such Indemnified Liabilities to the extent resulting from such Agent‑Related Person’s own gross negligence or willful misconduct, as determined by the final non‑appealable judgment of a court of competent jurisdiction; provided that no action taken in accordance with the directions of the Required Lenders (or such other number or percentage of the Lenders as shall be required by the Loan Documents) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 9.07. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section 9.07 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse the Agent upon demand for its ratable share of any costs or out‑of‑pocket expenses (including Attorney Costs) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Agent is not reimbursed for such expenses by or on behalf of the Borrower; provided that such reimbursement by the Lenders shall not affect the Borrower’s continuing reimbursement obligations with respect thereto, if any. The language in this Section 9.07 shall survive termination of the Aggregate Commitments, the payment of all other Obligations and the resignation or removal of the Agent.

Section 9.08 The Agent in its Individual Capacity. The Agent and its Affiliates may, but has no obligation to, make loans to, issue letters of credit for the account of, accept deposits from, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Loan Parties and their respective Affiliates as though the Agent were not the Agent hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, the Agent or its Affiliates may receive information regarding any Loan Party or any Affiliate of a Loan Party (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that the Agent shall not be under any obligation to provide such information to them. With respect to its Loans, the Agent shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not the Agent, and the terms “Lender” and “Lenders” include Cantor Fitzgerald Securities in its individual capacity.

Section 9.09 Successor Agents. The Agent may resign as the Agent upon thirty (30) days’ notice to the Lenders and the Borrower. If the Agent resigns under this Agreement, the Required Lenders shall appoint a successor agent for the Lenders. If no successor agent is appointed prior to the effective date of the resignation of the Agent, the retiring Agent may appoint, after consulting with the Lenders, a successor agent from among the Lenders. Upon the acceptance of its appointment as successor agent hereunder, the Person acting as such successor agent shall succeed to all the rights, powers and duties of the retiring Agent and the term “Agent”, shall mean such successor administrative agent and/or Supplemental Agent, or collateral agent and/or supplemental collateral agent, as the case may be, and the retiring Agent’s appointment, powers and duties as the Agent shall be terminated. After the retiring Agent’s resignation hereunder as the Agent, the provisions of this Article IX and Section 10.04 and Section 10.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Agent under this Agreement. If no successor agent has accepted appointment as the Agent by the date which is thirty (30) days following the retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. Lenders assuming the role of Agent as specified in the immediately preceding sentence shall assume the rights and obligations of the Agent (including the indemnification provisions set forth in Section 9.07) as if each such Lender were the Agent. Upon the acceptance of any appointment as the Agent hereunder by a successor and upon the execution and filing or recording of such financing statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may reasonably request, in order to continue the perfection of the Liens granted or purported to be granted by the Collateral Documents, the successor Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges, and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under the Loan Documents.

Section 9.10 Agent May File Proofs of Claim. The Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove an administrative claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Agent and their respective agents and counsel and all other amounts due the Lenders and the Agent under Section 2.06 and Section 10.04 or otherwise hereunder) allowed in an applicable proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and

(c) any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Agent and, in the event that the Agent shall consent to the making of such payments directly to the Lenders, to pay to the Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agent and its agents and counsel, and any other amounts due to the Agent under Section 2.06 and Section 10.04 or otherwise hereunder.

Nothing contained herein shall be deemed to authorize the Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 9.11 Release of Collateral and Guarantee. The Lenders irrevocably agree and authorize the Collateral Agent:

(a) to release any Lien on any property granted to or held by the Collateral Agent under any Loan Document (i) upon the Termination of the Obligations, (ii) upon any permitted sale, lease, transfer or other disposition of any item of Collateral of any Loan Party (including, without limitation, as a result of the sale, in accordance with the terms of the Loan Documents, of the Loan Party that owns such Collateral) in accordance with the terms of the Loan Documents, (iii) subject to Section 10.01, if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders, (iv) if the property subject to such Lien is owned by a Guarantor, upon release of such Guarantor from its obligations under this Agreement pursuant to clause (b) below, or (v) in accordance with an order of the Bankruptcy Court; and

(b) in the case of any Subsidiary, such Person ceasing to be subject to Section 6.11 as a result of a transaction permitted hereunder (as certified by a Responsible Officer) and the Borrower notifying the Collateral Agent in writing that it wishes such Guarantor to be released from its obligations under this Agreement.

The Collateral Agent will, at the Borrower’s expense, execute and deliver to such Loan Party such documents as such Loan Party may reasonably request to evidence the release of Collateral pursuant to this Section 9.11 from the assignment and security interest granted under the Collateral Documents (or the release of the Guarantor from its Guarantee Obligations in respect of the Obligations) in accordance with the terms of the Loan Documents (provided that the Borrower shall have delivered to the Collateral Agent a certificate of a Responsible Officer certifying that such transaction has been consummated in compliance with the Loan Documents and the execution and delivery of such documents are authorized and permitted under the Loan Documents, and the Collateral Agent may conclusively rely on such certification without further inquiry). Upon request by the Collateral Agent at any time, the Required Lenders will confirm in writing the Collateral Agent’s authority to release its interest in particular types or items of property in accordance with this Section 9.11.

Section 9.12 Other Agents; Arrangers and Managers. None of the Lenders shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders shall have or be deemed to have any fiduciary relationship with any other Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the other Lenders in deciding to enter into this Agreement or in taking or not taking action hereunder.

Section 9.13 Appointment of Supplemental Agent. (a) It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any Law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case the Agent deems in its reasonable discretion that by reason of any present or future Law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, the Agent is hereby authorized to appoint an additional individual or institution selected by the Agent in its sole discretion as a separate trustee, co‑trustee, Agent, collateral agent, administrative sub‑agent or administrative co‑agent (any such additional individual or institution being referred to herein individually as a “Supplemental Agent” and collectively as “Supplemental Agents”).

(b) In the event that the Agent appoints a Supplemental Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to the Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Agent to the extent, and only to the extent, necessary to enable such Supplemental Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Agent shall run to and be enforceable by either the Agent or such Supplemental Agent, and (ii) the provisions of this Article IX and of Section 10.04 and Section 10.05 that refer to the Agent shall inure to the benefit of such Supplemental Agent and all references therein to the Agent shall be deemed to be references to the Agent and/or such Supplemental Agent, as the context may require.

(c) Should any instrument in writing from any Loan Party be required by any Supplemental Agent so appointed by the Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, the Borrower shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by the Agent. In case any Supplemental Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Agent, to the extent permitted by Law, shall vest in and be exercised by the Agent until the appointment of a new Supplemental Agent.

Section 9.14 Certain Bankruptcy Matters.

(a) Except to the extent provided otherwise in the applicable Financing Order and subject to the Carve-Out, the Borrower hereby agrees that the Obligations shall (i) constitute super-priority allowed administrative expense claims in the Bankruptcy case having priority pursuant to Section 364(c)(1) of the Bankruptcy Code over all administrative expense claims and unsecured claims against any Loan Party now existing or hereafter arising, of any kind or nature whatsoever, including, without limitation, all administrative expense claims of the kind specified in Sections 503(b) and 507(b) of the Bankruptcy Code and all super-priority administrative expense claims granted to any other Person, the establishment of which super-priority shall have been approved and authorized by the Bankruptcy Court and (ii) be secured pursuant to Sections 364(c)(2), (c)(3) and (d)(1) of the Bankruptcy Code subject to the priority set forth in the applicable Financing Order and, to the extent provided in the applicable Financing Order, shall not be subject to claims against the Collateral pursuant to Section 506(c) of the Bankruptcy Code.

(b) The Collateral Agent’s Liens and the super-priority administrative expense claim priority granted pursuant to clause (a) above have been independently granted by the Loan Documents, and may be independently granted by other Loan Documents heretofore or hereafter entered into. The Collateral Agent’s Liens and the administrative expense claim priority granted pursuant to clause (a) above, this Agreement, the applicable Financing Order and the other Loan Documents supplement each other, and the grants, priorities, rights and remedies of the Lenders and the Collateral Agent hereunder and thereunder are cumulative. In the event of a direct conflict between the applicable Financing Order and any other Loan Document, the applicable Financing Order shall control.

(c) Notwithstanding anything to the contrary contained herein or elsewhere:

(i) The Collateral Agent’s Liens on Collateral of the Loan Parties shall be deemed valid and automatically perfected by entry of the applicable Financing Order,

which entry shall have occurred on or prior to the Closing Date. The Collateral Agent and the Lenders shall not be required to file, register or publish any financing statements, mortgages, hypothecs, notices of Lien or similar instruments in any jurisdiction or filing or registration office, or to take possession of any Collateral or to take any other action in order to validate, render enforceable or perfect the Liens on Collateral granted by or pursuant to this Agreement, the applicable Financing Order or any other Loan Document. If the Collateral Agent (at the direction of the Required Lenders) or the Required Lenders shall, in its or their sole discretion, from time to time elect to file, register or publish any such financing statements, mortgages, hypothecs, notices of Lien or similar instruments, take possession of any Collateral, or take any other action to validate, render enforceable or perfect all or any portion of the Collateral Agent’s Liens on Collateral, all such documents and actions shall be deemed to have been filed, registered, published or recorded or taken at the time and on the date the applicable Financing Order is entered.

(ii) The Liens, lien priorities, super-priority administrative expense claims and other rights and remedies granted to the Collateral Agent and the Lenders pursuant to this Agreement, the applicable Financing Order or the other Loan Documents (specifically including, but not limited to, the existence, perfection, enforceability and priority of the Liens provided for herein and therein, and the administrative expense claim priority provided herein and therein) shall not be modified, altered or impaired in any manner by any other financing or extension of credit or incurrence of debt by the Borrower (pursuant to Section 364 of the Bankruptcy Code or otherwise), or by dismissal or conversion of the Chapter 11 Case, or by any other act or omission whatsoever. Without limiting the generality of the foregoing, notwithstanding any such order, financing, extension, incurrence, dismissal, conversion, act or omission:

(A) no costs or expenses of administration which have been or may be incurred in the Chapter 11 Case or any conversion of the same or in any other proceedings related thereto, and no priority claims, are or will be prior to or on a parity with any claim of any Lender or the Collateral Agent against the Borrower in respect of any Obligation;

(B) the Collateral Agent’s Liens on Collateral shall constitute valid, enforceable and perfected Liens with the priority set forth in the applicable Financing Order; and

(C) the Collateral Agent’s Liens on the Collateral shall continue to be valid, enforceable and perfected without the need for the Agent or any Lender to file, register or publish any financing statements, mortgages, hypothecs, notices of Lien or similar instruments or to otherwise perfect the Collateral Agent’s Liens under applicable nonbankruptcy law.

Section 9.15 Erroneous Payments.

(a) If the Agent (x) notifies a Lender or Secured Party, or any Person who has received funds on behalf of a Lender or Secured Party (any such Lender, Secured Party or other recipient (and each of their respective successors and assigns), a “Payment Recipient”) that the

Agent has determined in its reasonable discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from the Agent) received by such Payment Recipient from the Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Secured Party or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof) (provided, that, without limiting any other rights or remedies (whether at law or in equity), the Agent may not make any such demand under this clause (a) with respect to an Erroneous Payment unless such demand is made within 5 Business Days of the date of receipt of such Erroneous Payment by the applicable Payment Recipient), such Erroneous Payment shall at all times remain the property of the Agent pending its return or repayment as contemplated below in this Section 9.15 and held in trust for the benefit of the Agent, and such Lender or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter (or such later date as the Agent may, in its sole discretion, specify in writing), return to the Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received) and a rate determined by the Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b) Without limiting immediately preceding clause (a), each Lender, Secured Party or any Person who has received funds on behalf of a Lender, or Secured Party (and each of their respective successors and assigns), agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Agent (or any of its Affiliates), or (z) that such Lender, or Secured Party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:

(i) it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause

(z)), in each case, with respect to such payment, prepayment or repayment; and

(ii) such Lender, or Secured Party shall use commercially reasonable efforts to (and shall use commercially reasonable efforts to cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Agent pursuant to this Section 9.15(b).

For the avoidance of doubt, the failure to deliver a notice to the Agent pursuant to this Section 9.15(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 9.15(a) or on whether or not an Erroneous Payment has been made.

(c) Each Lender or Secured Party hereby authorizes the Agent to set off, net and apply any and all amounts at any time owing to such Lender or Secured Party under any Loan Document, or otherwise payable or distributable by the Agent to such Lender or Secured Party under any Loan Document with respect to any payment of principal, interest, fees or other amounts, against any amount that the Agent has demanded to be returned under immediately preceding clause (a).

(d) (i) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Agent for any reason, after demand therefor in accordance with immediately preceding clause (a), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Agent’s notice to such Lender at any time, then effective immediately (with the consideration therefor being acknowledged by the parties hereto), (A) such Lender shall be deemed to have assigned its Loans (but not its Commitments) of the relevant Class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) (on a cashless basis and such amount calculated at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Agent in such instance)), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Assumption (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any Notes evidencing such Loans to the Borrower or the Agent (but the failure of such Person to deliver any such Notes shall not affect the effectiveness of the foregoing assignment), (B) the Agent as the assignee Lender shall be deemed to have acquired the Erroneous Payment Deficiency Assignment, (C) upon such deemed acquisition, the Agent as the assignee Lender shall become a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender, (D) the Agent and the Borrower shall each be deemed to have waived any consents required under this Agreement to any such Erroneous Payment Deficiency Assignment, and (E) the Agent will reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement.

(ii) Subject to Section 10.07 (but excluding, in all events, any assignment consent or approval requirements (whether from the Borrower or otherwise)), the Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). In addition, an Erroneous Payment Return Deficiency owing by the applicable Lender (x) shall be reduced by the proceeds of prepayments or repayments of principal and interest, or other distribution in respect of principal and interest, received by the Agent on or with respect to any such Loans acquired from such Lender pursuant to an Erroneous Payment Deficiency Assignment (to the extent that any such Loans are then owned by the Agent) and (y) may, in the sole discretion of the Agent, be reduced by any amount specified by the Agent in writing to the applicable Lender from time to time.

(e) The parties hereto agree that (x) irrespective of whether the Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender or Secured Party, to the rights and interests of such Lender or Secured Party, as the case may be) under the Loan Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) (provided that the Loan Parties’ Obligations under the Loan Documents in respect of the Erroneous Payment Subrogation Rights shall not be duplicative of such Obligations in respect of Loans that have been assigned to the Agent under an Erroneous Payment Deficiency Assignment) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party; provided that this Section 9.15 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrower relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Agent from the Borrower for the purpose of making such Erroneous Payment.

(f) To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.

(g) Each party’s obligations, agreements and waivers under this Section 9.15 shall survive the resignation or replacement of the Agent, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

Section 9.16 Collateral.

(a) Where a Guarantor is required to promptly and duly authorize, execute and deliver, and have recorded, such further instruments and documents and take such further actions as are necessary and as the Agent may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including, without limitation, the filing of any financing or continuation statements under the Uniform Commercial Code (or other similar laws) in effect in any jurisdiction within the United States with respect to the security interests created hereby (the “Recording Requirements”), such Guarantor shall perform the Recording Requirements without the written request of the Collateral Agent. Notwithstanding anything in the Loan Documents to the contrary, the Agent shall have no responsibility for the preparation, filing or recording of any instrument, document or financing statement or for the perfection or maintenance of any security interest created hereunder.

(b) No provision of this Agreement, or any of the other Loan Documents shall require the Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties under this Agreement, any of the other Loan Documents or the exercise of any of its rights or powers. If it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability including an advance of moneys necessary to perform work or to take the action requested is not reasonably assured to it, the Agent may decline to act unless it receives indemnity satisfactory to it in its sole discretion, including an advance of moneys necessary to take the action requested.

(c) The Agent shall be under no obligation or duty to take any action under this Agreement, any of the other Loan Documents or otherwise if taking such action (i) would subject the Agent to a tax in any jurisdiction where it is not then subject to a tax or (ii) would require the Agent to qualify to do business in any jurisdiction where it is not then so qualified.

(d) Notwithstanding anything else to the contrary herein, whenever reference is made in this Agreement to any discretionary action by, consent, designation, specification, requirement or approval of, notice, request or other communication from, or other direction given or action to be undertaken or to be (or not to be) suffered or omitted by the Agent or to any election, decision, opinion, acceptance, use of judgment, expression of satisfaction, reasonable satisfaction or other exercise of discretion, rights or remedies to be made (or not to be made) by the Agent, it is understood that in all cases the Agent shall be fully justified in failing or refusing to take any such action under this Agreement if it shall not have received such written instruction, advice or concurrence of the Agent, as it deems appropriate. This provision is intended solely for the benefit of the Agent and the Agent’s successors and permitted assigns and is not intended to and will not entitle the other parties hereto to any defense, claim or counterclaim, or confer any rights or benefits on any party hereto.

(e) Agent will not be liable or responsible for any loss or diminution in the value of any of the Collateral by reason of the act or omission of any agent selected by the Agent in good faith. Agent will have no additional duty as to any Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto and the Agent will not be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any Liens on the Collateral

Article X

MISCELLANEOUS

Section 10.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement, nor consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders and the Borrower, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that:

(a) no amendment, waiver or consent shall, unless in writing and signed by all of the Lenders, do any of the following at any time:

(i) change the number of Lenders or the percentage of (x) the Commitments or (y) the aggregate unpaid principal amount of Loans that, in each case, shall be required for the Lenders or any of them to take any action hereunder (including pursuant to any change to the definition of “Required Lenders”),

(ii) release one or more Guarantors (or otherwise limit such Guarantors’ liability with respect to the Obligations owing to the Agent and the Lenders under this

Agreement), if such release or limitation is in respect of all or substantially all of the value represented by this Agreement to the Lenders,

(iii) release, or subordinate the Collateral Agent’s Liens in, all or substantially all of the Collateral in any transaction or series of related transactions (other than as expressly permitted herein or in the applicable Financing Order), or

(iv) amend any provision of this Section 10.01;

(b) no amendment, waiver or consent shall, unless in writing and signed by each Lender specified below for such amendment, waiver or consent:

(i) increase the Commitments of a Lender without the consent of such Lender;

(ii) reduce the principal of, or stated rate of interest on, the Loans owed to a Lender or any fees or other amounts stated to be payable hereunder or under the other Loan Documents to such Lender without the consent of such Lender; provided if the Required Lenders agree to waive, or forbear from exercising remedies with respect to, any Event of Default and such waiver or forbearance is effective in accordance with this Section 10.01 or if the Required Lenders agree to change any financial definitions that would reduce the stated rate of interest or any fees or other non-principal amounts stated to be payable hereunder or under the other Loan Documents pursuant to any amendment, waiver or consent not being effected in order to reduce the stated rate of interest or such fees or other amounts, then only the consent of the Required Lenders shall be necessary to waive any obligation of the Borrower to pay interest at the Default Rate in connection with such Event of Default or reduce the stated rate of interest or such fees in connection with such amendment, waiver or consent described in this proviso to clause (b)(ii), as applicable; or

(iii) except as provided in the definition of “Maturity Date”, postpone any date scheduled for any payment of principal of, or interest on, the Loans pursuant to Section 2.04 or Section 2.05, any date scheduled for payment or for any date fixed for any payment of fees hereunder in each case payable to a Lender without the consent of such Lender; or

(iv) modify Section 8.03 in any manner that adversely affects the Lenders without the consent of each Lender directly and adversely affected thereby; or

(v) modify Section 2.10 without the consent of each Lender directly and adversely affected thereby;

provided further that no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Agent under this Agreement or the other Loan Documents.

Section 10.02 Notices and Other Communications; Facsimile and Electronic Copies. (a) General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or under any other Loan Document shall be in writing (including by facsimile transmission) (and, as to service of process, only in writing and in accordance with applicable law) and, to the extent set forth in Section 10.02(e), in an electronic medium and delivered as set forth in Section 10.02(e). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to any Loan Party:

c/o Acorda Therapeutics, Inc.

2 Blue Hill Plaza, 3rd Floor

Pearl River, NY United States 10965

Attention:

E-mail:

With a copy (which shall not constitute notice) to:

Baker & McKenzie LLP
452 Fifth Avenue
New York, New York 10018

Attention:

E-mail:

(ii) if to the Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties from time to time; and

(iii) if to any other Lender, to the address, facsimile number or electronic mail address specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a written notice to the Borrower and the Agent.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four (4) Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of Section 10.02(b)), when delivered; provided that notices and other communications to the Borrower and the Administrative Agent pursuant to Article II shall not be effective until actually received by such Person during the Person’s normal business hours. In no event shall a voice mail message be effective as a notice, communication or confirmation hereunder.

(b) Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile or other electronic transmission (including a .pdf or .tif copy); provided that original copies are delivered promptly thereafter (it being understood that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by facsimile or electronic transmission).

(c) Reliance by the Agent and Lenders. The Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices) in good faith purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify each Agent‑Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower in the absence of gross negligence or willful misconduct by such Agent-Related Person or such Lender as determined by a final non-appealable judgment.

(d) Notice to other Loan Parties. The Borrower agrees that notices to be given to any other Loan Party under this Agreement or any other Loan Document may be given to the Borrower in accordance with the provisions of this Section 10.02 with the same effect as if given to such other Loan Party in accordance with the terms hereunder or thereunder.

(e) The Borrower hereby agrees that it will provide to the Agent all information, documents and other materials that it is obligated to furnish to the Agent pursuant to the Loan Documents, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to a request for a new Loan, (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default or Event of Default under this Agreement or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Loan hereunder (all such non‑excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format acceptable to the Agent to an electronic mail address specified by the Agent to the Borrower. In addition, the Borrower agrees to continue to provide the Communications to the Agent in the manner specified in the Loan Documents but only to the extent requested by the Agent. The Borrower further agrees that the Agent may make the Communications available to the Lenders by posting the Communications on IntraLinks or a substantially similar electronic transmission system (the “Platform”).

(f) THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON‑INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE COMMUNICATIONS

OR THE PLATFORM. IN NO EVENT SHALL THE AGENT OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES (COLLECTIVELY, “AGENT PARTIES”) HAVE ANY LIABILITY TO THE BORROWER, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S OR THE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE PLATFORM, EXCEPT TO THE EXTENT THE LIABILITY OF ANY AGENT PARTY IS FOUND IN A FINAL NON‑APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH AGENT PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

(g) The Agent agrees that the receipt in accordance with Section 10.02 of the Communications by the Agent at its e‑mail address set forth on Schedule 10.02 shall constitute effective delivery of the Communications to the Agent for purposes of the Loan Documents. Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees (i) to notify the Agent in writing (including by electronic communication) from time to time of such Lender’s e‑mail address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such e‑mail address. Nothing herein shall prejudice the right of the Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

(h) Each Loan Party hereby acknowledges that certain of the Lenders may be “public‑side” Lenders (i.e., Lenders that do not wish to receive material non‑public information with respect to any Loan Party or its securities) (each, a “Public Lender”). Each Loan Party hereby agrees that (i) Communications that are to be made available on the Platform to Public Lenders who notify the Borrower and the Agent of such Lender’s status as a Public Lender shall be clearly and conspicuously marked by such Loan Party as “PUBLIC,” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (ii) by marking Communications “PUBLIC,” each Loan Party shall be deemed to have authorized the Agent and the Lenders to treat such Communications as either publicly available information or not material information (although it may contain sensitive business information and remains subject to the confidentiality undertakings of Section 10.08) with respect to such Loan Party or its securities for purposes of United States Federal and state securities laws, (iii) all Communications marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information,” and (iv) the Agent shall be entitled to treat any Communications that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

(i) EACH LENDER ACKNOWLEDGES THAT UNITED STATES FEDERAL AND STATE SECURITIES LAWS PROHIBIT ANY PERSON WITH MATERIAL, NON‑PUBLIC INFORMATION ABOUT AN ISSUER FROM PURCHASING OR SELLING SECURITIES OF SUCH ISSUER OR, SUBJECT TO CERTAIN LIMITED EXCEPTIONS, FROM COMMUNICATING SUCH INFORMATION TO ANY OTHER PERSON. EACH

LENDER AGREES TO COMPLY WITH APPLICABLE LAW AND ITS RESPECTIVE CONTRACTUAL OBLIGATIONS WITH RESPECT TO CONFIDENTIAL AND MATERIAL NON‑PUBLIC INFORMATION. Each Lender that is not a Public Lender confirms to the Agent that such Lender has adopted and will maintain internal policies and procedures reasonably designed to permit such Lender to take delivery of Restricting Information (as defined below) and maintain its compliance with applicable law and its respective contractual obligations with respect to confidential and material non‑public information. A Public Lender may elect not to receive Communications and Information that contains material non‑public information with respect to the Loan Parties or their securities (such Communications and Information, collectively, “Restricting Information”), in which case it will identify itself to the Agent as a Public Lender. Such Public Lender shall not take delivery of Restricting Information and shall not participate in conversations or other interactions with the Agent Parties, any Lender or any Loan Party in which Restricting Information may be discussed. No Agent Party, however, shall by making any Communications and Information (including Restricting Information) available to a Lender (including any Public Lender), by participating in any conversations or other interactions with a Lender (including any Public Lender) or otherwise, be responsible or liable in any way for any decision a Lender (including any Public Lender) may make to limit or to not limit its access to the Communications and Information. In particular, no Agent Party shall have, and the Agent, on behalf of all Agent Parties, hereby disclaims, any duty to ascertain or inquire as to whether or not a Lender (including any Public Lender) has elected to receive Restricting Information, such Lender’s policies or procedures regarding the safeguarding of material nonpublic information or such Lender’s compliance with applicable laws related thereto. Each Public Lender acknowledges that circumstances may arise that require it to refer to Communications and Information that might contain Restricting Information. Accordingly, each Public Lender agrees that it will nominate at least one designee to receive Communications and Information (including Restricting Information) on its behalf and identify such designee (including such designee’s contact information) on such Public Lender’s Administrative Questionnaire. Each Public Lender agrees to notify the Administrative Agent in writing from time to time of such Public Lender’s designee’s address to which notice of the availability of Restricting Information may be sent. Each Public Lender confirms to the Agent and the Lenders that are not Public Lenders that such Public Lender understands and agrees that the Agent and such other Lenders may have access to Restricting Information that is not available to such Public Lender and that such Public Lender has elected to make its decision to enter into this Agreement and to take or not take action under or based upon this Agreement, any other Loan Document or related agreement knowing that, so long as such Person remains a Public Lender, it does not and will not be provided access to such Restricting Information. Nothing in this Section 10.02(i) shall modify or limit a Lender’s (including any Public Lender) obligations under Section 10.08 with regard to Communications and Information and the maintenance of the confidentiality of or other treatment of Communications or Information.

Section 10.03 No Waiver; Cumulative Remedies. No failure by any Lender or the Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

Section 10.04 Costs and Expenses. The Borrower agrees (a) to pay or reimburse the Agent and Lenders for all reasonable and documented out‑of‑pocket costs and expenses incurred before, on or after the Closing Date in connection with the preparation, execution, delivery and administration of this Agreement and the other Loan Documents, and any amendment, waiver, consent or other modification of the provisions hereof and thereof requested by the Borrower or negotiated in consultation with Borrower (in each case, whether or not the transactions contemplated thereby are consummated), including all Attorney Costs, (b) to pay or reimburse the Agent and each Lender for all reasonable and documented out‑of‑pocket costs and expenses incurred in connection with the enforcement of any rights or remedies under this Agreement or the other Loan Documents (including all Attorney Costs and other costs and expenses incurred in connection with any workout or restructuring in respect of the Loans and all such costs and expenses incurred during any legal proceeding, including any proceeding in the Chapter 11 Case and (c) without limiting the generality of the foregoing, to pay all reasonable and documented out-of-pocket fees and expenses of any financial advisory, appraisers or accounting firm retained by or for the benefit of the Agent or Lenders or by King & Spalding LLP, as counsel to the Agent or Lenders, as applicable, including, without limitation, the fees and expenses of the Financial Advisor. The Borrower’s obligation to pay all such reasonable and documented out-of-pocket costs, expenses and charges includes, without limitation, any such costs, expenses and charges that accrue after any conversion of the Chapter 11 Case to proceedings administered under Chapter 7 of the Bankruptcy Code. The foregoing costs and expenses shall include all reasonable search, filing, recording and title insurance charges and fees related thereto, and other reasonable and documented out‑of‑pocket expenses incurred by the Agent. The agreements in this Section 10.04 shall survive the termination of the Aggregate Commitments and repayment of all other Obligations. All amounts due under this Section 10.04 shall be paid within ten (10) Business Days of receipt by the Borrower of an invoice relating thereto setting forth such expenses in reasonable detail. If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it hereunder or under any Loan Document, such amount may be paid on behalf of such Loan Party by the Agent in its sole discretion.

Section 10.05 Indemnification by the Borrower. (a) Whether or not the transactions contemplated hereby are consummated, the Borrower shall indemnify and hold harmless the Agent, each Agent‑Related Person (including without limitation, King & Spalding LLP), each Lender and their respective Affiliates, directors, officers, employees, counsel, agents, trustees, advisors and attorneys‑in‑fact (including without limitation, King & Spalding LLP and Perella Weinberg Partners LLC) (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, taxes, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including one counsel to the Agent and a separate counsel to the Lenders, taken as a whole) (and, in the event of any actual conflict of interest, additional counsel to the affected parties) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (i) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (ii) any Commitment or Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on, at, under or from any property currently or formerly owned or operated by the Borrower, any Subsidiary or any other Loan Party, or any Environmental Liability related to the Borrower, any Subsidiary or any other Loan Party, or (iv)

any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) (any of the foregoing described in this clause (iv), a “Proceeding”) (all the foregoing described in clauses (ii) to (iv), collectively, the “Indemnified Liabilities”), in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee and whether brought by an Indemnitee, a third party or by the Borrower or any other Loan Party or any of the Borrower’s or such Loan Party’s directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto and whether or not any of the transactions contemplated hereby are consummated; provided that such indemnity shall not, as to any Indemnitees, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements resulted from the gross negligence or willful misconduct of such Indemnitee or of any affiliate, director, officer, employee, counsel, agent or attorney‑in‑fact of such Indemnitee as determined by a final non‑appealable judgment of a court of competent jurisdiction. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through the Platform, nor shall any Indemnitee or any Loan Party have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document. All amounts due in respect of costs, expenses and disbursements under this Section 10.05 shall be paid within ten (10) Business Days after demand therefor; provided, that each Indemnitee receiving any such reimbursement shall repay such amounts to the relevant Loan Party in the event that such Indemnitee shall not be entitled thereto pursuant to the provisions hereof. The agreements in this Section 10.05 shall survive the resignation or removal of the Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

(c) The Borrower shall not be liable for any settlement of any Proceedings effected without its consent (which consent shall not be unreasonably withheld or delayed), but if settled with the Borrower’s consent or if there is a final judgment for the plaintiff in such Proceedings, the Borrower shall indemnify and hold harmless each Indemnitee from and against any Indemnified Liabilities in accordance with the foregoing clause (a). The Borrower shall not, without the prior written consent of an Indemnitee (which consent shall not be unreasonably withheld or delayed), effect any settlement or consent to the entry of any judgment of any pending or threatened Proceedings in respect of which indemnity could have been sought hereunder by such Indemnitee unless (i) such settlement includes an unconditional release of such Indemnitee in form and substance satisfactory to such Indemnitee from all liability on claims that are the subject matter of such Proceedings, (ii) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnitee and (iii) contains customary confidentiality and non-disparagement provisions.

(d) In the event that an Indemnitee is requested or required to appear as a witness in any action brought by or on behalf of or against the Borrower or any of its Subsidiaries or Affiliates in which such Indemnitee is not named as a defendant, the Borrower shall reimburse such Indemnitee for all reasonable and documented expenses incurred by it in connection with such Indemnitee’s appearing and preparing to appear as such a witness, including without limitation, the reasonable and documented fees and expenses of its legal counsel.

Section 10.06 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Agent or any Lender, or the A Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding in the Chapter 11 Case or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Agent upon demand its applicable share of any amount so recovered from or repaid by the Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Applicable Rate.

Section 10.07 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 10.07(b), (ii) by way of participation in accordance with the provisions of Section 10.07(d), (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.07(e) or (iv) to an SPC in accordance with the provisions of Section 10.07(f) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.07(d) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its Commitment and/or the Loans at the time owing to it (and its rights and obligations under this Agreement relating thereto); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it or contemporaneous assignments to related Approved Funds (determined after giving effect to such assignments) that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $1,000,000 unless the Administrative Agent consents (such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned.

(iii) Required Consents. Any such assignment shall require the prior written consent of the Borrower, which consent shall not be unreasonably withheld, conditioned, delayed or burdened; provided, however, that (A) no consent of the Borrower shall be required for an assignment to a Lender, to an Affiliate of a Lender, to an Approved Fund or, if an Event of Default has occurred and is continuing, to any other assignee, and (B) the Borrower shall be deemed to have consented to any such assignment unless it objects thereto by written notice delivered to the Administrative Agent within ten (10) Business Days after having received notice thereof.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and the tax documentation required pursuant to Section 3.01.

(v) [Reserved].

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person).

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.07(c), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c) Register. The Administrative Agent shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person, or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of its Commitment and/or the Loans at the time owing to it (and its rights and obligations under this Agreement relating thereto); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Administrative Agent and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 9.07 with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or the other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in Section 10.01(a) or Section 10.01(b) that directly and adversely affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01 and 3.04 (subject to the requirements and limitations therein, including the requirements under Section 3.01(g) (it being understood that the documentation required under Section 3.01(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant shall not be entitled to receive any greater payment under Sections 3.01 or 3.04, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 3.07(b) with respect to any Participant. To the extent permitted by applicable Law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.10 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The Participant Register shall be available for inspection by the Administrative Agent and any Lender at any reasonable time and from time to time upon reasonable prior notice. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or central bank having jurisdiction over such Lender; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f) SPCs. Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Section 3.01 or 3.04), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable and such liability shall remain with the Granting Lender, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Agent, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non‑public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee Obligation or credit or liquidity enhancement to such SPC.

(g) Notwithstanding anything to the contrary contained herein, (1) any Lender may in accordance with applicable Law create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it and (2) any Lender that is a Fund may create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 10.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

Section 10.08 Confidentiality. Each of the Agent and the Lenders agrees to maintain the confidentiality of the Information and to not use or disclose such information, except that Information may be disclosed (a) to its Affiliates and its and its Affiliates’ directors, officers, employees, trustees, investment advisors and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any Governmental Authority or examiner regulating any Lender or the Agent; (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Agreement; (e) to any pledgee referred to in Section 10.07(e) or Section 10.07(g), Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (f) with the written consent of the Borrower; (g) to the extent such Information becomes publicly available other than as a result of a breach of this Section 10.08 by the disclosing party; (h) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to the Loan Parties received by it from such Lender); (i) to the extent not known by it to consist of non-public information, (j) for purposes of establishing a “due diligence” defense or (k) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder. In addition, the Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Agent and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments and the Loans. For the purposes of this Section 10.08, “Information” means all information received from any Loan Party or its Affiliates or its Affiliates’ directors, officers, employees, trustees, investment advisors or agents, relating to the Borrower or any of their Subsidiaries or their business, other than any such information that is publicly available to the Agent or any Lender prior to disclosure by any Loan Party other than as a result of a breach of this Section 10.08, including, without limitation, information delivered pursuant to Section 6.01, 6.02 or 6.03 hereof.

Section 10.09 Setoff. In addition to any rights and remedies of the Agent and the Lenders provided by Law, upon the occurrence and during the continuance of any Event of Default, subject to the applicable Financing Order, each Lender and its Affiliates and the Agent and its Affiliates is authorized at any time and from time to time, without prior notice to the Borrower or any other Loan Party, any such notice being waived by the Borrower (on its own behalf and on behalf of each Loan Party and its Subsidiaries) to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other Indebtedness at any time owing by, such Lender and its Affiliates or the Agent and its Affiliates, as the case may be, to or for the credit or the account of the respective Loan Parties and their Subsidiaries against any and all Obligations owing to such Lender and its Affiliates or the Agent and its Affiliates hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not the Agent or such Lender or Affiliate shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness. Each Lender and the Agent agrees promptly to notify the Borrower and the Agent after any such set off and application made by such Lender or the Agent, as the case may be; provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Agent and each lender under this Section 10.09 are in addition to other rights and remedies (including other rights of setoff) that the Agent and such Lender may have.

Section 10.10 Counterparts. This Agreement and each other Loan Document may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by facsimile transmission or other electronic transmission (including a .pdf or .tif copy) of an executed counterpart of a signature page to this Agreement and each other Loan Document shall be effective as delivery of an original executed counterpart of this Agreement and such other Loan Document; provided that original signatures shall be promptly delivered thereafter, it being understood that that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by facsimile or electronic transmission.

Section 10.11 Integration. This Agreement comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict or inconsistency between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Agent or the Lenders in any other Loan Document shall not be deemed a conflict or inconsistency with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

Section 10.12 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Agent and each Lender, regardless of any investigation made by the Agent or any Lender or on their behalf and notwithstanding that the Agent or any Lender may have had notice or knowledge of any

Default at the time of any Loan, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

Section 10.13 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 10.14 GOVERNING LAW. (a) THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK AND, TO THE EXTENT APPLICABLE, THE BANKRUPTCY CODE (EXCEPT, WITH RESPECT TO ANY OTHER LOAN DOCUMENT, AS OTHERWISE EXPRESSLY PROVIDED THEREIN); PROVIDED THAT THE AGENT AND THE LENDERS SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

(b) ANY LEGAL ACTION OR PROCEEDING ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, SHALL, EXCEPT AS OTHERWISE SET FORTH IN THE LOAN DOCUMENTS, BE BROUGHT EXCLUSIVELY IN THE BANKRUPTCY COURT, AND IF THE BANKRUPTCY COURT DOES NOT HAVE OR ABSTAINS FROM JURISDICTION, THE COURTS OF THE STATE OF NEW YORK LOCATED IN NEW YORK COUNTY OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWER, THE AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE JURISDICTION OF THOSE COURTS. THE BORROWER, THE AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO.

Section 10.15 WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 10.15 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT

OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 10.16 Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and the Agent, and the Administrative Agent shall have been notified by each Lender that each such Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the Agent and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Required Lenders.

Section 10.17 Lender Action. Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Loan Party or any other obligor under any of the Loan Documents (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self‑help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Loan Party, without the prior written consent of the Collateral Agent. The provision of this Section 10.17 are for the sole benefit of the Lenders and shall not afford any right to, or constitute a defense available to, any Loan Party.

Section 10.18 PATRIOT Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the PATRIOT Act. The Borrower agrees to provide, and to cause each other Loan Party to provide, such information promptly upon request.

Section 10.19 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges and agrees that it has informed its other Affiliates, that: (i) (A) no fiduciary, advisory or agency relationship between any of the Borrower and its Subsidiaries and the Agent or any Lender is intended to be or has been created in respect of any of the transactions contemplated hereby and by the other Loan Documents, irrespective of whether the Agent or any Lender has advised or is advising any of the Borrower and its Subsidiaries on other matters, (B) the arranging and other services regarding this Agreement provided by the Agent and the Lenders are arm’s-length commercial transactions between the Loan Parties, on the one hand, and the Agent and the Lenders, on the other hand, (C) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (D) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Agent and each of the Lenders is and has been acting solely as a principal and, except as may otherwise be expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) none of the Agent or any Lender has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Agent and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the

Borrower and its Affiliates, and none of the Agent or any Lender has any obligation to disclose any of such interests and transactions to the Borrower or any of its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Agent and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 10.20 Acknowledgement and Consent to Bail-In of Affected Financial Institution. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

Section 10.21 Conflicts with Financing Orders. In the event of a conflict between any provision of this Agreement and any Financing Order, such Financing Order shall govern.

Section 10.22 Limitations for Swiss Loan Parties.

(a) Notwithstanding anything to the contrary in this Agreement or any other Loan Document, the fulfilment of any obligation of, and the application of proceeds from the enforcement of any security interest or guarantee granted by, any Swiss Loan Party under this Agreement or under any other Loan Document to satisfy obligations of another Loan Party (other than obligations of any of that Swiss Loan Party's wholly-owned direct or indirect subsidiaries) ("Swiss Restricted Obligations") shall be limited to the maximum amount permitted by law at the time of fulfilment or enforcement (as the case may be) ("Swiss Limitation").

(b) The Swiss Limitation shall not release any Swiss Loan Party from the fulfilment of its obligations or the application of enforcement proceeds in excess of the Swiss Limitation, but merely postpone the performance date thereof until such time as it is again permitted notwithstanding the Swiss Limitation. Each Swiss Loan Party shall take all action and cause all action to be taken to enable the fulfilment of its obligations or the application of enforcement proceeds as soon as possible and in an amount as large as possible notwithstanding the Swiss Limitation. In particular, to the extent permitted by law and Swiss accounting standards and upon request by the Administrative Agent, each Swiss Loan Party shall:

(i) write up or sell any of its assets that are shown in its balance sheet with a book value that is significantly lower than the market value of the assets, in case of a sale, however, only if such assets are not necessary for the Swiss Loan Party's business (nicht betriebsnotwendig); and

(ii) reduce its share capital to the minimum allowed under then applicable law.

(c) To the extent that the fulfilment of any obligation or the application of proceeds from the enforcement of any security or guarantee to satisfy Swiss Restricted Obligations are subject to Swiss Withholding Tax, the Swiss Loan Party:

(i) Shall:

(A) use its best efforts to procure that the fulfilment of such obligation or the application of such enforcement proceeds can be made without deduction of Swiss Withholding Tax by discharging the liability of such tax by notification pursuant to applicable law rather than payment of the tax;

(B) if the notification procedure pursuant to sub-paragraph (A) above does not apply, deduct the Swiss Withholding Tax at such rate (i) as in force from time to time or (ii) as provided by any applicable double tax treaties, from the respective amount to be paid and promptly pay any such Swiss Withholding Tax deducted to the Swiss Federal Tax Administration; and

(C) provide the Administrative Agent with evidence that such a notification of the Swiss Federal Tax Administration has been made or, as the case may be, such Swiss Withholding Tax deducted has been paid to the Swiss Federal Tax Administration;

(ii) shall use its best efforts to procure that any person who is entitled to a full or partial refund of the Swiss Withholding Tax deducted pursuant to this paragraph (ii):

(A) requests a refund of the Swiss Withholding Tax under applicable law as soon as possible; and

(B) pays to the Administrative Agent upon receipt any amount so refunded to cover any outstanding part of the Restricted Obligation;

(iii) notwithstanding anything to the contrary in any Loan Document, shall not be required to gross up, indemnify or hold harmless any Finance Party for the deduction of Swiss Withholding Tax in an amount exceeding the Swiss Limitation, provided that this should not in any way limit any obligations of any other Loan Party under the Loan Documents to indemnify the Finance Parties in respect of the deduction of the Swiss Withholding Tax.

The Administrative Agent shall deduct the amount necessary for payment of the Swiss Withholding Tax (at the expense of the Finance Parties) from the net proceeds from the enforcement of any security interest or guarantee which is subject to the Swiss Limitation and shall pay, on behalf of the Swiss Loan Party, such amount to the Swiss Federal Tax Administration. The Swiss Loan Party shall provide to the Administrative Agent (or shall procure that the Administrative Agent will be provided with) any evidence and/or documents requested by the Swiss Federal Tax Administration in connection with the deduction of such Swiss Withholding Tax.

Article XI

GUARANTEE

Section 11.01. Guarantee. Subject to the Financing Orders, each Guarantor unconditionally guarantees, jointly with the other Guarantors and severally, to the Agent for the ratable benefit of the Secured Parties, as a primary obligor and not merely as a surety, the due and punctual payment and performance of the Obligations. Each Guarantor further agrees that the Obligations may be extended or renewed, in whole or in part, or amended or modified, in each case, in accordance with the terms of the Loan Documents, without notice to or further assent from such Guarantor, and that such Guarantor will remain bound upon its guarantee hereunder notwithstanding any extension or renewal, or amendment or modification, of any Obligation. Each Guarantor waives promptness, presentment to, demand of payment from and protest to the Borrower or any other Loan Party of any of the Obligations, and also waives notice of acceptance of its guarantee and notice of protest for nonpayment. Capitalized terms used but not defined in this Article IXX shall have the meaning set forth in the New York UCC.

Section 11.02. Guarantee of Payment and Performance; Continuing Guarantee. Each Guarantor further agrees that its guarantee hereunder constitutes a guarantee of payment and performance when due (whether at the stated maturity, by acceleration or otherwise) and not merely of collection, and waives any right to require that any resort be had by the Agent or any other Secured Party to any security held for the payment of any of the Obligations or to any balance of any Deposit Account or credit on the books of the Agent or any other Secured Party in favor of any Loan Party or any other person. The obligations of each Guarantor hereunder are independent of the obligations of the Borrower or any other Guarantor, and a separate action or actions may be brought and prosecuted against each Guarantor whether or not action is brought against the Borrower or any other Guarantor and whether or not the Borrower or any other Guarantor is joined in any such action or actions. Each Guarantor agrees that its guarantee hereunder is continuing in nature and applies to all of the Obligations, whether currently existing or hereafter incurred.

Section 11.03. No Limitations, Etc. (a) Except for termination of a Guarantor’s obligations hereunder as expressly provided for in this Agreement, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Obligations, any impossibility in the performance of any of the Obligations or otherwise. Without limiting the generality of the foregoing, except for termination or release of a Guarantor’s obligations hereunder in accordance with the terms of this Agreement (but without prejudice to Section 11.04), the obligations of each Guarantor hereunder, to the fullest extent permitted by applicable law, shall not be discharged or impaired or otherwise affected by, and each Guarantor hereby waives any defense to the enforcement hereof by reason of:

(i) the failure of the Agent or any other Secured Party to assert any claim or demand or to exercise or enforce any right or remedy under the provisions of any Loan Document or otherwise;

(ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, any Loan Document or any other agreement, including with respect to any other Guarantor under this Agreement;

(iii) the failure to perfect any security interest in, the impairment of or the release of, any of the Collateral held by or on behalf of the Collateral Agent or any other Secured Party for the Obligations;

(iv) any default, failure or delay, willful or otherwise, in the performance of the Obligations;

(v) any other act or omission that may in any manner or to any extent vary the risk of any Guarantor or otherwise operate as a discharge of any Guarantor as a matter of law or equity;

(vi) any illegality, lack of validity or enforceability of any Obligation or any Loan Document;

(vii) any change in the corporate existence, structure or ownership of any Loan Party, or any insolvency, bankruptcy, reorganization or similar proceeding affecting any Loan Party or its assets or any resulting release or discharge of any of the Obligations;

(viii) the existence of any claim, set-off or other rights that any Guarantor may have at any time against the Borrower, the Agent, any other Secured Party or any other person, whether in connection herewith, the other Loan Documents or any unrelated transactions;

(ix) this Agreement having been determined (on whatsoever grounds) to be invalid, non-binding or unenforceable against any other Guarantor ab initio or at any time after the Closing Date;

(x) the fact that any person that, pursuant to the Loan Documents, was required to become a party hereto may not have executed or is not effectually bound by this Agreement, whether or not this fact is known to the Secured Parties;

(xi) any action permitted or authorized hereunder;

(xii) any other circumstance (including any statute of limitations) or any act or omission that may in any manner or to any extent vary the risk of any Guarantor or otherwise operate as a defense to, or a legal or equitable discharge of, the Borrower or any Guarantor or any other guarantor or surety (other than the payment in full in cash or immediately available funds of the Obligations (without prejudice to Section 11.04)); or

(xiii) any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of the Borrower, any other Guarantor or any other person under any Loan Document, by operation of law or otherwise.

Each Guarantor expressly authorizes the Secured Parties to take and hold security for the payment and performance of the Obligations, to exchange, waive or release any or all such security (with or without consideration), to enforce or apply such security and direct the order and manner of any sale thereof in their sole discretion or to release or substitute any one or more other guarantors or obligors upon or in respect of the Obligations or take any other actions permitted by the Loan Documents, all without affecting the obligations of any Guarantor hereunder.

(b) To the fullest extent permitted by applicable law and except for termination or release of a Guarantor’s obligations hereunder in accordance with the terms of this Agreement (but without prejudice to Section 11.04), each Guarantor waives any defense based on or arising out of any defense of any other Loan Party or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any other Loan Party, other than, after all Commitments have been terminated, the payment in full in cash or immediately available funds of all the Obligations (other than Unasserted Contingent Obligations) (but without prejudice to Section 11.04). The Agent and the other Secured Parties may, at their election, exercise any right or remedy available to them against any other Loan Party pursuant to this Agreement or the other Loan Documents, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent that after giving effect thereto all Obligations have been terminated and paid in full (other than Unasserted Contingent Obligations) (but without prejudice to Section 11.04). To the fullest extent permitted by applicable law, each Guarantor waives any defense arising out of any such election or exercise by any Secured Party even though such election or exercise operates, pursuant to applicable law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Guarantor against any other Loan Party, or any security, including, without limitation, the Collateral. To the fullest extent permitted by applicable law, each Guarantor waives any all suretyship defenses.

Section 11.04. Reinstatement. Each Guarantor agrees that its guarantee hereunder shall continue to be effective or be reinstated, as the case may be, if, at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by the Agent or any other Secured Party upon the bankruptcy or reorganization (or analogous proceeding in any jurisdiction)

of the Borrower or any other Loan Party or otherwise. The provisions of this Section 11.04 shall survive the termination of this Agreement.

Section 11.05. Agreement To Pay; Contribution; Subrogation. In furtherance of the foregoing and not in limitation of any other right that the Agent, or any other Secured Party has at law or in equity against any Guarantor by virtue hereof, upon the failure of any Loan Party to pay any Obligation when and as the same shall become due, whether an amortization payment, at maturity, by acceleration, after notice of prepayment or otherwise, each Guarantor hereby promises to and will forthwith pay, or cause to be paid, to the Agent for distribution to the applicable Secured Parties in cash or other immediately available funds the amount of such unpaid Obligation. Subject to the foregoing, to the extent that any Guarantor shall, under this Agreement or the Credit Agreement as a joint and several obligor, repay any of the Obligations constituting Loans or other advances made to or reimbursement obligations owed by another Loan Party under the Credit Agreement (an “Accommodation Payment”), then the Guarantor making such Accommodation Payment shall be entitled to contribution and indemnification from, and be reimbursed by, each of the other Guarantors in an amount equal to a fraction of such Accommodation Payment, the numerator of which fraction is such other Guarantor’s Allocable Amount and the denominator of which is the sum of the Allocable Amounts of all of the Guarantors; provided that such rights of contribution and indemnification shall be subordinated to the discharge of Obligations. As of any date of determination, the “Allocable Amount” of each Guarantor shall be equal to the maximum amount of liability for Accommodation Payments which could be asserted against such Guarantor hereunder and under the Credit Agreement without (a) rendering such Guarantor “insolvent” within the meaning of Section 101 (31) of the Bankruptcy Code, Section 2 of the Uniform Fraudulent Transfer Act (“UFTA”) or Section 2 of the Uniform Fraudulent Conveyance Act (“UFCA”), (b) leaving such Guarantor with unreasonably small capital or assets, within the meaning of Section 548 of the Bankruptcy Code, Section 4 of the UFTA, or Section 5 of the UFCA, or (c) leaving such Guarantor unable to pay its debts as they become due within the meaning of Section 548 of the Bankruptcy Code or Section 4 of the UFTA, or Section 5 of the UFCA. Upon payment by any Guarantor of any sums to the Agent as provided above, all rights of such Guarantor against the Borrower, any other Loan Party or any other Guarantor arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subject to Article VI hereof.

Section 11.06. Information. Each Guarantor assumes all responsibility for being and keeping itself informed of the financial condition and assets of the Borrower and each other Loan Party and of all other circumstances bearing upon the risk of nonpayment of the Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and agrees that no Secured Party will have any duty or obligation to advise such Guarantor of information known to it or any of them regarding such circumstances or risks.

Section 11.07. Maximum Liability. Each Guarantor, and by its acceptance of this guarantee, each Secured Party hereby confirms that it is the intention of all such persons that this guarantee and the Obligations of each Guarantor hereunder not constitute a fraudulent transfer or conveyance for purposes of the Bankruptcy Code or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, the UFCA, the UFTA or any similar foreign, federal or state law to the extent applicable to this guarantee and the Obligations of each Guarantor hereunder. To effectuate the foregoing intention, the Agent, the other Secured Parties and the

Guarantors hereby irrevocably agree that the Obligations of Guarantor under this guarantee at any time shall be limited to the maximum amount as will result in the Obligations of such Guarantor under this guarantee not being void or voidable under applicable law, including under Section 548 of the Bankruptcy Code or any comparable provisions under any other applicable law.

Section 11.08. Taxes. The provisions of Section 3.01 of this Agreement shall apply to each Guarantor mutatis mutandis.

Article XII

PLEDGE OF SECURITIES

Section 12.01 Pledge. Subject to the Financing Orders, as security for the payment or performance, as the case may be, in full of its Obligations, each Pledgor hereby pledges to the Collateral Agent, its successors and permitted assigns, for the benefit of the Secured Parties, and hereby grants to the Collateral Agent, its successors and permitted assigns, for the benefit of the Secured Parties, a security interest in all of such Pledgor’s right, title and interest in, to and under:

(a)(i) the Equity Interests directly owned by it (including those Equity Interests listed on Schedule II) and (ii) any other Equity Interests obtained in the future by such Pledgor and, in each case, the certificates representing all such Equity Interests (the foregoing clauses (i) and (ii), collectively, the “Pledged Equity Interests”); provided that the Pledged Equity Interests shall not include any Equity Interests constituting an amount greater than 65% of the voting Equity Interests of any “first tier” Foreign Subsidiary that are controlled financial corporations (collectively, the “Excluded Equity Interests”);

(b)(i) all Indebtedness and the promissory notes and any instruments evidencing such Indebtedness owned by it as of the Closing Date (including those listed opposite the name of such Pledgor on Schedule II) and (ii) any promissory notes and instruments and any Indebtedness in the future issued to such Pledgor (the foregoing clauses (i) and (ii) collectively, the “Pledged Debt Securities”), in each case including all interest, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all Pledged Debt Securities;

(c) all payments of principal or interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of, in exchange for or upon the conversion of, and all other proceeds received in respect of, the securities referred to in clauses (a) and (b) above;

(d) all rights and privileges of such Pledgor with respect to the securities and other property referred to in clauses (a), (b) and (c) above; and

(e) all proceeds of any of the foregoing (the items referred to in clauses (a) through (e) being collectively referred to as the “Pledged Collateral”).

To have and to hold the Pledged Collateral, together with all right, title, interest, powers, privileges and preferences pertaining or incidental thereto, unto the Collateral Agent, its successors and permitted assigns, for the benefit of the Secured Parties, forever, subject, however, to the terms, covenants and conditions hereinafter set forth.

Section 12.02 Voting Rights; Dividends and Interest, Etc. (a) Unless and until an Event of Default shall have occurred and be continuing and the Collateral Agent shall have given written notice to the relevant Pledgors of the Collateral Agent’s intention to exercise its rights hereunder:

(i) Each Pledgor shall be entitled to exercise any and all voting and/or other consensual rights and powers inuring to an owner of Pledged Collateral or any part thereof for any purpose consistent with the terms of this Agreement, the Financing Orders, the Credit Agreement and the other Loan Documents; provided that, except as expressly permitted under the Credit Agreement and the Financing Orders, such rights and powers shall not be exercised in any manner that could materially and adversely affect the rights inuring to a holder of any Pledged Collateral, the rights and remedies of any of the Collateral Agent or the other Secured Parties under this Agreement, the Financing Orders, the Credit Agreement or any other Loan Document or the bilityy of the Secured Parties to exercise the same.

(ii) The Collateral Agent shall promptly execute and deliver to each Pledgor (at such Pledgor’s sole expense), or cause to be executed and delivered to such Pledgor, all such proxies, powers of attorney and other instruments as such Pledgor may reasonably request for the purpose of enabling such Pledgor to exercise the voting and/or consensual rights and powers it is entitled to exercise pursuant to subparagraph (i) above, in each case, as shall be specified in such request.

(iii) Each Pledgor shall be entitled to receive and retain any and all dividends, interest, principal and other distributions paid on or distributed in respect of the Pledged Collateral to the extent and only to the extent that such dividends, interest, principal and other distributions are permitted by, and otherwise paid or distributed in accordance with, the terms and conditions of the Credit Agreement, the Financing Orders, the other Loan Documents and applicable laws; provided that (A) any noncash dividends, interest, principal or other distributions, payments or other consideration in respect thereof, including any rights to receive the same to the extent not so distributed or paid, that would constitute Pledged Securities, whether resulting from a subdivision, combination or reclassification of the outstanding Equity Interests of the issuer of any Pledged Securities, received in exchange for Pledged Securities or any part thereof, or in redemption thereof, as a result of any merger, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise and (B) any noncash dividends and other distributions paid or payable in respect of any Pledged Securities that would constitute Pledged Securities in connection with a partial or total liquidation or dissolution or in connection with a reduction of capital, capital surplus or paid in surplus, shall be and become part of the Pledged Collateral, and, if received by any

Pledgor during the continuance of an Event of Default, shall not be commingled by such Pledgor with any of its other funds or property but shall be held separate and apart therefrom, shall be held in trust for the benefit of the Collateral Agent, for the ratable benefit of the Secured Parties, and shall be forthwith delivered to the Collateral Agent, for the ratable benefit of the Secured Parties, in the same form as so received (endorsed in a manner, or with any necessary stock or note powers or other instruments of transfer, reasonably satisfactory to the Collateral Agent).

(b) Upon the occurrence and during the continuance of an Event of Default and after written notice by the Collateral Agent to the relevant Pledgors of the Collateral Agent’s intention to exercise its rights hereunder, all rights of any Pledgor to dividends, interest, principal or other distributions that such Pledgor is authorized to receive pursuant to paragraph (a)(iii) of this Section 12.02 shall cease, and all such rights shall thereupon become vested, for the ratable benefit of the Secured Parties, in the Collateral Agent which shall have the sole and exclusive right and authority to receive and retain such dividends, interest, principal or other distributions, subject to the Financing Orders. All dividends, interest, principal or other distributions received by any Pledgor contrary to the provisions of this Section 12.02 shall not be commingled by such Pledgor with any of its other funds or property but shall be held separate and apart therefrom, shall be held in trust for the benefit of the Collateral Agent, for the ratable benefit of the Secured Parties, and shall be forthwith delivered to the Collateral Agent, for the ratable benefit of the Secured Parties, in the same form as so received (endorsed in a manner, or with any necessary stock or note powers or other instruments of transfer, sufficient to transfer title to the Collateral Agent). Any and all money and other property paid over to or received by the Collateral Agent pursuant to the provisions of this paragraph (b) shall be retained by the Collateral Agent in an account of the Collateral Agent and shall be applied in accordance with the provisions of this Agreement. After all Events of Default have been cured or waived, the Collateral Agent shall promptly repay to each Pledgor (without interest) all dividends, interest, principal or other distributions that such Pledgor would otherwise be permitted to retain pursuant to the terms of paragraph (a)(iii) of this Section 12.02 and that remain in such account, subject to the Financing Orders.

(c) Upon the occurrence and during the continuance of an Event of Default and after the Collateral Agent (at the direction of the Required Lenders) shall have given written notice to the Borrower of the Collateral Agent’s intention to exercise its rights hereunder, all rights of any Pledgor to exercise the voting and/or consensual rights and powers it is entitled to exercise pursuant to paragraph (a)(i) of this Section 12.02, and the obligations of the Collateral Agent under paragraph (a)(ii) of this Section 12.02, shall cease, and all such rights shall thereupon become vested in the Collateral Agent, for the ratable benefit of the Secured Parties, which shall have the sole and exclusive right and authority to exercise such voting and consensual rights and powers, subject to the Financing Orders; provided that unless otherwise directed by the Required Lenders, the Collateral Agent shall have the right from time to time following and during the continuance of an Event of Default to permit the Pledgors to exercise such rights. After all Events of Default have been cured or waived, each Pledgor shall have the right to exercise the voting and/or consensual rights and powers that such Pledgor would otherwise be entitled to exercise pursuant to the terms of paragraph (a)(i) above.

(d) In order to permit the Collateral Agent to exercise the voting and other consensual rights which it may be entitled to exercise pursuant hereto and to receive all dividends and other distributions which it may be entitled to receive hereunder, each Pledgor shall promptly execute and deliver (or cause to be promptly executed and delivered) to the Collateral Agent all proxies, dividend payment orders and other instruments as are necessary or that the Collateral Agent (at the direction of the Required Lenders) may from time to time reasonably request in writing in accordance with the terms of this Section 12.02.

Section 12.03 Agent Not Partner or Limited Liability Company Member. Nothing contained in this Agreement shall be construed to make the Agent or any other Secured Party liable as a member of any limited liability company or as a partner of any partnership and neither the Agent nor any other Secured Party by virtue of this Agreement or otherwise (except as referred to in the following sentence) shall have any of the duties, obligations or liabilities of a member of any limited liability company or as a partner in any partnership. The parties hereto expressly agree that, unless the Agent shall become the absolute owner of any Pledged Equity Interests consisting of a limited liability company interest or a partnership interest pursuant hereto, this Agreement shall not be construed as creating a partnership or joint venture among the Agent, any other Secured Party, any Pledgor and/or any other Person.

Article XIII

SECURITY INTERESTS IN OTHER PERSONAL PROPERTY

Section 13.01 Security Interest. Subject to the Financing Orders, as security for the payment or performance when due (whether at the stated maturity, by acceleration or otherwise), as the case may be, in full of the Obligations, each Pledgor hereby pledges to the Collateral Agent, its successors and permitted assigns, for the benefit of the Secured Parties, and hereby grants to the Collateral Agent, its successors and permitted assigns, for the benefit of the Secured Parties, a security interest (the “Security Interest”) in all right, title and interest in or to any and all of the following assets and properties now owned or at any time hereafter acquired by such Pledgor or in which such Pledgor now has or at any time in the future may acquire any right, title or interest (collectively, the “Article 9 Collateral”):

(i) all Accounts;

(ii) all Chattel Paper;

(iii) all cash, cash equivalents and Deposit Accounts;

(iv) all Documents;

(v) all Equipment, Fixtures and other Goods;

(vi) all General Intangibles (other than Intellectual Property);

(vii) all Instruments;

(viii) all Inventory;

(ix) all Investment Property;

(x) all Letter of Credit Rights;

(xi) all Intellectual Property, together with the right to sue or otherwise recover for any past, present and future infringement, dilution, misappropriation, or other violation or impairment thereof, and all Proceeds of the foregoing, including without limitation license fees, royalties, income, payments, claims, damages and proceeds of suit, now or hereafter due and/or payable with respect thereto;

(xii) all Commercial Tort Claims, including, without limitation, those described on Schedule V hereto;

(xiii) (1) Securities Accounts, (2) Investment Property credited to Securities Accounts or Deposit Accounts from time to time and all Security Entitlements in respect thereof, (3) all cash held in any Securities Account or Deposit Account, (4) all other demand, deposit, time, savings, cash management, passbook and similar accounts maintained by such Pledgor with any bank or other financial institution and (5) all other Money in the possession of the Collateral Agent;

(xiv) all books and Records pertaining to the Article 9 Collateral;

(xv) all Proceeds, Supporting Obligations and products of (i) any and all of the foregoing, (ii) Excluded Collateral to the extent the proceeds of such Excluded Collateral is not itself Excluded Collateral and (iii) all collateral security and guarantees given by any person with respect to any of the foregoing; and

(xvi) all other “Collateral” as defined in the Financing Orders.

Notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute a grant of a Security Interest in, and each reference to Article 9 Collateral or to any relevant type or item of property constituting Article 9 Collateral shall be deemed to exclude, the following (“Excluded Collateral”): (a) any “intent-to-use” applications for trademark or service mark registrations filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, unless and until an Amendment to Allege Use or a Statement of Use under Sections 1(c) and 1(d) of the Lanham Act has been filed and accepted; (b) any governmental licenses or state or local franchises, charters and authorizations to the extent a security interest in such licenses, franchises, charters or authorizations is prohibited or restricted thereby (other than to the extent that any such prohibition would be rendered ineffective pursuant to any other applicable requirements of law, including pursuant to Section 9-406, 9-407, 9-408 or 9-409 of the Code) or any other applicable anti-assignment provisions of the Code; (c) any asset the granting of a security interest in which is prohibited or restricted by applicable law; (d) any Excluded Account, (e) any lease, license, contract or other agreement of such Loan Party if the grant of a security interest in such lease, license, contract or other agreement in the manner contemplated by the Loan Documents is prohibited under the terms of such lease, license, contract or other agreement or under applicable law or would result in default thereunder, the termination thereof or give the other parties thereto the right to terminate, accelerate or otherwise alter such Loan Party’s rights, titles and interests thereunder (including upon the giving of notice or the lapse of time or both) and (f) any segregated deposits that constitute Permitted Liens and are prohibited from being subject to other Liens.

Each Pledgor hereby irrevocably authorizes the Collateral Agent at any time and from time to time to file in any relevant jurisdiction any financing statements (including fixture filings) with respect to the Collateral (including all Article 9 Collateral consisting of Pledged Collateral) or any part thereof and amendments thereto that contain the information required by Article 9 of the Uniform Commercial Code of each applicable jurisdiction for the filing of any financing statement or amendment (or the analogous legislation of each applicable jurisdiction), including (i) whether such Pledgor is an organization, the type of organization and any organizational identification number issued to such Pledgor, (ii) in the case of a financing statement filed as a fixture filing, a sufficient description of the property to which such Article 9 Collateral relates and (iii) a description of collateral that describes such property in any other manner as the Collateral Agent may reasonably determine is necessary to ensure the perfection of the security interest in the Collateral granted under this Agreement, including describing such property as “all assets”, whether now owned or hereafter acquired, or words of similar effect. Each Pledgor agrees to provide such information to the Collateral Agent promptly upon request. For the avoidance of doubt, the Agent and Lenders each shall have no responsibility for the preparation, filing or recording of any instrument, document or financing statement or for the perfection or maintenance of any security interest created hereunder.

The Collateral Agent is further authorized to file with the United States Patent and Trademark Office or United States Copyright Office (or any successor office) such documents as may be reasonably necessary for the purpose of perfecting, continuing, enforcing or protecting the Security Interest granted by each Pledgor, without the signature of any Pledgor, and naming any Pledgor or the Pledgors as debtors and the Collateral Agent as secured party. For the avoidance of doubt, the Agent and Lenders each shall have no responsibility for the preparation, filing or recording of any instrument, document or financing statement or for the perfection or maintenance of any security interest created hereunder.

Notwithstanding the foregoing authorizations, each Pledgor agrees to file and deliver to the Collateral Agent upon recording such financing statements as are or may be necessary to establish and maintain a valid, enforceable, perfected security interest in the Collateral as provided herein and the other rights and security contemplated hereby or as the Collateral Agent may from time to time reasonably request, and authorization to the Collateral Agent hereunder shall not relieve the Pledgor of its obligation to make such filings.

Section 13.02 Security Interest Absolute. All rights of the Collateral Agent hereunder, the Security Interest in the Article 9 Collateral, the security interest in the Pledged Collateral and all obligations of each Pledgor hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the Credit Agreement, any other Loan Document, any agreement with respect to any of the Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement, any other Loan Document or any other agreement or instrument, (c) any exchange, release or non-perfection of any Lien on other collateral, or any release or amendment or waiver of or consent under or departure from any guarantee, securing or guaranteeing all or any of the Obligations or (d) subject only to termination or release of a Guarantor’s obligations hereunder in accordance with the terms of Section 7.15 hereof, any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Pledgor in respect of the Obligations or this Agreement (other than a defense of payment or performance).

All rights, remedies and powers provided in this Agreement may be exercised only to the extent that the exercise thereof does not violate any applicable provision of law, and all the provisions of this Agreement are intended to be subject to all applicable mandatory provisions of law that may be controlling and to be limited to the extent necessary so that they shall not render this Agreement invalid, unenforceable, in whole or in part, or not entitled to be recorded, registered or filed under the provisions of any applicable law.

Section 13.03 Binding Effect; Several Agreement. This Agreement shall become effective as to any party to this Agreement when a counterpart hereof executed on behalf of such party shall have been delivered to the Agent and a counterpart hereof shall have been executed on behalf of the Agent, and thereafter shall be binding upon such party and the Agent and their respective permitted successors and assigns, and shall inure to the benefit of such party, the Agent and the other Secured Parties and their respective permitted successors and assigns, except that no party shall have the right to assign or transfer its rights or obligations hereunder or any interest herein or in the Collateral (and any such assignment or transfer shall be void) except as expressly contemplated by this Agreement or any other Loan Document. This Agreement shall be construed as a separate agreement with respect to each Loan Party and may be amended, modified, supplemented, waived or released with respect to any Loan Party without the approval of any other Loan Party and without affecting the obligations of any other Loan Party hereunder.

Section 13.04 Agent’s Fees and Expenses; Indemnification. The parties hereto agree that the Agent shall be entitled to payment of fees and reimbursement of its expenses incurred hereunder pursuant to the Agent Fee Letter and to be indemnified and held harmless by each Pledgor, jointly with the other Pledgors and severally, as provided in Sections 10.04 and 10.05 of the Credit Agreement and such provisions shall be incorporated by reference herein and apply to each Pledgor mutatis mutandis. The Lenders, by acceptance of the benefits of this Agreement, hereby acknowledge and agree that the rights, privileges and immunities in the Credit Agreement (including without limitation Article IX thereof) and the other Loan Documents shall be incorporated by reference herein and apply to each Lender mutatis mutandis. This Section 13.01 shall survive the termination of this Agreement or any other Loan Document, the repayment of the Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, the resignation or removal of the Agent or any investigation made by or on behalf of any Secured Party.

Section 13.05 Collateral Agent Appointed Attorney-in-Fact. Each Pledgor hereby irrevocably appoints the Collateral Agent the attorney-in-fact of such Pledgor for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instrument that the Collateral Agent may deem necessary to accomplish the purposes hereof subject to the Financing Orders, which appointment is irrevocable and coupled with an interest. The Collateral Agent shall have the right, upon the occurrence and during the continuance of an Event of Default and at the direction of the Required Lenders, subject to the Financing Orders, with full power of substitution either in the Collateral Agent’s name or in the name of such Pledgor, (a) to receive, endorse, assign or deliver any and all notes, acceptances, checks, drafts, money orders or other evidences of payment relating to the Collateral or any part thereof, (b) to demand, collect, receive payment of, give receipt for and give discharges and releases of all or any of the Collateral, (c) to ask for, demand, sue for, collect, receive and give acquittance for any and all moneys due or to become due under and by virtue of any Collateral, (d) to sign the name of any Pledgor on any invoice or bill of lading relating to any of the Collateral, (e) to send verifications of Accounts to any Account Debtor, (f) to commence and prosecute any and all suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect or otherwise realize on all or any of the Collateral or to enforce any rights in respect of any Collateral, (g) to settle, compromise, compound, adjust or defend any actions, suits or proceedings relating to all or any of the Collateral, (h) to notify, or to require any Pledgor to notify, Account Debtors to make payment directly to the Collateral Agent, and (i) to use, sell, assign, transfer, pledge, make any agreement with respect to or otherwise deal with all or any of the Collateral, and to do all other acts and things necessary to carry out the purposes of this Agreement, as fully and completely as though the Collateral Agent were the absolute owner of the Collateral for all purposes; provided that nothing herein contained shall be construed as requiring or obligating the Agent to make any commitment or to make any inquiry as to the nature or sufficiency of any payment received by the Agent, or to present or file any claim or notice, or to take any action with respect to the Collateral or any part thereof or the moneys due or to become due in respect thereof or any property covered thereby. The Agent and the other Secured Parties shall be accountable only for amounts actually received as a result of the exercise of the powers granted to them herein, and neither they nor their officers, directors, employees or agents shall be responsible to any Pledgor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct. Each Pledgor acknowledges that the rights and responsibilities of the Agent under this Agreement with respect to any action taken by the Agent or the exercise or non-exercise by the Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Agent and the Secured Parties, be governed by the Credit Agreement and such other agreements with respect thereto as may exist from time to time among them, but, as between the Agent and the Pledgors, the Agent shall be conclusively presumed to be acting as agent for the applicable Secured Parties with full and valid authority so to act or refrain from acting, and no Pledgor shall be under any obligation, or entitlement, to make any inquiry respecting such authority. The Collateral Agent shall be entitled to all of the rights, privileges and immunities entitled to it as set forth in the Credit Agreement and the other Loan Documents, including those rights, privileges and immunities provided to the Collateral Agent and Administrative Agent, as applicable, whether or not expressly set forth herein.

Section 13.06 Additional Subsidiaries. Upon execution and delivery by the Collateral Agent and any Subsidiary that is required to become a party hereto by the Credit Agreement of an instrument in the form and substance satisfactory to Collateral Agent (as directed by Required Lenders), such Subsidiary shall become a Subsidiary Loan Party hereunder with the same force and effect as if originally named as a Subsidiary Loan Party herein. The execution and delivery of any such instrument shall not require the consent of any other party to this Agreement. The rights and obligations of each party to this Agreement shall remain in full force and effect notwithstanding the addition of any new party to this Agreement.

Section 13.07 Financing Orders; Matters Relating to Security.

(e) Notwithstanding anything herein to the contrary, the provisions of this Agreement are subject to the terms, covenants, conditions and provisions of the applicable Financing Order. In the event of any conflict between the terms of this Agreement and the applicable Financing Order, the terms of the applicable Financing Order, shall govern and control.

(f) The security interest granted by and pursuant to this Agreement may be independently granted by the applicable Financing Order and the Loan Documents. This Agreement, applicable Financing Order and such other Loan Documents supplement each other, and the grants, priorities, rights and remedies of the Agent and Secured Parties hereunder and thereunder are cumulative.

(g) The security interest hereunder shall be deemed valid, binding, continuing, enforceable and fully perfected Liens on the Collateral by entry of, and subject to, applicable Financing Order. Notwithstanding anything in this Agreement, the Collateral Agent shall not be required to file any financing statements, notices of Lien or similar instruments in any jurisdiction or filing office or to take any other action in order to validate or perfect the Liens and security interests granted by or pursuant to this Agreement, applicable Financing Order or any other Loan Document.

The security interest, the priority of the security interest, and the other rights and remedies granted to the Collateral Agent pursuant to this Agreement, applicable Financing Order, and the other Loan Documents (specifically including but not limited to the existence, validity, enforceability, extent, perfection and priority of the security interest) and the administrative superpriority provided herein and therein shall not be modified, altered or impaired in any manner by any other financing or extension of credit or incurrence of debt by any Pledgor (pursuant to Section 364 of the Bankruptcy Code or otherwise), or by any dismissal or conversion of the Bankruptcy case, or by any other act or omission whatsoever.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

ACORDA THERAPEUTICS, INC.

By:

Name:

Title:

CIVITAS THERAPEUTICS, INC.

By:

Name:

Title:

BIOTIE THERAPIES, LLC

By:

Name:

Title:

BIOTIE THERAPIES AG

By:

Name:

Title:

NEURONEX, INC.

By:

Name:

Title:

ACORDA THERAPEUTICS LIMITED

By:

Name:

Title:

[Signature Page to Debtor-in-Possession Credit Agreement]